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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE ESTÉE LAUDER COMPANIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The Estée Lauder Companies Inc. 767 Fifth Avenue New York, New York 10153
William P. Lauder Executive Chairman
September 24, 2014

Dear Fellow Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders. It will be held in New York City on Friday, November 14, 2014, at 10:00 a.m., local time, at the JW Marriott Essex House New York, where we will ask you to vote on the election of five nominees as directors to serve until the 2017 Annual Meeting of Stockholders, to vote on the ratification of the Audit Committee's appointment of KPMG LLP as independent auditors for the 2015 fiscal year, and to vote to approve executive compensation on an advisory basis.

        Please vote your shares using the Internet or telephone, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card you will receive in response to your request. Instructions on each of these voting methods are outlined in the enclosed Proxy Statement. Please vote as soon as possible.

        I look forward to seeing you at the Annual Meeting.

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY SUBMIT YOUR PROXY
BY INTERNET, TELEPHONE, OR MAIL.

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:

  Friday, November 14, 2014, at 10:00 a.m., local time

Place:

  JW Marriott Essex House New York
  Grand Salon
  160 Central Park South
  New York, New York

Items of Business:

  1.
  To elect the five nominees as directors to serve until the 2017 Annual Meeting of Stockholders;

  2.
  To ratify the Audit Committee's appointment of KPMG LLP as independent auditors for the 2015 fiscal year; and

  3.
  To provide an advisory vote to approve executive compensation.

        We also will transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting.

By Order of the Board of Directors
SPENCER G. SMUL Senior Vice President, Deputy General Counsel and Secretary
New York, New York September 24, 2014

        THE BOARD OF DIRECTORS URGES YOU TO VOTE BY INTERNET OR BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 14, 2014: The Company's Proxy Statement for the 2014 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended June 30, 2014 are available at www.envisionreports.com/EL.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting.

2014 Annual Meeting of Stockholders

Date and Time:	November 14, 2014 at 10:00 a.m.
Place:	JW Marriott Essex House New York Grand Salon 160 Central Park South New York, New York

Voting Matters

Items of Business		Board Recommendation	Proxy Statement Disclosure
1.	Election of Class III Directors	FOR each director nominee	Page 8
2.	Ratification of Appointment of KPMG LLP as Independent Auditors	FOR	Page 87
3.	Advisory Vote to Approve Executive Compensation	FOR	Page 88

Director Nominees

        The following table provides information about the Class III Director Nominees standing for election to serve until the 2017 Annual Meeting of Stockholders. Information about all the Directors can be found in this Proxy Statement beginning on page 8.

Nominee	Current Position	Committee Membership
Charlene Barshefsky	Senior International Partner, WilmerHale	Nominating and Board Affairs Committee
Wei Sun Christianson	Managing Director and Co-Chief Executive Officer of Asia Pacific and Chief Executive Officer of China at Morgan Stanley	Nominating and Board Affairs Committee
Fabrizio Freda	President and Chief Executive Officer of The Estée Lauder Companies Inc.	None
Jane Lauder	Global Brand President, Clinique	None
Leonard A. Lauder	Chairman Emeritus of The Estée Lauder Companies Inc.	None

 Executive Compensation Highlights

        As noted in the "Compensation Discussion and Analysis" below, our overall Company performance is attributable to the ongoing determination and collective talents and efforts of our executive officers, other members of management, and all of our employees. We continue to successfully execute against our long-term strategy and, in fiscal 2014, achieved several record results and milestones, including $10.79 billion in adjusted net sales, 16.1% in adjusted operating margin, and over $1.5 billion in cash flow from operations. Highlights of our recent performance include:

Financial Metric	Fiscal 2014	Change over Prior Year	3-Year Compound Annual Growth Rate (or Basis Point Improvement)	5-Year Compound Annual Growth Rate (or Basis Point Improvement)
Net Sales	$10.97 billion	7.7%	7.6%	8.4%
Net Sales as adjusted(1)	$10.79 billion	6.0%	7.0%	8.0%
Operating Margin	16.7%	+170bp	+430bp	+1,100bp
Operating Margin as adjusted(1)	16.1%	+90bp	+310bp	+910bp
Diluted EPS	$3.06	18.6%	20.7%	40.9%
Diluted EPS as adjusted(1)	$2.95	11.5%	16.9%	33.0%
Return on Invested Capital(2)	24.8%	+60bp	+270bp	+1,430bp
Cash Flow from Operations	$1.54 billion	25.2%	14.3%	17.1%
TSR	14.2%	—	13.6%	37.0%
TSR – S&P 500 Composite	24.6%	—	16.6%	18.8%

(1)
Adjusted results exclude the impact of returns, charges, and adjustments associated with restructuring activities, the acceleration of sales orders in fiscal 2014 by some retailers in advance of the Company's July 2014 implementation of its Strategic Modernization Initiative in certain global locations, a charge related to the fiscal 2014 remeasurement of net monetary assets in Venezuela, and a charge for interest expense on debt extinguishment in fiscal 2013. See Annex A for reconciliation information about these non-GAAP financial measures.

(2)
Excludes returns, charges, and adjustments associated with restructuring activities in each period.

        In fiscal 2014, we also raised the common stock dividend 11%, repurchased 9.6 million shares for $667 million, and used $510 million of cash flow from operations for capital expenditures. Over the five-year period ended June 30, 2014, the total market value of the Company increased by 342% or approximately $22 billion.

        The following summarizes certain executive compensation decisions that affected compensation in, or relating to, fiscal 2014:

  •
  The Compensation Committee authorized increases in compensation for fiscal 2014 for the President and Chief Executive Officer and certain other Named Executive Officers ("NEOs"), in recognition of strong and sustained individual and Company performance. On average, fiscal 2014 target compensation for the NEOs increased less than 3%.

  •
  Mr. Freda's base salary remained at $1.75 million, his bonus opportunity was increased to $4.0 million, and his equity target was increased to $6.75 million, resulting in target direct annual compensation of $12.5 million for fiscal 2014, an increase of 4.2% from fiscal 2013.

  •
  Our NEOs achieved fiscal 2014 payout percentages under the Executive Annual Incentive Plan ranging from 113.7% to 125% out of a possible maximum of 150% of target bonus opportunities.

  •
  The stock-based compensation awarded to our NEOs in fiscal 2014 was based on target grant levels and an assessment of each officer's performance and his or her expected future contributions. The Stock Plan Subcommittee (the "Subcommittee") shifted the allocation of the total value of annual equity grants for executive officers to increase the weighting on performance share units ("PSUs"), while maintaining a balance among motivating the executive officers, rewarding performance, mitigating risk, and helping the executive officers increase their equity ownership. The current equity mix is equally weighted between stock options, restricted stock units, and PSUs. Previously, they had been weighted 50%, 25%, and 25%, respectively.

  •
  As a result of the strong performance over the three-year period ended June 30, 2014, the PSUs granted to our executive officers resulted in an aggregate payout of 145.3% of target.

  •
  In August 2014, the Subcommittee approved the payout for the market share unit ("MSU") granted to Mr. Freda in February 2011. Based on our Company's stock price, which increased by over 60% during the performance period, Mr. Freda received the maximum number of shares (320,000) under this incentive award.

        For more complete information about our executive compensation philosophy and approach, please see additional information below in "Executive Compensation" including "Compensation Discussion and Analysis."

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153

September 24, 2014

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 14, 2014

Annual Meeting and Voting

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Estée Lauder Companies Inc. (the "Company," "we," or "us"), a Delaware corporation, to be voted at the Annual Meeting of Stockholders to be held in the Grand Salon at the JW Marriott Essex House New York, 160 Central Park South, New York, New York, on Friday, November 14, 2014, at 10:00 a.m., local time, and at any adjournment or postponement of the meeting. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders, or being made available through the Internet for those stockholders receiving their proxy materials electronically, is September 30, 2014.

Admission to the Meeting

Admission to the meeting will require a ticket. If you are a stockholder of record and plan to attend, please check the appropriate box on the proxy card, or so indicate when you vote by telephone or Internet, and an admission ticket will be mailed to you. Please bring photo identification if you attend the meeting. If you are a stockholder whose shares are held through an intermediary, such as a bank or broker, and you plan to attend, please request an admission ticket by writing to the Investor Relations Department at The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. Evidence of your ownership of shares of our Common Stock on September 15, 2014 (the "Record Date"), which you can obtain from your bank, broker, or other intermediary, must accompany your letter.

Who May Vote?

Only stockholders of record of shares of Class A Common Stock or Class B Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting or at any adjournment or postponement of the meeting. Each owner of record of Class A Common Stock on the Record Date is entitled to one vote for each share of Class A Common Stock. Each owner of record of Class B Common Stock on the Record Date is entitled to ten votes for each share of Class B Common Stock. On September 15, 2014, there were 233,009,447 shares of Class A Common Stock and 148,196,137 shares of Class B Common Stock issued and outstanding.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to furnish to our stockholders this Proxy Statement and our Fiscal 2014 Annual Report by providing access to these documents on the Internet rather than mailing printed copies. Accordingly, a Notice of Internet Availability of Proxy Materials (the "Notice") is being mailed to our stockholders of record and beneficial owners (other than those who previously requested printed copies or electronic delivery of our proxy materials), which will direct stockholders to a website where they can access our proxy materials and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

How do I cast my vote if I am a stockholder of record?

If you are a stockholder of record (which means your shares are registered directly in your name with the Company's transfer agent, Computershare, Inc., or you have a physical stock certificate), you can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting. If you choose to vote by proxy, you may do so by using the Internet or the telephone, or by requesting a printed copy of our proxy materials and completing and returning by mail the proxy card you will receive in response to your request.

Whichever method you use, each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions. To ensure that your proxy is voted, it should be received by the close of business on November 13, 2014. If you submit a proxy without giving instructions, your shares will be voted as recommended by the Board of Directors.

How do I cast my vote if my shares are held in "street name"?

If you are a beneficial owner of shares held in a stock brokerage account or by a bank or other nominee (i.e. in "street name"), you are invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record. A legal proxy may be obtained from your broker, bank, or nominee.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you will receive voting instructions from your broker, bank, or nominee describing the available processes for voting your stock.

If your shares are held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the Annual Meeting, i.e. the ratification of the appointment of KPMG LLP (Item 2).

Important Consideration for "street name" holders. You must instruct your broker if you want your shares to be counted in the election of directors at the Annual Meeting (Item 1) and the advisory vote to approve executive compensation (Item 3). New York Stock Exchange rules prevent your broker from voting your shares on these matters without your instructions. Please follow the instructions provided by your broker so that your vote can be counted.

May I change my vote?

All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons submitting them by giving written notice to the Secretary of the Company at the mailing address set forth below, by submitting a later-dated proxy (either by mail, telephone, or Internet) or by voting in person at the Annual Meeting. The mailing address of our principal executive offices is 767 Fifth Avenue, New York, New York 10153.

What constitutes a quorum?

The holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally, present in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, broker non-votes, and votes withheld are included in the count to determine a quorum.

What if a quorum is not represented at the Annual Meeting?

In the event that a quorum does not exist, the Executive Chairman or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting. At a subsequent meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

How many votes are required to approve a proposal?

The following table notes for each proposal: (i) the vote required of Class A Common Stock and Class B Common Stock (voting together) for approval; (ii) whether abstentions count as votes cast; and (iii) whether broker discretionary voting is allowed.

Proposal	Vote required	Do abstentions count as votes cast?	Is broker discretionary voting allowed?
Item 1: Election of Class III Directors	Plurality of Votes Cast*	Not Applicable	No
Item 2: Ratify approval of KPMG LLP's appointment	Majority of Votes Cast	No	Yes
Item 3: Advisory vote to approve Executive Compensation	Majority of Votes Cast**	No	No

*
In the election of directors (Item 1), shares present at the Annual Meeting that are not voted for a particular nominee, broker non-votes, and shares present by proxy where the stockholder withholds authority to vote for the nominee will not be counted toward the nominee's achievement of a plurality.

**
The advisory vote to approve executive compensation (Item 3) is not binding on the Company. However, the Compensation Committee and the Stock Plan Subcommittee, which are responsible for designing and administering the Company's executive compensation program, value the opinions expressed by stockholders. See "Compensation Discussion and Analysis – Advisory Vote on Executive Compensation" below.

Abstentions and broker non-votes, while not counted as votes cast for the proposals, will have the practical effect of reducing the number of votes in favor of such proposals.

How will my shares be voted?

All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In the election of directors to serve until the Annual Meeting of Stockholders in 2017 (Item 1), stockholders may vote in favor of, or withhold their votes from, each nominee. Regarding the ratification of the appointment of KPMG LLP (Item 2) and the advisory vote to approve executive compensation (Item 3), stockholders may vote in favor of the proposal, may vote against the proposal, or may abstain from voting. Stockholders should specify their choices on the enclosed proxy card or pursuant to the instructions thereon for telephone or Internet voting. If no specific choices are indicated, the shares represented by a properly submitted proxy will be voted:

1.
FOR the election of each nominee as director;

2.
FOR the ratification of the appointment of KPMG LLP as independent auditors; and

3.
FOR the advisory resolution to approve executive compensation.

If you have returned your signed and completed proxy card, and other matters are properly presented at the Annual Meeting of Stockholders for consideration, the proxy holders appointed by the Board of Directors (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.

Who will count the vote?

Representatives of Computershare, Inc. will tabulate the votes and act as inspectors of election.

May I see a list of stockholders entitled to vote as of the Record Date?

A list of registered stockholders as of the close of business on September 15, 2014 will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours from November 4, 2014 through November 13, 2014 at the office of Spencer G. Smul, Senior Vice President, Deputy General Counsel and Secretary of the Company, at 767 Fifth Avenue, New York, New York 10153.

Can I access the Notice of Annual Meeting, Proxy Statement, Annual Report, and Form 10-K on the Internet?

Our Proxy Statement (including Notice of Annual Meeting) and Fiscal 2014 Annual Report to Stockholders are available at www.envisionreports.com/EL.

These proxy materials are also available, along with the Annual Report on Form 10-K for the fiscal year ended June 30, 2014, in "Reports and Filings" of the "Investor Relations" section of our website at www.elcompanies.com. Instead of receiving future copies of our Proxy Statement (including Notice of Annual Meeting) and Annual Report by mail, stockholders can access these materials online. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and will also give you an electronic link to the proxy voting site.

Stockholders of record can enroll in Investor Centre™ at www.computershare.com/investor for online access to future proxy materials.

If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

ELECTION OF DIRECTORS
(Item 1)

Board of Directors

        Currently, the Board of Directors is comprised of fifteen directors. The directors are divided into three classes, each serving for a period of three years.

        The stockholders elect one class of the members of the Board of Directors annually. The directors whose terms will expire at the 2014 Annual Meeting of Stockholders are Charlene Barshefsky, Wei Sun Christianson, Fabrizio Freda, Jane Lauder, and Leonard A. Lauder, each of whom has been nominated to stand for re-election as a director at the 2014 Annual Meeting, to hold office until the 2017 Annual Meeting and until his or her successor is elected and qualified. In the unanticipated event that one or more of these nominees is unable or declines to serve for any reason, the Board of Directors may reduce the number of directors or take action to fill the vacancy or vacancies. In addition to the director biographies below, see "Additional Information Regarding the Board of Directors – Director Qualifications" below.

        The Board recommends a vote FOR each nominee as a director to hold office until the 2017 Annual Meeting. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

NOMINEES FOR ELECTION TO TERM EXPIRING 2017 (CLASS III)
Charlene Barshefsky Director since 2001 Age 64

Ambassador Barshefsky is Senior International Partner at the law firm of WilmerHale in Washington, D.C. Prior to joining the law firm, she was the United States Trade Representative from 1997 to 2001, and Deputy United States Trade Representative and Acting United States Trade Representative from 1993 to 1996. Ambassador Barshefsky is also a director of American Express Company, Starwood Hotels & Resorts Worldwide, Inc., and Intel Corporation. In addition, she is a member of the Council on Foreign Relations and a Trustee of the Howard Hughes Medical Institute.

Ambassador Barshefsky is a member of the Nominating and Board Affairs Committee.

Wei Sun Christianson Director since 2011 Age 58

Ms. Christianson is a Managing Director and Co-Chief Executive Officer of Asia Pacific and Chief Executive Officer of China at Morgan Stanley based in Beijing. In addition to her regional role, Ms. Christianson is responsible for all aspects of Morgan Stanley's operations in China and is a member of Morgan Stanley's Management Committee. Prior to rejoining Morgan Stanley in 2006, she was the Chairman of China for Citigroup Global Markets (Asia Ltd.) and previously served as Chairman of China and Country Manager for Credit Suisse First Boston. Ms. Christianson held an earlier position at Morgan Stanley beginning in 1998 as Executive Director and Beijing Representative. She was previously an Associate Director of the Corporate Finance Department at the Hong Kong Securities and Finance Commission (SFC) where she was instrumental in developing the regulatory framework for the public listing of Mainland Chinese securities in Hong Kong. She also worked as an attorney in the New York offices of Orrick, Herrington & Sutcliffe LLP. Ms. Christianson also serves on the Board of Trustees at Amherst College.

Ms. Christianson is a member of the Nominating and Board Affairs Committee.
Fabrizio Freda Director since 2009 Age 57

Mr. Freda has served as President and Chief Executive Officer of the Company since July 2009. During this period, he has continued to lead the implementation of our long-term strategy that has resulted in a substantial increase in our market capitalization. From March 2008 through June 2009, he was President and Chief Operating Officer where he oversaw the Clinique, Bobbi Brown, La Mer, Jo Malone, Aveda, and Bumble and bumble brands, and the Aramis and Designer Fragrances division. He also was responsible for the Company's International Division, as well as Global Operations, Research and Development, Packaging, Quality Assurance, Merchandise Design, Corporate Store Design, and Retail Store Operations. Prior to joining the Company, Mr. Freda served in a number of positions of increasing responsibility at The Procter & Gamble Company ("P&G"), where he was responsible for various operating, marketing, and key strategic efforts for over 20 years. From 2001 through 2007, Mr. Freda was President, Global Snacks, at P&G. Mr. Freda also spent more than a decade in the Health and Beauty Care division at P&G. From 1986 to 1988 he directed marketing and strategic planning for Gucci SpA. Mr. Freda is also a member of the Board of Directors of BlackRock, Inc., a global investment manager.

Jane Lauder Director since 2009 Age 41

Ms. Lauder has served as Global Brand President, Clinique, since April 2014. Immediately prior to that, she was Global President, General Manager of the Origins, Ojon, and Darphin brands. From July 2008 until July 2010, she was Senior Vice President/General Manager of the Origins brand. From July 2006 until July 2008, she was Senior Vice President, Global Marketing for Clinique. From 2003 through July 2006, Ms. Lauder was Vice President of Marketing for BeautyBank, where she spearheaded the creation and launch of the skin care and cosmetics line, American Beauty, as well as Flirt! From 2001 through 2003, she was Vice President of Marketing for the Stila brand. Ms. Lauder began her career with the Company in 1996 at Clinique.
Leonard A. Lauder Director since 1958 Age 81

Mr. Lauder is Chairman Emeritus of the Company. He was Chairman of the Board of Directors from 1995 through June 2009 and served as the Company's Chief Executive Officer from 1982 through 1999 and President from 1972 until 1995. Mr. Lauder formally joined the Company in 1958 after serving as an officer in the United States Navy. Since joining, he has held various positions, including executive officer positions other than those described above. He is Chairman Emeritus of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of The University of Pennsylvania, a Trustee of The Aspen Institute, and the co-founder and Co-Chairman of the Alzheimer's Drug Discovery Foundation. He also served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.
INCUMBENT DIRECTORS – TERM EXPIRING 2015 (CLASS I)
Rose Marie Bravo, CBE Director since 2003 Age 63

Ms. Bravo is a retail and marketing consultant. She was Vice Chairman of Burberry Group Plc from July 2006 to July 2007. Prior to that, she was Burberry's Chief Executive from 1997 to July 2006. Prior to her appointment at Burberry, Ms. Bravo was President of Saks Fifth Avenue from 1992, with responsibility for merchandising, marketing, and product development. From 1974 to 1992, Ms. Bravo held a number of positions at R.H. Macy & Co., culminating as Chairman and Chief Executive Officer of the U.S. retailer I. Magnin from 1987 to 1992. Ms. Bravo is also a member of the Board of Directors of Tiffany & Co. and of Williams-Sonoma, Inc. She also serves on the Board of Directors of Phoenix House Foundation.

Ms. Bravo is a member of the Compensation Committee and Stock Plan Subcommittee.

Paul J. Fribourg Director since 2006 Age 60

Mr. Fribourg is the Chairman and Chief Executive Officer of Continental Grain Company, which is an international agribusiness and investment company with investments in the poultry and pork businesses, since July 1997. Mr. Fribourg joined Continental Grain Company (formerly known as ContiGroup Companies, Inc.) in 1976 and worked in various positions there with increasing responsibility in both the United States and Europe. Mr. Fribourg is also a director of Loews Corporation, Burger King Worldwide, Inc., and Apollo Global Management, LLC. Additionally, within the past five years, he served as a director of Smithfield Foods, Inc. He also serves as a member of Rabobank's International North American Agribusiness Advisory Board, and as a Board member and member of the Executive Committee of Castleton Commodities International LLC. He has been a member of the Council on Foreign Relations since 1985.

Mr. Fribourg is a member of the Audit Committee, the Compensation Committee, and the Stock Plan Subcommittee.
Mellody Hobson Director since 2005 Age 45

Ms. Hobson serves as the President of Ariel Investments, LLC (Chicago-based investment management firm and adviser to the mutual funds offered by the Ariel Investment Trust) since 2000, and as President and Director of its governing member, Ariel Capital Management Holdings, Inc. She also serves as President (since 2002) and Chairman of the Board of Trustees (Chairman since 2006, trustee since 1993) of the Ariel Investment Trust (registered investment company). Ms. Hobson is also Chairman of the Board of DreamWorks Animation SKG, Inc. and a member of the Board of Directors of Starbucks Corporation. Additionally, within the past five years, she served as a director of Groupon, Inc. Ms. Hobson also works with a variety of civic and professional institutions, including serving as Chairman of After School Matters, and as board member of the Chicago Public Education Fund and the Sundance Institute.

Ms. Hobson is a member of the Audit Committee.
Irvine O. Hockaday, Jr. Director since 2001 Age 78

Mr. Hockaday is the former President and Chief Executive Officer of Hallmark Cards, Inc. He retired in December 2001. Prior to joining Hallmark in 1983, he was President and Chief Executive Officer of Kansas City Southern Industries,  Inc. Mr. Hockaday was a member of the Hallmark Board of Directors from 1978 until January 2002. He is a director of Aratana Therapeutics, Inc. Additionally, within the past five years, Mr. Hockaday served as a director of Crown Media Holdings, Inc., Ford Motor Company, and Sprint Nextel Corporation.

Mr. Hockaday is Presiding Director and Chair of the Audit Committee.

Barry S. Sternlicht Director since 2004 Age 53

Mr. Sternlicht is Chairman and Chief Executive Officer of Starwood Capital Group, the private investment firm he formed in 1991 that is focused on global real estate, hotel management, oil and gas, energy infrastructure, and securities trading. He also serves as Chairman of Starwood Property Trust, Inc., a commercial mortgage REIT, Starwood Waypoint Residential Trust, and TRI Pointe Homes. Mr. Sternlicht is a member of the Board of Directors of Restoration Hardware Holdings,  Inc. and Riviera Holdings Corporation. He is Chairman of the Board of Societé du Louvre and Baccarat S.A. Additionally, he serves as Chairman of the Board of The Robin Hood Foundation, and is on the board of the Dreamland Film & Performing Arts Center and the Executive Advisory Board of Americans for the Arts. Mr. Sternlicht is a trustee of Brown University and serves on the boards of numerous other civic organizations and charities. From 1995 through early 2005, Mr. Sternlicht was Chairman and CEO of Starwood Hotels & Resorts Worldwide, Inc., a company he founded in 1995.

Mr. Sternlicht is a member of the Nominating and Board Affairs Committee.
INCUMBENT DIRECTORS – TERM EXPIRING 2016 (CLASS II)
Aerin Lauder Director since 2004 Age 44

Ms. Lauder is the Creative Director and Chairman of Aerin LLC, a luxury lifestyle brand that she formed in April 2011. She also serves as Style and Image Director for the Estée Lauder brand. From July 2004 through April 2011, Ms. Lauder was Senior Vice President, Creative Director for the Estée Lauder brand. From April 2001 through June 2004, she was Vice President of Global Advertising for the brand. From 1997 through April 2001, she was Executive Director, Creative Marketing, helping to define and enhance the Estée Lauder brand image. From 1995 to 1997, she was Director, Creative Product Development for the Estée Lauder brand. Ms. Lauder joined the Company in 1992 as a member of the Prescriptives marketing team. She is a member of the Education Committee for the Board of Trustees at The Metropolitan Museum of Art and is a member of the International Council of the Museum of Modern Art.

William P. Lauder Director since 1996 Age 54

Mr. Lauder is Executive Chairman of the Company and, in such role, he is Chairman of the Board of Directors. He was Chief Executive Officer of the Company from March 2008 through June 2009 and President and Chief Executive Officer from July 2004 through February 2008. From January 2003 through June 2004, he was Chief Operating Officer. From July 2001 through 2002, he was Group President, responsible for the worldwide business of the Clinique and Origins brands and the Company's retail store and online operations. From 1998 to 2001, he was President of Clinique Laboratories, LLC. Prior to 1998, he was President of Origins Natural Resources Inc., and he had been the senior officer of that division since its inception in 1990. Prior thereto, he served in various positions since joining the Company in 1986. He is a member of the Board of Directors of Jarden Corporation. Additionally, within the past five years, Mr. Lauder served as a director of GLG Partners, Inc. and True Temper Sports, Inc. He also currently serves as Chairman of the Board of the Fresh Air Fund and a member of the Boards of Trustees of The University of Pennsylvania and The Trinity School in New York City, the Boards of Directors of the 92nd Street Y and the Partnership for New York City, and the Advisory Board of Zelnick Media.

Mr. Lauder is a member of the Nominating and Board Affairs Committee.

Richard D. Parsons Director since 1999 Age 66

Mr. Parsons is a senior advisor to Providence Equity Partners LLC since 2009. From 1996 until 2012, he was a director of Citigroup Inc. and served as its Chairman from February 2009 to April 2012. From May 2003 until his retirement in December 2008, he served as Chairman of the Board of Time Warner Inc. From May 2002 until December 2007, he served as Chief Executive Officer of Time Warner Inc. From January 2001 until May 2002, Mr. Parsons was Co-Chief Operating Officer of AOL Time Warner. From 1995 until the merger with America On-Line Inc., he was President of Time Warner Inc. From 1990 through 1994, he was Chairman and Chief Executive Officer of Dime Bancorp, Inc. Additionally, within the past five years, Mr. Parsons served as a director of The Madison Square Garden Company. He is currently a member of the Board of Lazard Ltd. In May 2014, Mr. Parsons was named Interim CEO of the Los Angeles Clippers. Among his numerous community activities, he is Chairman of the Apollo Theatre Foundation, and serves on the Boards of The American Museum of Natural History and The Museum of Modern Art.

Mr. Parsons is Chair of the Compensation Committee and is a member of the Nominating and Board Affairs Committee.

Lynn Forester de Rothschild Director since 2000 Age 60

Lady de Rothschild has been, since June 2002, the Chief Executive of E.L. Rothschild LLC, a private investment company with investments in media, information technology, agriculture, and real estate worldwide. Holdings include The Economist Group (UK), real estate and financial services. Lady de Rothschild has been a director of The Economist Newspaper Limited since October 2002. From 2004 to 2007, she was also Co-Chair of FieldFresh Pvt. Ltd., a 50-50 joint venture with Bharti Enterprises, established to develop the agricultural sector in India. From 1989 to 2002, she was President and Chief Executive Officer of FirstMark Holdings, Inc., which owned various telecommunications companies worldwide. She was Executive Vice President for Development at Metromedia Telecommunications, Inc. from 1984 to 1989, and an associate at the law firm of Simpson, Thacher and Bartlett LLP in New York City until 1984. She is a trustee or board member of the Peterson Institute for International Economics, FAI (Fondo per L'Ambiente Italiano), the ERANDA Foundation (de Rothschild family foundation), the Alfred Herrhausen Society for International Dialogue of Deutsche Bank, the International Advisory Board of Columbia University School of Law, and the Alzheimer Drug Discovery Foundation. Lady de Rothschild is a member of the Council on Foreign Relations (USA), Chatham House (UK), the International Advisory Council of Asia House (UK), the International Institute of Strategic Studies (UK), and the Foreign Policy Association (USA).

Lady de Rothschild is Chair of the Nominating and Board Affairs Committee.
Richard F. Zannino Director since 2010 Age 55

Mr. Zannino is a Managing Director at the private equity firm CCMP Capital Advisors, LLC, a position he has held since July 2009. He is on the firm's Investment Committee and co-heads the consumer, retail, and media practices. Prior to joining CCMP Capital, he was an independent retail and media advisor from February 2008 to June 2009. He was Chief Executive Officer and a member of the Board of Directors of Dow Jones & Company, Inc. from February 2006 until his resignation in January 2008, shortly after its acquisition by News Corp. Mr. Zannino joined Dow Jones as Executive Vice President and Chief Financial Officer in February 2001 and was promoted to Chief Operating Officer in July 2002. From 1998 to 2001, he was Executive Vice President of Liz Claiborne, Inc., where he oversaw the finance, administration, retail, fragrance, and licensing divisions. From 1993 to 1998, Mr. Zannino was with Saks Fifth Avenue, serving as Vice President and Treasurer, Senior Vice President, Finance and Merchandise Planning, and then Executive Vice President and Chief Financial Officer. Mr. Zannino is a director of IAC/InterActiveCorp and Francesca's Holdings Corporation. Mr. Zannino also serves on the Board of Trustees of Pace University.

Mr. Zannino is a member of the Audit Committee, the Compensation Committee, and the Stock Plan Subcommittee.

Additional Information Regarding the Board of Directors

        Stockholders' Agreement and Lauder Family Control.  All Lauder Family Members (other than The 4202 Corporation) who beneficially own shares of Common Stock have agreed pursuant to a stockholders' agreement with the Company (the "Stockholders' Agreement") to vote all shares beneficially owned by them for Leonard A. Lauder (or for one of his sons), Ronald S. Lauder (or for one of his daughters), and one person, if any, designated by each as a director of the Company. Aerin Lauder and Jane Lauder are parties to the Stockholders' Agreement solely as trustees of certain trusts. The term "Lauder Family Members" is defined below (see "Certain Relationships and Related Transactions – Lauder Family Relationships and Compensation" below). Lauder Family Members who are parties to the Stockholders' Agreement beneficially owned, in the aggregate, on September 15, 2014, shares of Common Stock having approximately 83% of the voting power of the Company. The right of each of Leonard A. Lauder (or his sons) and Ronald S. Lauder (or his daughters) to designate a nominee exists only when he (including his descendants) beneficially owns (other than by reason of the Stockholders' Agreement) shares of Common Stock with at least 10% of the total voting power of the Company. Currently, William P. Lauder is the nominee of Leonard A. Lauder, and Aerin Lauder and Jane Lauder are the nominees of Ronald S. Lauder. The right of each of Leonard A. Lauder (or one of his sons) and Ronald S. Lauder (or one of his daughters) to be nominated will exist so long as he (including his descendants) beneficially owns shares of Common Stock with at least 5% of the total voting power of the Company. In the event that Leonard A. Lauder ceases to be a member of the Board of Directors by reason of his death or disability, then his sons, William P. Lauder and Gary M. Lauder, will succeed to his rights to be nominated as a director and to designate one nominee. If either son is unable to serve by reason of his death or disability, the other son will have the right to designate a nominee. Similarly, Aerin Lauder and Jane Lauder, Ronald S. Lauder's daughters, will succeed to their father's rights if he should cease to be a director by reason of his death or disability. If either daughter is unable to serve by reason of her death or disability, the other daughter will have the right to designate a nominee. In the event none of Leonard A. Lauder and his sons and Ronald S. Lauder and his daughters are able to serve as directors by reason of death or disability, then the rights under the Stockholders' Agreement to be a nominee and to designate a nominee will cease.

        The Company is a "controlled company" under the rules of the New York Stock Exchange because the Lauder family and their related entities hold more than 50% of the voting power of the outstanding voting stock. As such, the Company may avail itself of exemptions relating to the independence of the Board and certain Board committees. Despite the availability of such exemptions, the Board of Directors has determined that it will have a majority of independent directors and that both the Nominating and Board Affairs Committee and the Compensation Committee will have otherwise required provisions in their charters. As permitted by the New York Stock Exchange rules for "controlled companies," our Board does not require that the Nominating and Board Affairs Committee and Compensation Committee be comprised solely of independent directors.

         Board Committees.  The Board of Directors has established three standing committees – the Audit Committee, the Compensation Committee (which includes the Stock Plan Subcommittee), and the Nominating and Board Affairs Committee. Each director on these committees is an independent director except for William P. Lauder and Richard D. Parsons.

        The members of the committees are set forth in the following table:

Director	Audit Committee	Compensation Committee	Nominating and Board Affairs Committee
Charlene Barshefsky			✓

Rose Marie Bravo†		✓

Wei Sun Christianson			✓

Paul J. Fribourg†	✓	✓

Mellody Hobson	✓

Irvine O. Hockaday, Jr.*	Chair

William P. Lauder			✓

Richard D. Parsons		Chair	✓

Lynn Forester de Rothschild			Chair

Barry S. Sternlicht			✓

Richard F. Zannino†	✓	✓

†
Also member of Stock Plan Subcommittee
*
Presiding Director

        Copies of the charters adopted by the Board of Directors for each committee may be found in the "Investor Relations" section of the Company's website, www.elcompanies.com, within the "Leadership" subsection under the heading "Corporate Governance" by selecting "Committees." Stockholders may also contact Investor Relations at 767 Fifth Avenue, New York, New York 10153 or call 800-308-2334 to obtain a hard copy of these documents without charge.

        The Audit Committee, among other things, appoints the independent auditors; reviews the independence of such auditors; approves the scope of the annual audit activities of the independent auditors and the Company's Internal Control Department; reviews audit results; reviews and discusses the Company's financial statements with management and the independent auditors; reviews and discusses with the Board the Company's risk assessment and management processes; and is responsible for our policy for the review of related person transactions. The Committee also meets separately, at least quarterly, with the Chief Financial Officer and Chief Internal Control Officer and with representatives of the independent auditor. The Board of Directors has determined that each of the Committee Members – Mr. Hockaday, Ms. Hobson, Mr. Fribourg, and Mr. Zannino – qualifies as an "Audit Committee Financial Expert" in accordance with the rules of the SEC.

        The Compensation Committee establishes and approves compensation plans and arrangements with respect to the Company's executive officers and administers the Company's Executive Annual Incentive Plan. The Stock Plan Subcommittee has the authority to adopt and administer the Company's share incentive plans. In 2012, the Board of Directors established an Employee Equity Award Committee, the sole member of which is Mr. Freda. The sole purpose of this Committee is to make limited grants of equity awards under the share incentive plan to employees who are not executive officers. To date, the Committee has not made any grants. The Nominating and Board Affairs Committee, among other things, recommends nominees for election as members of the Board, considers and makes recommendations regarding Board practices and procedures, and reviews the compensation for service as a Board member.

        Each committee reports regularly to the Board and has authority to engage its own advisors.

        Compensation Committee Interlocks and Insider Participation.  In fiscal 2014, Ms. Bravo, Mr. Fribourg, Mr. Parsons, Mr. Sternlicht, and Mr. Zannino served on the Compensation Committee. None of these directors is a former or current officer or employee of the Company or any of its subsidiaries. During fiscal 2014, none of our executive officers served as a member of the compensation committee (or other committee performing similar functions) or as a director of any other entity of which an executive officer served on our Board or Compensation Committee. None of the directors who served on our Compensation Committee during fiscal 2014 has any relationship requiring disclosure under this caption under the rules of the SEC.

        Board and Board Committee Meetings; Attendance at Annual Meetings; Executive Sessions.  Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. In furtherance of the Board's role, directors are expected to attend all scheduled Board and Board committee meetings and all meetings of stockholders. In fiscal 2014, the Board of Directors met six times, the Compensation Committee met five times, the Stock Plan Subcommittee met four times, the Audit Committee met eight times, and the Nominating and Board Affairs Committee met three times. The total combined attendance for all Board and committee meetings was over 90%, and no director attended less than 75% of Board and committee meetings. The non-employee directors met six times in executive session in fiscal 2014, including at least one meeting at which only independent directors were present. All of the directors who were on the Board attended the Annual Meeting of Stockholders in November 2013, except two directors who were unable to attend.

        Irvine O. Hockaday, Jr. served as the Presiding Director for all executive sessions of the Board of Directors in fiscal 2014. Mr. Hockaday has been appointed by the Board to serve for an additional one-year term beginning after the 2014 Annual Meeting. The Presiding Director serves a one-year term beginning with the meeting of the Board immediately following the Annual Meeting of Stockholders and is selected from among the independent members of the Board.

        Board Leadership Structure.  Our Board is currently led by our Executive Chairman, who is a member of the Lauder family. As provided in our Corporate Governance Guidelines, we also have an independent director who serves as our Presiding Director. The remaining directors include our President and Chief Executive Officer, nine other non-employee directors (eight of whom are independent), and three more members of the Lauder family. A majority of the directors are independent.

        The Board of Directors considers this structure appropriate in view of the Lauder family's significant investment in the Company, including direct and indirect holdings of more than 86% of the voting power of the outstanding voting stock. The structure also comports with the Stockholders' Agreement among various members of the Lauder family and the Company, which was originally entered into in connection with our initial public offering in 1995. See "Additional Information Regarding the Board of Directors – Stockholders' Agreement and Lauder Family Control" above.

        In addition to his responsibilities as Chairman of the Board, Mr. W. Lauder, as Executive Chairman, works with the President and Chief Executive Officer to set overall vision, strategy, financial objectives, and investment priorities for the business. He also continues to provide high-level leadership in areas that are important to the Company, including marketing, trade relations, global communications, and regulatory affairs. Mr. Hockaday, the current Presiding Director, presides at all meetings or executive sessions of non-employee or independent directors.

        Board Role in Risk Oversight.  Our Board of Directors regularly receives reports from our President and Chief Executive Officer and other members of senior management regarding areas of significant risk to us, including strategic, operational, financial, legal and regulatory, and reputational risks. However, senior management is responsible for assessing and managing the Company's various risk exposures on a day-to-day basis. In this regard, management has established functions that focus on particular risks, such as the Company's Legal Department, Treasury Group, and Environmental Affairs and Safety Department, and has over time developed a more systemic and integrated approach to overall risk management, which includes the identification of risks and mitigation plans in the strategic planning process. The Board's role is one of oversight, assessing major risks facing the Company and reviewing options for their mitigation with management. In addition, the Audit Committee reviews and discusses with management our enterprise risk management processes.

        Risk in Compensation Programs.  In 2010, we developed a framework for evaluating incentive plan design features that may encourage or help mitigate risk, such as a mix of compensation elements, metrics, leverage, caps, and time horizons in order to determine whether the risks arising from our compensation programs (in addition to those applicable only to executive officers) were reasonably likely to have a material adverse effect on the Company. Using this framework again in 2014, which included review of our incentive plans covering our management employees and plans otherwise used in our most significant operations, we concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company. The results were reviewed with senior management and the Compensation Committee.

        Director Qualifications.  Our Board is comprised of individuals with diverse and complementary business experience, leadership experience, and financial expertise. Many of our current directors have leadership experience at major domestic and multinational companies, as well as experience on the boards of other companies and organizations, which provides an understanding of different business processes, challenges, and strategies. Other directors have government, legal, public policy, and media experience that provides insight into issues faced by public companies. The members of the Board are inquisitive and collaborative, challenging yet supportive, and demonstrate maturity and sound judgment in performing their duties. In addition to their own attributes, skills, and experience, and their significant personal investments in the Company, Lauder Family Members (including related entities) who control the Company have agreed to vote their shares in favor of four individuals. They are the four Lauder family members who are currently on the Board.

        The Board believes that the above-mentioned attributes, along with the leadership skills and other experience of its Board members, some of which are described in the table after this paragraph, provide the Company with the appropriate perspectives and judgment to guide the Company's long-term strategy, monitor progress and, in general, oversee management. Nominees for election at the Annual Meeting on November 14, 2014 have an asterisk (*) next to their names.

Charlene Barshefsky*	• International, government, and public policy experience as United States Trade Representative
• Legal experience, including current role as Senior International Partner at WilmerHale
• Board experience at American Express Company, Starwood Hotels & Resorts Worldwide Inc., and Intel Corporation
• Trustee of the Howard Hughes Medical Institute
Rose Marie Bravo

•

Global management, marketing, retail, and consumer and luxury brand industry experience as former Chief Executive of Burberry, various leadership positions at Saks Fifth Avenue (including as President) and Macy's (including as Chairman and Chief Executive Officer of I. Magnin), and in senior roles in merchandising the Beauty category for much of her career

• Board experience at Tiffany & Co. and Williams-Sonoma, Inc.
• Experience working abroad
• Merchandise and product development expertise
Wei Sun Christianson*	• Global management and investment banking experience as Managing Director and Co-Chief Executive Officer of Asia Pacific and Chief Executive Officer of China at Morgan Stanley based in Beijing
• Experience working abroad, particularly in China
• Financial expertise
• Government experience (in Hong Kong)
• Legal experience
Fabrizio Freda*	• Global management, marketing, and other business, consumer, and luxury brand industry experience as President and Chief Executive Officer of The Estée Lauder Companies Inc.
• Similar experience, including developing and leading global organizations, in leadership positions at The Procter & Gamble Company and Gucci SpA
• Experience leading successful creative organizations with innovation programs based on research and development
• Board experience at BlackRock, Inc.
• Experience living and working in several countries
• Financial expertise

Paul J. Fribourg	• Global management, marketing, and other business experience as Chairman and Chief Executive Officer of Continental Grain Company
• Board experience at Loews Corporation, Burger King Worldwide, Inc., and Apollo Global Management, LLC
• Affiliation with leading business and public policy associations (Council on Foreign Relations)
• Financial expertise
Mellody Hobson	• Management and investment experience as President of Ariel Investments, LLC
• Board experience at DreamWorks Animation SKG, Inc., Starbucks Corporation, and Groupon, Inc.
• Media experience as on-air regular contributor and analyst on finance, the markets, and economic trends for CBS News
• Financial expertise
Irvine O. Hockaday, Jr.	• Global business experience and consumer brand industry experience as former CEO of Hallmark Cards, Inc.
• Board experience at numerous public companies, including Aratana Therapeutics, Inc., Ford Motor Company, and Sprint Nextel Corporation
• Financial expertise
• Legal experience
Aerin Lauder	• Marketing and other consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc. since joining in 1992 and the creation and leadership of Aerin LLC
• Significant stockholder and Stockholders' Agreement
Jane Lauder*	• Management, marketing and other industry experience through leadership roles at The Estée Lauder Companies Inc. since joining in 1996
• Significant stockholder and Stockholders' Agreement
Leonard A. Lauder*	• Global business, marketing, and consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc. since joining in 1958
• Experience leading successful creative organizations with innovation programs based on research and development
• Affiliation with leading business, civic, and public policy associations
• Charter Trustee of The University of Pennsylvania
• Significant stockholder and Stockholders' Agreement

William P. Lauder	• Global business, marketing, Internet, retail, and consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc. since joining in 1986
• Experience leading successful creative organizations with innovation programs based on research and development
• Board experience at Jarden Corporation, GLG Partners, Inc., and True Temper Sports, Inc.
• Trustee of University of Pennsylvania and lecturer at The Wharton School
• Financial expertise
• Significant stockholder and Stockholders' Agreement
Richard D. Parsons	• Global business, marketing, media, Internet, banking, and other business and consumer brand experience through leadership roles at Time Warner Inc. and Dime Bancorp, Inc.
• Board experience at Citigroup, Inc., Time Warner Inc., The Madison Square Garden Company, and Lazard Ltd.
• Private equity experience at Providence Equity Partners LLC
• Legal and government experience
• Financial expertise
Lynn Forester de Rothschild	• Global business and investment experience as Chief Executive of E.L. Rothschild LLC and CEO of FirstMark Holdings, Inc.
• Board and media experience as director of The Economist Newspaper Limited
• Affiliation with leading business and public policy associations (Council on Foreign Relations)
• Experience working abroad
• Legal and government expertise
• Financial expertise
Barry S. Sternlicht

•

Global business, investment, real estate, financial, private equity, entrepreneurial, and consumer brand and luxury industry expertise at Starwood Capital Group, Chairman of Starwood Property Trust, Inc., and founder and former Chief Executive of Starwood Hotels & Resorts Worldwide, Inc.

• Board experience at Starwood Property Trust, Inc., Ellen Tracy, Field & Stream, Restoration Hardware Holdings, and Mammoth Mountain, and as Chairman of Baccarat
• Trustee of Brown University
• Financial expertise
Richard F. Zannino

•

Management, media, finance, retail, and consumer brand industry experience in various positions at Dow Jones & Company, Inc. (including CEO, COO, and CFO), Liz Claiborne, Inc. (including CFO), and Saks Fifth Avenue (including CFO)

• Consumer, retail, media, and private equity experience at CCMP Capital Advisors, LLC
• Board experience at Dow Jones & Company, Inc., IAC/InterActiveCorp, and Francesca's Holdings Corporation
• Trustee of Pace University
• Financial expertise

        The Company does not have a specific policy on diversity of the Board. Instead, the Board evaluates nominees in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on the group's diversity of experience, represent stockholder interests through the exercise of sound judgment. Such diversity of experience may be enhanced by a mix of different professional and personal backgrounds and experiences. The Company is proud to have a board that is highly diverse, including with respect to gender and race.

        Board Membership Criteria.  The Nominating and Board Affairs Committee works with the Board on an annual basis to determine the appropriate characteristics, skills, and experience for the Board as a whole and for its individual members. All directors should possess the highest personal and professional ethics as well as an inquisitive and objective perspective, practical wisdom, and mature judgment. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a large publicly traded company in today's business environment; understanding of the Company's business on a technical level; and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and Board Affairs Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

        Upon determining the need for additional or replacement Board members, the Nominating and Board Affairs Committee will identify one or more director candidates and evaluate each candidate under the criteria described above based on the information it receives with a recommendation or that it otherwise possesses, which information may be supplemented by additional inquiries. Application of these criteria involves the exercise of judgment and cannot be measured in any mathematical or routine way. Based on its assessment of each candidate's independence, skills, and qualifications and the criteria described above, the Committee will make recommendations regarding potential director candidates to the Board. The Committee may engage third parties to assist in the search for director candidates or to assist in gathering information regarding a candidate's background and experience. The Committee will evaluate stockholder-recommended candidates in the same manner as other candidates. Candidates may also be designated pursuant to the Stockholders' Agreement. See "Additional Information Regarding the Board of Directors – Stockholders' Agreement and Lauder Family Control" above.

        Board Independence Standards for Directors.  To be considered "independent" for purposes of membership on the Company's Board of Directors, the Board must determine that a director has no material relationship with the Company, including any of its subsidiaries, other than as a director. For each director, the Board broadly considers all relevant facts and circumstances. In making its determination, the Board considers the following categories of relationships to be material, thus precluding a determination that a director is "independent":

(i)
the director is an employee of the Company, or an immediate family member of the director is an executive officer of the Company, or was so employed during the last three years.

(ii)
the director receives, or an immediate family member of the director receives, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii)
(A) the director is a current partner or employee of a firm that is the Company's internal or external auditor, (B) the director has an immediate family member who is a current employee of such a firm, (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company's audit, or (D) the director or an immediate family member of the director was within the last three years a partner or employee of such a firm and personally worked on the Company's audit within that time.

(iv)
the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

(v)
the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        Additionally, the following relationships will not be considered to be "material" relationships that would impair a director's independence:

(i)
any of the relationships described in (i)-(v) above, if such relationships occurred more than three years ago, or

(ii)
if a director is a current employee, or an immediate family member of a director is a current executive officer of another company that does business with the Company and such other company, during the current or last fiscal year, made payments to or received payments from, the Company of less than $1 million or 2% of such other company's consolidated gross revenues, whichever is greater.

        Contributions to tax exempt organizations shall not be considered payments for purposes of these independence standards. An "immediate family member" includes a director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home.

        The Board reviews at least annually whether directors meet these Director Independence Standards.

        The following directors, including two of the five nominated for re-election, have been determined by the Board to be "independent" pursuant to New York Stock Exchange rules and the Company's Independent Director Standards described above: Charlene Barshefsky, Rose Marie Bravo, Wei Sun Christianson, Paul J. Fribourg, Mellody Hobson, Irvine O. Hockaday, Jr., Lynn Forester de Rothschild, Barry S. Sternlicht, and Richard F. Zannino.

        In addition to the foregoing, in order to be considered "independent" under New York Stock Exchange rules for purposes of serving on the Company's Audit Committee or Compensation Committee, a director also may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company, other than as a director, and may not be an "affiliated person" of the Company. Audit Committee members may receive directors' fees and fixed payments for prior service with the Company. The Board has determined that each member of the Audit Committee and each independent member of the Compensation Committee meets these additional independence requirements.

         Communications with the Board.  A stockholder or any other interested party who wishes to communicate with the Board, any Committee thereof, the non-management directors as a group, or any individual director, including the Presiding Director for the executive sessions of the Board, may do so by addressing the correspondence to that individual or group, c/o Sara E. Moss, Executive Vice President and General Counsel, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. She, or her designee, will review all such correspondence to determine that the substance of the correspondence relates to the duties and responsibilities of the Board or individual Board member before forwarding the correspondence to the intended recipient. Spam, junk mail, solicitations, and hostile, threatening, illegal, or similarly unsuitable material will not be forwarded to the intended recipient and, if circumstances warrant, may be forwarded to the Company's security staff. Any communication that is not forwarded may be made available to the intended recipient at his or her request.

        Director Nominees Recommended by Stockholders.  The Nominating and Board Affairs Committee will consider stockholder recommendations of nominees in the same manner as and pursuant to the same criteria by which it considers all other nominees, except for nominations received pursuant to the Stockholders' Agreement. See "Board Membership Criteria" above. Stockholders who wish to suggest qualified candidates should send their written recommendation to the Nominating and Board Affairs Committee, c/o Sara E. Moss, Executive Vice President and General Counsel, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. The following information must accompany any such recommendation by a stockholder: (i) the name and address of the stockholder making the recommendation; (ii) the name, address, telephone number, and social security number of the proposed nominee; (iii) the class or series and number of shares of the Company that are beneficially owned by the stockholder making the recommendation; (iv) a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the proposed nominee to serve as a director of the Company if so elected; (v) a copy of the proposed nominee's resume and references; and (vi) an analysis of the candidate's qualifications to serve on the Board of Directors and on each of the Board's committees in light of the criteria for Board membership established by the Board. See "Board Membership Criteria" above. For stockholders intending to nominate an individual for election as a director directly, there are specific procedures set forth in our bylaws. See "Stockholder Proposals and Direct Nominations for the 2015 Annual Meeting" below.

Corporate Governance Guidelines and Code of Conduct

        The Board of Directors has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management of the Company. These practices are set forth in the Company's Corporate Governance Guidelines. The Company also has a Code of Conduct ("Code") applicable to all employees, officers, and directors of the Company, including, without limitation, the Chief Executive Officer, the Chief Financial Officer, and other senior officers. These documents, as well as any waiver of a provision of the Code granted to any senior officer or director or material amendment to the Code, if any, may be found in the "Investor Relations" section of the Company's website: www.elcompanies.com within the "Leadership" subsection under the heading "Corporate Governance." Stockholders may also contact Investor Relations at 767 Fifth Avenue, New York, New York 10153 or call 800-308-2334 to obtain a hard copy of these documents without charge.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons who own more than 10% of the Class A Common Stock, to file forms reporting their initial beneficial ownership of common stock and subsequent changes in that ownership with the SEC and the New York Stock Exchange. Officers, directors, and greater-than-10% beneficial owners also are required to furnish the Company with copies of all forms they file under Section 16(a). Based solely upon a review of the copies of the forms furnished to the Company, or a written representation from a reporting person that no Form 5 was required, the Company believes that during the 2014 fiscal year, all Section 16(a) filing requirements were satisfied.

Policy and Procedures for the Review of Related Person Transactions

        We have a written policy that sets forth procedures for the review and approval or ratification of transactions involving "Related Persons" (the "Policy"), which persons consist of any director, nominee for director, executive officer, or greater-than-5% stockholder of the Company, and the "Immediate Family Members" of any such director, nominee for director, executive officer, or greater-than-5% stockholder. The Audit Committee (or its Chair under certain circumstances) is responsible for applying the Policy with the assistance of the Executive Vice President and General Counsel ("EVP GC") or designee (if any).

        "Transactions" covered by the Policy consist of any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which:

(i)
with respect to any fiscal year, any transaction which is currently proposed or has been in effect at any time since the beginning of such fiscal year in which the Company was, is or is proposed to be a participant; and

(ii)
a person who at any time during such fiscal year was a Related Person had, has or will have a direct or indirect material interest.

        Determination of materiality may include the importance of the interest to the Related Person (financially or otherwise); the relationship of the Related Person to the Transaction and of Related Persons with each other; the dollar amount involved in the Transaction; and whether any Related Person has or will have a direct material interest or an indirect material interest in the transaction.

        The Policy includes a list of categories of transactions identified by the Board as having no significant potential for an actual or the appearance of a conflict of interest or improper benefit to a Related Person, and thus are not subject to review by the Audit Committee ("Excluded Transactions"). Excluded Transactions include certain transactions in the ordinary course of business between the Company and another entity with which a Related Person is affiliated and certain discretionary charitable contributions by the Company to an established non-profit entity with which a Related Person is affiliated, as long as the amounts involved are below certain percentages of the consolidated gross revenues of the Company and the Related Person.

        Each Transaction by a Related Person should be reported to the EVP GC, or designee, for presentation to the Audit Committee for approval prior to its consummation, or for ratification, if necessary, after consummation. The EVP GC or designee will assess whether any proposed transaction involving a Related Person is a related person transaction covered by the Policy, and if so, the transaction will be presented to the Audit Committee for review and consideration at its next meeting or, in those instances in which the EVP GC or designee determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, to the Chair of the Audit Committee. If the EVP GC or designee potentially may be involved in a related person transaction, the applicable person is required to inform the Chief Executive Officer and the Chair of the Committee.

Transactions by Related Persons (other than Excluded Transactions) will be reviewed and be subject to approval by the Audit Committee. If possible, the approval will be obtained before the Company commences the transaction or enters into or amends any contract relating to the transaction. If advanced Audit Committee approval of a related person transaction is not feasible or not identified prior to the commencement of a transaction, then the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee's next regularly scheduled meeting.

        In determining whether to approve or ratify a related person transaction covered by the Policy, the Audit Committee may take into account such factors it deems appropriate, which may include (if applicable), but not be limited to:

  •
  the materiality of the interest of the Related Person in the Transaction;

  •
  the fairness or reasonableness of the Related Person Transaction to the Company;

  •
  the availability of other sources for comparable products or services;

  •
  the terms of the Transaction; and

  •
  the terms available to unrelated third parties or to employees generally.

        A member of the Audit Committee who is a Related Person in connection with a particular proposed related person transaction will not participate in any discussion or approval of the transaction, other than discussions for the purpose of providing material information concerning the transaction to the Committee.

Certain Relationships and Related Transactions

        Lauder Family Relationships and Compensation.  Leonard A. Lauder is Chairman Emeritus. His brother, Ronald S. Lauder is Chairman of Clinique Laboratories, LLC. Leonard A. Lauder has two sons, William P. Lauder and Gary M. Lauder. William P. Lauder is Executive Chairman and in such role is Chairman of the Board of Directors. Gary M. Lauder is not an employee of the Company. Ronald S. Lauder and his wife, Jo Carole Lauder, have two daughters, Aerin Lauder and Jane Lauder, both of whom are directors of the Company. Aerin Lauder is also Style and Image Director for the Estée Lauder brand (see "Agreements with Aerin Lauder" below for additional information). Jane Lauder is also Global Brand President, Clinique.

        For fiscal 2014, the following Lauder Family Members received the following amounts from the Company as compensation: Leonard A. Lauder received an aggregate of $1,600,000 for his services; Ronald S. Lauder received $650,000 in salary and a bonus of $420,850; and Jane Lauder received $575,000 in salary and a bonus of $350,250, stock options in respect of 12,661 shares of Class A Common Stock, performance share units in respect of 4,213 shares of Class A Common Stock, and restricted stock units in respect of 4,213 shares of Class A Common Stock. In connection with Ms. Lauder's promotion to Global Brand President, Clinique, effective April 1, 2014, her salary was increased to $650,000. Each of these Lauder Family Members is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. For information regarding fiscal 2014 compensation for William P. Lauder, see "Executive Compensation" below.

        For fiscal 2015, Leonard A. Lauder is being paid on a per diem basis with an aggregate limit of $1,600,000; Ronald S. Lauder has a base salary of $650,000 and bonus opportunities with a target payout of $350,000; and Jane Lauder has a base salary of $676,000 and bonus opportunities with a target payout of $490,000. On September 3, 2014, Jane Lauder was granted stock options with respect to 14,976 shares of Class A Common Stock, performance share units with a target payout of 4,303 shares of Class A Common Stock, and restricted stock units in respect of 4,303 shares of Class A Common Stock, in each case for fiscal 2015. The grants were consistent with those made to employees at her level. For information regarding fiscal 2015 compensation for William P. Lauder, see "Compensation Discussion and Analysis" below. Leonard A. Lauder's current employment agreement (the "LAL Agreement") provides for his employment as Chairman Emeritus until such time as he resigns, retires, or is terminated. Mr. L. Lauder is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. Mr. L. Lauder is entitled to participate in the Amended and Restated Fiscal 2002 Share Incentive Plan, but no grants have been made to him under the plan to date. If Mr. L. Lauder retires, the Company will continue to provide him with the office he currently occupies (or a comparable office if the Company relocates) and a full-time executive secretary for as long as he would like. The Company may terminate Mr. L. Lauder's employment at any time if he becomes "permanently disabled," in which event Mr. L. Lauder will be entitled to (i) receive his base salary for a period of two years after termination, (ii) receive bonus compensation during such salary continuation period at an annual rate equal to the average of the actual bonuses paid to him prior to such termination under the LAL Agreement (the "Leonard Lauder Bonus Compensation"), and (iii) participate in the Company's benefit plans for two years. In the event of Mr. L. Lauder's death during the term of his employment, for a period of one year from the date of Mr. L. Lauder's death, his beneficiary or legal representative will be entitled to receive Mr. L. Lauder's base salary and the Leonard Lauder Bonus Compensation. Mr. L. Lauder may terminate his employment at any time upon six months' written notice to the Company, in which event Mr. L. Lauder will be entitled to receive his base salary and the Leonard Lauder Bonus Compensation for the six-month period following termination. In addition, the Company may terminate Mr. L. Lauder's employment for any reason upon 60 days' written notice. In the event of termination of his employment by the Company (other than for cause, disability, or death) or a termination by Mr. L. Lauder for good reason after a change of control, (a) Mr. L. Lauder, for a period of three years from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination, (ii) receive the Leonard Lauder Bonus Compensation, (iii) participate in the Company's benefit plans and (b) in the case of termination by the Company (other than for cause, disability, or death), Mr. L. Lauder will not be subject to the non-competition covenant contained in the LAL Agreement. Upon termination for any reason, any options previously granted to Mr. L. Lauder will remain exercisable for the remainder of their respective terms, subject to certain non-competition and good conduct provisions.

        As used in this Proxy Statement, the term "Lauder Family Members" includes only the following persons: (i) the estate of Mrs. Estée Lauder; (ii) each descendant of Mrs. Lauder (a "Lauder Descendant") and their respective estates, guardians, conservators, or committees; (iii) each "Family Controlled Entity" (as defined below); and (iv) the trustees, in their respective capacities as such, of each "Family Controlled Trust" (as defined below). The term "Family Controlled Entity" means: (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members. The term "Family Controlled Trust" includes certain trusts existing on November 16, 1995 and trusts the primary beneficiaries of which are Lauder Descendants, spouses of Lauder Descendants, and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Lauder Descendants.

         Registration Rights Agreement.  Leonard A. Lauder, Ronald S. Lauder, The Estée Lauder 1994 Trust, William P. Lauder, Gary M. Lauder, Aerin Lauder, Jane Lauder, certain Family Controlled Entities and other Family Controlled Trusts, Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), and the Company are parties to a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which each of Leonard A. Lauder, Ronald S. Lauder, and Morgan Guaranty have three demand registration rights and The Estée Lauder 1994 Trust has six demand registration rights in respect of shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class B Common Stock) held by them. Three of the demand rights granted to The Estée Lauder 1994 Trust may be used only by a pledgee of The Estée Lauder 1994 Trust's shares of Common Stock. All the parties to the Registration Rights Agreement (other than the Company) also have an unlimited number of piggyback registration rights in respect of their shares. The rights of Morgan Guaranty and any other pledgee of The Estée Lauder 1994 Trust under the Registration Rights Agreement will be exercisable only in the event of a default under certain loan arrangements. Leonard A. Lauder and Ronald S. Lauder may assign their demand registration rights to Lauder Family Members. The Company is not required to effect more than one registration of Class A Common Stock in any consecutive twelve-month period. The piggyback registration rights allow the holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations.

        The Company is required to pay all expenses (other than underwriting discounts and commissions of the selling stockholders, taxes payable by the selling stockholders, and the fees and expenses of the selling stockholders' counsel) in connection with any demand registrations, as well as any registrations pursuant to the exercise of piggyback rights. The Company has agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.

        Stockholders' Agreement.  All Lauder Family Members (other than The 4202 Corporation) who beneficially own shares of Common Stock are parties to the Stockholders' Agreement. Aerin Lauder and Jane Lauder are parties to the Stockholders' Agreement solely as trustees of certain trusts. The stockholders who are parties to the Stockholders' Agreement beneficially owned, in the aggregate, shares of Common Stock having approximately 83% of the voting power of the Company on September 15, 2014. Such stockholders have agreed to vote in favor of the election of Leonard A. Lauder (or one of his sons) and Ronald S. Lauder (or one of his daughters) and one designee, if any, of each as directors. See "Additional Information Regarding the Board of Directors – Stockholders' Agreement and Lauder Family Control" above. Parties to the Stockholders' Agreement, may, without restriction under the agreement, sell their shares in a widely distributed underwritten public offering, in sales made in compliance with Rule 144 under the Securities Act of 1933 or to other Lauder Family Members. In addition, each party to the Stockholders' Agreement may freely donate shares in an amount not to exceed 1% of the outstanding shares of Common Stock in any 90-day period. In the case of other private sales, each stockholder who is a party to the Stockholders' Agreement (the "Offering Stockholder") has granted to each other party (the "Offeree") a right of first offer to purchase shares of Class A Common Stock that the Offering Stockholder intends to sell to a person (or group of persons) who is not a Lauder Family Member. Each Offeree has the opportunity to purchase the Offeree's pro rata portion of the shares to be offered by the Offering Stockholder, as well as additional shares not purchased by other Offerees. Any shares not purchased pursuant to the right of first offer may be sold at or above 95% of the price offered to the Offerees. The Stockholders' Agreement also includes provisions for bona fide pledges of shares of Common Stock and procedures related to such pledges. The Stockholders' Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders' Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.

         Agreements with Aerin Lauder.  In April 2011, Estee Lauder Inc. ("ELI"), a subsidiary of the Company, entered into (a) a creative consultant agreement with Aerin Lauder (the "Creative Consultant Agreement") and (b) a brand license agreement with Ms. Lauder and Aerin LLC, a limited liability company wholly owned by Ms. Lauder (the "License Agreement"). In connection with the agreements, she ceased to be Senior Vice President, Creative Director of the Estée Lauder brand.

        Under the Creative Consultant Agreement, Aerin Lauder is a spokesperson for the Estée Lauder brand and collaborates with the Estée Lauder Creative Director on creative aspects of the brand as Style and Image Director. The initial term of the agreement expires on June 30, 2016. Ms. Lauder received $757,000 in fiscal 2014 for her services under the agreement. She will receive $787,000 in fiscal 2015. For future fiscal years, that amount will be increased 4% each year. During the term of the agreement, the Company has the exclusive right to use Ms. Lauder's name and image to market beauty products and related services of the Estée Lauder brand. Ms. Lauder agrees to a minimum of 35 full days of personal appearances worldwide per year for the brand, the Company or its subsidiaries. If ELI requires Ms. Lauder to provide additional days per year, she will be paid $23,000 per extra day for fiscal 2015, with such daily fee increasing $1,000 in each subsequent fiscal year. Ms. Lauder will be provided with an office and access to an assistant in connection with her services.

        Under the License Agreement, Aerin LLC has granted ELI a worldwide license to use the "Aerin" trademark and "A" logo (and related marks) and Ms. Lauder's name and image (i) exclusively in connection with "Core Beauty Products" (cosmetics, fragrances, toiletries, skin care, hair care, value sets, and beauty accessories) and (ii) non-exclusively in connection with "Non-Core Beauty Products" (cosmetics bags, tote bags, and fragranced candles). The License Agreement covers the name "Aerin" and not the name "Lauder," for which the Company and its subsidiaries retain sole ownership. The initial license term lasts until June 30, 2017, with three 5-year renewal terms if ELI does not give notice of non-renewal and net sales hit certain performance targets (or if ELI cures a sales shortfall, in certain circumstances). Aerin LLC will receive the following royalties: (i) for all products other than fragrances, 4% of annual net sales up to $40 million and 5% of annual net sales in excess thereof; and (ii) for fragrances, 5% of annual net sales. For fiscal 2014, Aerin LLC was paid approximately $189,000 in royalties. ELI must spend the following minimum amounts to promote Aerin-branded products: 20% of ELI's net sales of Aerin-branded products each year in the initial term and 15% of such net sales each year thereafter, with such requirement capped each year at 50% of Aerin LLC's similar expenditures, either directly or through other licensees, on Aerin-branded products. Both ELI and Aerin LLC will distribute Aerin-branded products only through prestige retailers.

        ELI launched AERIN Beauty in September 2012 with several products, including limited edition color collections. Since then, additional products have been introduced. ELI may launch additional Aerin-branded products in its reasonable commercial judgment. Ms. Lauder has agreed to provide at least ten personal appearances during each fiscal year, for which she will not be compensated, and which are in addition to those appearances covered by the Consultant Agreement. ELI will be responsible for Ms. Lauder's reasonable travel expenses in connection with such appearances.

        Aerin LLC may terminate the License Agreement if an unaffiliated third party obtains more than 50% of the voting power or equity of ELI. ELI may terminate the License Agreement if control of Aerin LLC (or substantially all of its assets) is transferred to a competitor of ELI or to certain categories of retailers not engaged in prestige distribution. Either side may terminate the License Agreement for an uncured material breach.

         Other Arrangements.  The Company has subleased certain of its office space in New York to an affiliate of Ronald S. Lauder. For fiscal 2014, the rent paid or accrued was approximately $816,000 which equals the Company's lease payments for that space. The Company also has agreed to provide such affiliate with certain services, such as phone systems, payroll service, and office and administrative services, which are reimbursed at a rate approximating the Company's incremental cost thereof. For fiscal 2014, the affiliate paid approximately $12.4 million pursuant to such agreement. At June 30, 2014, the affiliate had deposited with the Company $1.4 million to cover expenses. The Company has similar arrangements for space and services with an affiliate of Leonard A. Lauder and his family. For fiscal 2014, that affiliate and/or family members paid the Company $6.5 million for office space and certain services, such as phone systems, payroll service, and office and administrative services. At June 30, 2014, the affiliate and family members had deposited with the Company $394,000 to cover expenses. The payments by the affiliates and family members approximated the Company's incremental cost of such space and services.

        Certain members of the Lauder family (and entities affiliated with one or more of them) own numerous works of art that are displayed at the Company's offices. The Company pays no fee to the owners for displaying such works. The owners of the works pay for their maintenance. In fiscal 2014, the Company paid premiums of about $10,000 for insurance relating to such works.

Director Compensation

        The following summary describes compensation for non-employee directors.

        Annual Cash Retainer for Board Service. Each non-employee director receives an annual cash retainer of $75,000, payable quarterly in advance, which may be deferred, as explained below.

        Annual Cash Retainer for Committee Service. Each non-employee director who serves on a committee receives an additional annual cash retainer, payable quarterly in advance in the following amounts: $12,000 per year for service on the Audit Committee, $8,000 per year for service on the Compensation Committee (including service on the Stock Plan Subcommittee), and $8,000 per year for service on the Nominating and Board Affairs Committee. The Chairman of the Audit Committee receives a further annual cash retainer of $25,000. The Chairmen of the Compensation Committee and the Nominating and Board Affairs Committee receive a further annual cash retainer of $15,000 each. These cash retainers for committee service may be deferred, as explained below.

        Deferral of Annual Cash Retainers. Non-employee directors may elect to defer receipt of all or part of their cash-based compensation. Specifically, pursuant to Deferred Compensation Agreements, they may defer any or all of the above-referenced annual cash retainers into either (i) stock units (accompanied by dividend equivalent rights) or (ii) an interest-bearing cash account, in each case to be paid out in a lump sum in cash after the director's retirement.

        Initial Stock Grant. On the date of the first annual meeting of stockholders that is more than six months after a non-employee director's initial election to the Board, the director receives a grant of 4,000 shares of Class A Common Stock (plus a cash payment in an amount to cover related income taxes), pursuant to the Non-Employee Director Share Incentive Plan.

        Annual Stock Units Retainer for Board Service. An additional $75,000 is payable to each non-employee director by a grant of stock units (accompanied by dividend equivalent rights) as an annual stock retainer, pursuant to the Non-Employee Director Share Incentive Plan. This grant is made on the date of each annual meeting of stockholders. The number of stock units to be awarded is determined by dividing $75,000 by the average closing price of the Class A Common Stock on the twenty trading days preceding the date of grant. Each stock unit is convertible into one share of Class A Common Stock, and the Class A Common Stock represented by the stock units is distributed to the director on or after the first business day of the calendar year following the one in which the director ceases to be a member of the Board.

        Annual Stock Options. In addition to the cash and stock portion of the retainer, each non-employee director receives an annual grant of options valued at no more than $100,000 on the date of grant, pursuant to the Non-Employee Director Share Incentive Plan. This grant is made on the date of each annual meeting of stockholders. The exercise price of the options is equal to the closing price of the Class A Common Stock on the date of grant. The options are exercisable beginning one year after the date of grant, provided that the director continues to serve as of such date. The options generally terminate ten years after the date of grant.

        Stock Ownership Requirement. As set forth in the Company's Corporate Governance Guidelines, the Board believes that in order to align the interests of directors and stockholders, directors should have a significant financial stake in the Company. Specifically, each director should own shares of the Company's Common Stock with a value equal to or greater than four times the annual cash retainer for Board service. A director is required to comply with these guidelines no later than three years after his or her initial election to the Board. Applying this guideline for fiscal 2014, each director was required to own shares of the Company's Common Stock with a value equal to or greater than $300,000 (i.e. $75,000 × 4). As of the end of fiscal 2014, each director was in compliance with this stock ownership requirement.

        Company Products. The Company provides directors with certain Company products from different brands and product categories. The Company believes that receiving these products serves a business purpose by expanding the directors' knowledge of the Company's business. The Company also provides each non-employee director with the opportunity to purchase up to $1,280 worth of the Company's products each calendar year (based on suggested retail prices) at no charge; if a director chooses to take advantage of this opportunity and purchase more than $640 worth of the Company's product, the excess is imputed as taxable income to the director. For the year ended June 30, 2014, the aggregate incremental cost to the Company for these products provided to the directors was substantially less than $10,000 per director. Non-employee directors may also purchase Company products at a price equal to 50% off the suggested retail price, which is the same discount made available to officers and other employees of the Company.

        Reimbursement of Expenses. Non-employee directors are reimbursed for their reasonable expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and stockholder meetings. Directors are also reimbursed for any other reasonable expenses relating to their service on the Board, including participating in director continuing education and Company site visits.

        Management Directors. Directors who are also employees of the Company receive no additional compensation for service as directors. These directors are Jane Lauder, Leonard A. Lauder, William P. Lauder, and Fabrizio Freda. Aerin Lauder, who is no longer an employee of the Company, continues to be treated as a management director for purposes of director compensation, and therefore she received no additional compensation for service as a director in fiscal 2014. Information concerning the compensation of the Lauder family members, including those who serve as directors, and Mr. Freda, is described in "Executive Compensation" (in the case of Mr. W. Lauder and Mr. Freda) and "Certain Relationships and Related Transactions" under "Lauder Family Relationships and Compensation" and "Agreements with Aerin Lauder."

        The following table sets forth compensation information regarding the Company's non-employee directors in fiscal 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)	Total ($)
Charlene Barshefsky	$83,000	$74,484	$99,988	—	—	—	$257,472
Rose Marie Bravo	83,000	74,484	99,988	—	—	—	257,472
Wei Sun Christianson	83,000	74,484	99,988	—	—	—	257,472
Paul J. Fribourg	95,000	74,484	99,988	—	—	—	269,472
Mellody Hobson	87,000	74,484	99,988	—	—	—	261,472
Irvine O. Hockaday, Jr.	112,000	74,484	99,988	—	—	—	286,472
Richard D. Parsons	106,000	74,484	99,988	—	—	—	280,472
Lynn Forester de Rothschild	98,000	74,484	99,988	—	—	—	272,472
Barry S. Sternlicht	83,000	74,484	99,988	—	—	—	257,472
Richard F. Zannino	89,000	74,484	99,988	—	—	—	263,472

(1)
These amounts represent the Annual Cash Retainer for Board Service and the Annual Cash Retainer for Committee Service.

(2)
These amounts represent the aggregate grant date fair value of the Annual Stock Units Retainer for Board Service (specifically, 1,053.82 units for each director) as computed in accordance with FASB Accounting Standard Codification Topic 718, Compensation – Stock Compensation. The amounts were calculated based on the closing price per share of the Class A Common Stock on the NYSE on the date of grant (November 12, 2013).

(3)
These stock units convert into Class A Common Stock on or after the first business day of the calendar year following the date on which the director ceases to serve on the Board. The amounts shown include dividend equivalents. Presented below are the aggregate number of shares of Class A Common Stock underlying Annual Stock Unit Retainers outstanding as of June 30, 2014.

Name	Total Number of Shares of Class A Common Stock Underlying Stock Awards Outstanding as of June 30, 2014
Charlene Barshefsky	13,155
Rose Marie Bravo	9,779
Wei Sun Christianson	3,817
Paul J. Fribourg	5,313
Mellody Hobson	11,611
Irvine O. Hockaday, Jr.	16,556
Richard D. Parsons	12,175	*
Lynn Forester de Rothschild	12,948
Barry S. Sternlicht	8,900
Richard F. Zannino	4,590

*
This includes 5,491 stock units held indirectly by Mr. Parsons as a co-trustee of a family trust.
(4)
The amounts set forth in the Option Awards column represent the aggregate grant date fair value of the Annual Stock Options (specifically, options for 3,813 shares of Class A Common Stock for each director) as computed in accordance with FASB Accounting Standard Codification Topic 718, Compensation – Stock Compensation. Amounts shown disregard estimates of forfeitures related to service-based vesting conditions. The fair-market values of stock options granted were calculated using the Black-Scholes options pricing model based on the following assumptions used in developing the grant valuation for the awards on November 12, 2013: an expected volatility of 33% determined using a combination of both current and historical implied volatilities of the underlying Class A Common Stock obtained from public data sources; an expected term to exercise of 8 years from the date of grant; a risk-free interest rate of 2.75%; and a dividend yield of 1.1%. The value of any options that will ultimately be realized by the director grantees, if any, will depend upon the actual performance of the Company's Class A Common Stock during the term of the option from the date of grant through the date of exercise.

(5)
Presented below are the aggregate number of shares of Class A Common Stock underlying stock options outstanding as of June 30, 2014.

Name	Total Number of Shares of Class A Common Stock Underlying Stock Options Outstanding as of June 30, 2014
Charlene Barshefsky	86,509	*
Rose Marie Bravo	23,125
Wei Sun Christianson	13,125
Paul J. Fribourg	53,657
Mellody Hobson	46,625
Irvine O. Hockaday, Jr.	13,125
Richard D. Parsons	45,237
Lynn Forester de Rothschild	33,125
Barry S. Sternlicht	94,187
Richard F. Zannino	23,125

*
This includes 77,960 shares of Class A Common Stock underlying stock options that are held indirectly by Ambassador Barshefsky through a family trust.
(6)
Non-employee directors do not receive pension benefits from the Company. Certain of the Company's directors in fiscal 2014 and prior years deferred their Annual Cash Retainers for Board and Committee service pursuant to applicable deferral agreements. Ambassador Barshefsky defers her compensation into an interest-bearing cash account; the interest rate is the Citibank base rate at the last day of the calendar year. Using the Citibank base rate and the applicable federal rate set by the Internal Revenue Service (the "AFR") at December 31, 2013 as the rates for fiscal 2013, no interest accrued above the AFR in fiscal 2014. Mr. Fribourg, Ms. Hobson, Mr. Hockaday, Lady de Rothschild, and Mr. Sternlicht defer their Annual Cash Retainers for Board and Committee service into stock units; all earnings on the fees deferred by these directors were based on the value of a hypothetical investment in shares of Class A Common Stock made at the time of the deferral, plus the accrual of dividend equivalents on any dividends paid by the Company on the Class A Common Stock. As of June 30, 2014, the directors held units in respect of the following amounts of shares of Class A Common Stock: Mr. Fribourg, 25,494; Ms. Hobson, 30,686; Mr. Hockaday, 66,879; Lady de Rothschild, 59,050; and Mr. Sternlicht, 32,174.

Ownership of Shares

        The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of September 5, 2014 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either Class A Common Stock or Class B Common Stock; (ii) each of the Company's directors or nominees; (iii) each of the current or former executive officers whose names appear in the Summary Compensation Table; and (iv) all current directors and executive officers as a group. Except as set forth in the notes to the table, the business address of each 5% stockholder is 767 Fifth Avenue, New York, New York 10153. As described in the notes to the table, certain named beneficial owners share voting and/or investment power with respect to certain shares of common stock. Consequently, such shares are shown as beneficially owned by more than one person.

	Class A Common Stock(1)		Class B Common Stock		Voting Power†
Name of Beneficial Owner	Number(2)%		Number	%	%
Leonard A. Lauder(3)(4)	1,966,338	0.8%	—	—	0.1%
LAL Family Corporation(3)(5)	—	—	90,659,684	61.2%	52.9%
Ronald S. Lauder(3)(6)	73,335	*	10,503,395	7.1%	6.1%
William P. Lauder(3)(7)	1,792,974	0.8%	8,093,904	5.5%	4.8%
Gary M. Lauder(3)(8)	303,490	0.1%	1,314,044	0.9%	0.8%
Aerin Lauder(3)(9)	1,692	*	16,337,486	11.0%	9.5%
Jane Lauder(3)(10)	119,575	*	5,185,594	3.5%	3.0%
Joel S. Ehrenkranz, as trustee(3)(11)	1,963,338	0.8%	—	—	0.1%
Richard D. Parsons, individually and as trustee(3)(12)	164,536	*	22,280,928	15.0%	13.0%
Carol S. Boulanger, individually and as trustee(3)(13)	301,022	0.1%	1,268,304	0.9%	0.8%
Charlene Barshefsky(14)	107,056	*	—	—	*
Rose Marie Bravo(15)	40,904	*	—	—	*
Wei Sun Christianson(16)	20,942	*	—	—	*
Paul J. Fribourg(17)	62,970	*	—	—	*
Mellody Hobson(18)	213,959	*	—	—	*
Irvine O. Hockaday, Jr.(19)	66,421	*	—	—	*
Lynn Forester de Rothschild(20)	50,073	*	—	—	*
Barry S. Sternlicht(21)	169,703	*	—	—	*
Richard F. Zannino(22)	31,715	*	—	—	*
Fabrizio Freda(23)	1,093,872	0.5%	—	—	*
John Demsey(24)	100,238	*	—	—	*
Cedric Prouvé(25)	368,945	0.2%	—	—	*
Tracey T. Travis(26)	56,958	*	—	—	*
FMR LLC(27)	22,732,013	9.8%	—	—	1.3%
BlackRock, Inc.(28)	14,622,835	6.3%	—	—	0.9%
The Vanguard Group(29)	12,048,743	5.2%	—	—	0.7%
All directors and executive officers as a group (24 persons)(30)	7,054,402	3.0%	57,490,713	38.8%	36.8%

†
Voting power represents combined voting power of Class A Common Stock (one vote per share) and Class B Common Stock (10 votes per share) owned beneficially by such person or persons on September 5, 2014.

*
Less than 0.1%

(1)
The number of shares of Class A Common Stock and percentages contained under this heading do not account for the conversion right with regard to Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Lauder Family Member (as defined, see "Certain Relationships and Related Transactions – Lauder Family Relationships and Compensation" above).

(2)
The number of shares of Class A Common Stock includes shares owned, shares underlying stock units payable in shares that are vested or expected to be paid out within 60 days after September 5, 2014 (i.e. by November 4, 2014), and exercisable options (including options that will be exercisable as of November 4, 2014). The stock units included in the table that are beneficially owned by the non-employee directors represent the Annual Stock Units Retainer for Board Service (plus dividend equivalents). Such units will be settled in shares of Class A Common Stock. Amounts are rounded to the nearest whole unit.

(3)
Leonard A. Lauder, Ronald S. Lauder, William P. Lauder, and Gary M. Lauder, each individually and as trustees of various trusts, Aerin Lauder, as trustee, Jane Lauder, as trustee, Joel S. Ehrenkranz, as trustee, Richard D. Parsons, as trustee, Carol S. Boulanger, as trustee, and LAL Family Partners L.P. ("LALFP") are parties to a Stockholders' Agreement, pursuant to which each has agreed to vote his or her or the trust's or partnership's shares for the election of Leonard A. Lauder (or one of his sons), Ronald S. Lauder (or one of his daughters), and one person, if any, designated by each as a director of the Company. See note (12) for certain exceptions. Shares underlying stock options and stock units are not subject to the Stockholders' Agreement until the stock options are exercised or the stock units are converted. For purposes of the table, shares owned by each such individual are not attributed to the others by reason of such voting arrangement.

(4)
Includes shares owned beneficially or deemed to be owned beneficially by Leonard A. Lauder as follows:

(a)
3,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

(b)
1,963,338 shares of Class A Common Stock as co-trustee of The Leonard A. Lauder 2013 Revocable Trust and with respect to which he may be deemed to have shared voting and investment power with Joel S. Ehrenkranz, as co-trustee.

(5)
LAL Family Corporation is the sole general partner of LALFP, and may be deemed to be the beneficial owner of 90,659,684 shares of Class B Common Stock owned directly by LALFP.

(6)
Includes shares owned beneficially or deemed to be owned beneficially by Ronald S. Lauder as follows:

(a)
10,497,031 shares of Class B Common Stock directly and with respect to which he has sole voting power and shares investment power as described below;

(b)
6,364 shares of Class A Common Stock and 6,364 shares of Class B Common Stock as sole trustee of a trust for the benefit of his children and with respect to which he has sole voting and investment power; and

  (c)
  66,971 shares of Class A Common Stock as a Director of The Ronald S. Lauder Foundation and with respect to which he shares voting and investment power.

Mr. R. Lauder disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock owned by trusts for the benefit of one or more of his children and by the Ronald S. Lauder Foundation. 8,000,000 shares of Class B Common Stock are pledged by Mr. R. Lauder to secure loans under loan facilities with certain banks as to which he has sole voting power and shares investment power with certain pledgees under the loan facilities; and 2,000,000 shares of Class B Common Stock are pledged to secure his obligations under a prepaid variable forward sale contract to an unaffiliated third-party buyer and with respect to which he has sole voting power and shares investment power with such third-party buyer.

(7)
Includes shares owned beneficially or deemed to be owned beneficially by William P. Lauder as follows:

(a)
520,619 shares of Class A Common Stock and 6,825,600 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power;

(b)
268,662 shares of Class A Common Stock and 1,268,304 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of William P. Lauder and others and with respect to which Mr. W. Lauder shares voting power with Gary M. Lauder, as co-trustee, and investment power with Gary M. Lauder and Carol S. Boulanger, as co-trustees;

(c)
24,360 shares of Class A Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of Gary M. Lauder and others and with respect to which Mr. W. Lauder shares voting power with Gary M. Lauder, as co-trustee, and investment power with Gary M. Lauder and Carol S. Boulanger, as co-trustees;

(d)
964,993 shares of Class A Common Stock underlying options held by Mr. W. Lauder; and

(e)
14,340 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2014.

Mr. W. Lauder disclaims beneficial ownership of shares held by the two trusts to the extent he does not have a pecuniary interest in such shares.

(8)
Includes shares owned beneficially or deemed to be owned beneficially by Gary M. Lauder as follows:

(a)
24,360 shares of Class A Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of Gary M. Lauder and others and with respect to which Mr. G. Lauder shares voting power with William P. Lauder, as co-trustee, and investment power with William P. Lauder and Carol S. Boulanger, as co-trustees;

(b)
268,662 shares of Class A Common Stock and 1,268,304 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of William P. Lauder and others and with respect to which Mr. G. Lauder shares voting power with William P. Lauder, as co-trustee, and investment power with William P. Lauder and Carol S. Boulanger, as co-trustees; and

  (c)
  10,468 shares of Class A Common Stock and 45,740 shares of Class B Common Stock as custodian for his nieces and with respect to which he has sole voting and investment power.

Mr. G. Lauder disclaims beneficial ownership of the shares held by him as custodian and of the shares held by the two trusts to the extent he does not have a pecuniary interest in such shares. Mr. G. Lauder's business address is ActiveVideo Networks, Inc., 333 W. San Carlos Street, Suite 400, San Jose, California 95110.

(9)
Includes shares owned beneficially or deemed to be owned beneficially by Aerin Lauder as follows:

(a)
1,692 shares of Class A Common Stock and 1,675,000 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power;

(b)
9,751,892 shares of Class B Common Stock as sole trustee of the Aerin Lauder Zinterhofer 2008 Grantor Retained Annuity Trust and with respect to which she has sole voting and investment power; and

(c)
4,910,594 shares of Class B Common Stock as co-trustee of the Trust under Article 2 of The Zinterhofer 2008 Descendants Trust Agreement u/a/d December 24, 2008 (the "2008 Descendants Trust") with respect to which she shares voting and investment power with Jane Lauder, as co-trustee.

Ms. A. Lauder disclaims beneficial ownership to the extent that she does not have a pecuniary interest in the securities held by the trusts. Shares held by Ms. A. Lauder directly are not subject to the Stockholders' Agreement. Richard D. Parsons is trustee of a trust for the benefit of Ms. A. Lauder that holds shares of Class B Common Stock. See note (12).

(10)
Includes shares owned beneficially or deemed to be owned beneficially by Jane Lauder as follows:

(a)
21,957 shares of Class A Common Stock and 275,000 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power;

(b)
4,910,594 shares of Class B Common Stock as co-trustee of the 2008 Descendants Trust and with respect to which she shares voting and investment power with Aerin Lauder, as co-trustee;

(c)
93,775 shares of Class A Common Stock underlying options held by Ms. J. Lauder; and

(d)
3,843 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2014.

Ms. J. Lauder disclaims beneficial ownership to the extent that she does not have a pecuniary interest in the securities held by the trust. Shares held by Ms. J. Lauder directly are not subject to the Stockholders' Agreement. Richard D. Parsons is trustee of certain trusts for the benefit of Ms. J. Lauder that hold shares of Class B Common Stock. See note (12).

(11)
Represents shares of Class A Common Stock beneficially owned indirectly by Joel S. Ehrenkranz as co-trustee, with Leonard A. Lauder as co-trustee, of The Leonard A. Lauder 2013 Revocable Trust for the benefit of Leonard A. Lauder and with respect to which Mr. Ehrenkranz may be deemed to have shared voting and investment power.

Mr. Ehrenkranz disclaims beneficial ownership of all such shares. Mr. Ehrenkranz's business address is 375 Park Avenue, New York, New York 10152.

(12)
Includes shares owned beneficially or deemed to be owned beneficially by Richard D. Parsons as follows:

(a)
4,442 shares of Class A Common Stock held indirectly through a family trust, with respect to which he has shared voting and investment power;

(b)
6,684 shares of Class A Common Stock underlying stock units held directly that are payable in shares, and 5,491 shares of Class A Common Stock underlying stock units held indirectly through a family trust that are payable in shares;

(c)
45,237 shares of Class A Common Stock underlying options;

(d)
18,605,644 shares of Class B Common Stock as trustee of trusts for the benefit of Aerin Lauder and Jane Lauder and with respect to which Mr. Parsons has sole voting and investment power; and

(e)
102,682 shares of Class A Common Stock and 3,675,284 shares of Class B Common Stock as trustee of a trust for the benefit of Ronald S. Lauder (the "4202 Trust") and with respect to which Mr. Parsons has sole voting power. He has sole investment power with respect to such shares of Class A Common Stock and 1,675,284 shares of such Class B Common Stock, and shared investment power with respect to 2,000,000 shares of such Class B Common Stock as described below.

The 4202 Trust owns all of the outstanding shares of The 4202 Corporation, which corporation owns the shares of Class A and Class B Common Stock directly. Such shares of Class A and Class B Common Stock are not subject to the Stockholders' Agreement. 2,000,000 shares of the Class B Common Stock held by The 4202 Corporation are pledged to secure a loan under a loan facility with a bank; Mr. Parsons, as trustee of the 4202 Trust, shares investment power with the pledgee under such loan facility. Mr. Parsons disclaims beneficial ownership of the shares held by The 4202 Corporation. Mr. Parsons's business address is 9 West 57th Street, Suite 4700, New York, New York 10019.

(13)
Includes shares owned beneficially or deemed to be owned beneficially by Carol S. Boulanger as follows:

(a)
8,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
268,662 shares of Class A Common Stock and 1,268,304 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of William P. Lauder and others and with respect to which she shares investment power with William P. Lauder and Gary M. Lauder, as co-trustees; and

(c)
24,360 shares of Class A Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of Gary M. Lauder and others and with respect to which she shares investment power with Gary M. Lauder and William P. Lauder, as co-trustees.

Ms. Boulanger disclaims beneficial ownership of all shares held by the trusts. Ms. Boulanger's business address is 1540 Broadway, New York, New York 10036.

(14)
Includes shares owned beneficially by Charlene Barshefsky as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
16,776 shares of Class A Common Stock indirectly through a family trust;

(c)
13,155 shares of Class A Common Stock underlying stock units payable in shares; and

(d)
73,125 shares of Class A Common Stock underlying options, including options that are held indirectly through a family trust.

(15)
Includes shares owned beneficially by Rose Marie Bravo as follows:

(a)
8,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
9,779 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
23,125 shares of Class A Common Stock underlying options.

(16)
Includes shares owned beneficially by Wei Sun Christianson as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
3,817 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
13,125 shares of Class A Common Stock underlying options.

(17)
Includes shares owned beneficially by Paul J. Fribourg as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
5,313 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
53,657 shares of Class A Common Stock underlying options.

See note (6) in the "Director Compensation" table above for information about stock units (to be paid out in cash after retirement) held by Mr. Fribourg as a result of his deferral of Annual Cash Retainers.

(18)
Includes shares owned beneficially by Mellody Hobson as follows:

(a)
6,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

  (b)
  149,723 shares of Class A Common Stock held indirectly in a family member's trust;

  (c)
  11,611 shares of Class A Common Stock underlying stock units payable in shares; and

  (d)
  46,625 shares of Class A Common Stock underlying options.

See note (6) in the "Director Compensation" table above for information about stock units (to be paid out in cash after retirement) held by Ms. Hobson as a result of her deferral of Annual Cash Retainers.

(19)
Includes shares owned beneficially by Irvine O. Hockaday, Jr. as follows:

(a)
36,740 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
16,556 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
13,125 shares of Class A Common Stock underlying options.

See note (6) in the "Director Compensation" table above for information about stock units (to be paid out in cash after retirement) held by Mr. Hockaday as a result of his deferral of Annual Cash Retainers.

(20)
Includes shares owned beneficially by Lady Lynn Forester de Rothschild as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
12,948 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
33,125 shares of Class A Common Stock underlying options.

See note (6) in the "Director Compensation" table above for information about stock units (to be paid out in cash after retirement) held by Lady de Rothschild as a result of her deferral of Annual Cash Retainers.

(21)
Includes shares owned beneficially or deemed to be owned beneficially by Barry S. Sternlicht as follows:

(a)
54,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
36,000 shares of Class A Common Stock indirectly through three family trusts;

(c)
8,900 shares of Class A Common Stock underlying stock units payable in shares; and

(d)
70,803 shares of Class A Common Stock underlying options.

See note (6) in the "Director Compensation" table above for information about stock units (to be paid out in cash after retirement) held by Mr. Sternlicht as a result of his deferral of Annual Cash Retainers.

(22)
Includes shares owned beneficially by Richard F. Zannino as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
4,590 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
23,125 shares of Class A Common Stock underlying options.

(23)
Includes shares owned beneficially by Fabrizio Freda as follows:

(a)
129,608 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
925,914 shares of Class A Common Stock underlying options; and

(c)
38,350 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2014.

(24)
Includes shares owned beneficially by John Demsey as follows:

(a)
79,223 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

(b)
21,015 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2014.

(25)
Includes shares owned beneficially by Cedric Prouvé as follows:

(a)
164,124 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
187,410 shares of Class A Common Stock underlying options; and

(c)
17,411 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2014.

(26)
Includes shares owned beneficially by Tracey T. Travis as follows:

(a)
4,860 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
36,954 shares of Class A Common Stock underlying options; and

(c)
15,144 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2014.

(27)
Based on a Schedule 13G Amendment dated February 13, 2014 by FMR LLC, 245 Summer Street, Boston, Massachusetts 02210, FMR LLC may be deemed to be the beneficial owner of 22,732,013 shares of Class A Common Stock, over which it has sole investment power for all such shares and sole voting power for 1,051,878 shares, all of which shares are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(28)
Based on a Schedule 13G dated January 29, 2014 by BlackRock, Inc. ("BlackRock"), 40 East 52nd Street, New York, New York 10022, BlackRock may be deemed to be the beneficial owner of 14,622,835 shares of Class A Common Stock, over which it has sole investment power for all such shares and sole voting power for 11,699,684 shares, all of which shares are held by certain of its subsidiaries.

(29)
Based on a Schedule 13G dated February 6, 2014 by The Vanguard Group ("Vanguard"), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, Vanguard may be deemed to be the beneficial owner of 12,048,743 shares of Class A Common Stock, over which it has (a) sole investment power for 11,664,083 shares, (b) shared investment power for 384,660 shares, and (c) sole voting power for 409,660 shares, all of which shares are held by certain of its subsidiaries.

(30)
See notes (2) through (4), (6), (7), (9), (10), (12) and (14) through (26). Includes for executive officers not named in the table:

(a)
155,230 shares of Class A Common Stock;

(b)
359,159 shares of Class A Common Stock underlying options; and

(c)
37,806 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2014.

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

        Our overall Company performance is attributable to the ongoing determination and collective talents and efforts of our executive officers, other members of management, and all of our employees. We continue to successfully execute against our long-term strategy and, in fiscal 2014, achieved several record results and milestones, including $10.79 billion in adjusted net sales, 16.1% in adjusted operating margin, and over $1.5 billion in cash flow from operations. Highlights of our recent performance include:

Financial Metric	Fiscal 2014	Change over Prior Year	3-Year Compound Annual Growth Rate (or Basis Point Improvement)	5-Year Compound Annual Growth Rate (or Basis Point Improvement)
Net Sales	$10.97 billion	7.7%	7.6%	8.4%
Net Sales as adjusted(1)	$10.79 billion	6.0%	7.0%	8.0%
Operating Margin	16.7%	+170bp	+430bp	+1,100bp
Operating Margin as adjusted(1)	16.1%	+90bp	+310bp	+910bp
Diluted EPS	$3.06	18.6%	20.7%	40.9%
Diluted EPS as adjusted(1)	$2.95	11.5%	16.9%	33.0%
Return on Invested Capital(2)	24.8%	+60bp	+270bp	+1,430bp
Cash Flow from Operations	$1.54 billion	25.2%	14.3%	17.1%
TSR	14.2%	—	13.6%	37.0%
TSR – S&P 500 Composite	24.6%	—	16.6%	18.8%

(1)
Adjusted results exclude the impact of returns, charges, and adjustments associated with restructuring activities, the acceleration of sales orders in fiscal 2014 by some retailers in advance of the Company's July 2014 implementation of its Strategic Modernization Initiative (the "SMI Rollout") in certain global locations, a charge related to the fiscal 2014 remeasurement of net monetary assets in Venezuela, and a charge for interest expense on debt extinguishment in fiscal 2013. See Annex A for reconciliation information about these non-GAAP financial measures.

(2)
Excludes returns, charges, and adjustments associated with restructuring activities in each period.

        In fiscal 2014, we also raised the common stock dividend 11%, repurchased 9.6 million shares for $667 million, and used $510 million of cash flow from operations for capital expenditures. Over the five-year period ended June 30, 2014, the total market value of the Company increased by 342% or approximately $22 billion.

        The following summarizes certain executive compensation decisions that affected compensation in, or relating to, fiscal 2014:

  •
  The Compensation Committee authorized increases in compensation for fiscal 2014 for the President and Chief Executive Officer and certain other Named Executive Officers ("NEOs"), in recognition of strong and sustained individual and Company performance. On average, fiscal 2014 target compensation for the NEOs increased less than 3%.

  •
  Mr. Freda's base salary remained at $1.75 million, his bonus opportunity was increased to $4.0 million, and his equity target was increased to $6.75 million, resulting in target direct annual compensation of $12.5 million for fiscal 2014, an increase of 4.2% from fiscal 2013. See additional information in "CEO Compensation" below.

  •
  Our NEOs achieved fiscal 2014 payout percentages under the Executive Annual Incentive Plan ("EAIP") ranging from 113.7% to 125% out of a possible maximum of 150% of target bonus opportunities. Actual payouts were determined by applying the payout percentages to the fiscal 2014 target bonus opportunities and are shown in the "Summary Compensation Table."

  •
  The stock-based compensation awarded to our NEOs in fiscal 2014 was based on target grant levels and an assessment of each officer's performance and his or her expected future contributions. These awards were granted in September 2013 and are shown in "Grants of Plan-Based Awards in Fiscal 2014." The Stock Plan Subcommittee (the "Subcommittee") shifted the allocation of the total value of annual equity grants for executive officers to increase the weighting on performance share units ("PSUs"), while maintaining a balance among motivating the executive officers, rewarding performance, mitigating risk, and helping the executive officers increase their equity ownership. The current equity mix is equally weighted between stock options, restricted stock units ("RSUs"), and PSUs. Previously, they had been weighted 50%, 25%, and 25%, respectively.

  •
  As a result of the strong performance over the three-year period ended June 30, 2014, the PSUs granted to our executive officers resulted in an aggregate payout of 145.3% of target. Actual payouts for the NEOs are described in note (4) in the "Outstanding Equity Awards at June 30, 2014" table.

  •
  In August 2014, the Subcommittee approved the payout for the market share unit ("MSU") granted to Mr. Freda in February 2011. Based on our Company's stock price, which increased by over 60% during the performance period, Mr. Freda received the maximum number of shares (320,000) under this incentive award. See additional information in "CEO Compensation" below.

Advisory Vote on Executive Compensation

        At the 2013 Annual Meeting, over 99% of the votes cast in connection with the stockholders advisory vote on compensation of the NEOs were cast in favor of the proposal. The Company has considered this voting result, and in light of the high level of support, our compensation policies and decisions, as explained in this Compensation Discussion and Analysis, continue to be focused on sustainable financial performance and aligning the interests of senior management with the interests of stockholders.

Overview of Compensation Philosophy and Objectives

        Our compensation program for executive officers is designed to attract and retain high quality people and to motivate them to achieve both our long-term and short-term goals. We believe that the design and governance of our program supports, and aligns executive officers with, the business strategy and the overall goal to continue sustainable growth of net sales, profitability, and return on invested capital on an annual and long-term basis.

        Our executive compensation program is designed to achieve our business and financial goals by providing compensation that:

  •
  aligns executives' interests with our long-term and short-term goals, and with the interests of our stockholders;

  •
  rewards performance at the Company, business unit and individual levels;

  •
  is competitive with the compensation practices at other leading beauty and consumer products companies; and

  •
  is equitable among our executive officers.

        We have been in the beauty business since 1946, and have established a strong record of growth and profitability. For the first 50 years, we were wholly owned by the Lauder family. Today, the family continues to own a significant portion of our outstanding stock. Our executive compensation program reflects our successful track record and the control by the Lauder family.

        In fiscal 2014, our executive officers included the Executive Chairman, the President and Chief Executive Officer, two Group Presidents, and the heads of six functions. There is internal equity among similarly situated executive officers, which is intended to foster a team-oriented approach to managing the business. The Named Executive Officers for fiscal 2014 are:

  •
  William P. Lauder – Executive Chairman

  •
  Fabrizio Freda – President and Chief Executive Officer

  •
  Tracey T. Travis – Executive Vice President and Chief Financial Officer

  •
  John Demsey – Group President

  •
  Cedric Prouvé – Group President, International

        We have entered into employment agreements with our executive officers to attract and retain strong candidates and to provide the basis for a shared mutual understanding of the employment relationship. The employment agreements in effect during fiscal 2014 for our NEOs are described under "Employment Agreements" below. Our standard employment agreements for executive officers cover termination and severance and include non-competition, confidentiality, and related covenants. They do not include specified amounts of salary, bonus opportunities, or equity-based compensation for future years. For executive officers who are recruited to join the Company, we will specify levels of salary, bonus opportunities, and equity-based compensation grants for certain initial periods or that relate to initial grants (e.g., to compensate the officer for amounts or awards that may be forfeited at a prior employer).

        The compensation program for executive officers is established and administered by the Compensation Committee and the Subcommittee. The Subcommittee approves the terms of all grants to executive officers under our share incentive plans (including any equity compensation-related terms of employment agreements for executive officers). The Compensation Committee approves all other aspects of executive compensation.

Elements of Compensation; Allocation

        Our executive compensation program consists of the following:

        When the Subcommittee and our senior management review the components of total direct compensation, they first review, for each type of position in the executive officer group, total direct compensation to gauge the extent to which it is broadly aligned with that of our executive compensation peer group. The Subcommittee and our senior management then review the elements of compensation (i.e. base salary, annual cash incentive bonus opportunities, and long-term equity-based compensation opportunities) and determine a mix of these elements as a percentage of total direct compensation. The mix is intended to be performance-oriented (i.e. provide a greater percentage of compensation in the form of variable annual and long-term incentive compensation) and reasonable when compared with the peer group. Executive officers with similar responsibilities generally have a similar mix of pay elements. Total direct compensation and allocations of metrics within the EAIP are determined based on the type and level of responsibility of the particular executive officer, internal pay equity, and competitive considerations.

        To foster interdependence and collaboration among brands, regions, and functions and to drive the corporate strategy, annual incentives are structured to align business unit performance with overall corporate performance. Generally we believe that executive officers should have a greater percentage of their compensation based on performance in the form of long-term equity-based incentives ("LTI"), followed by short-term annual cash incentives and then by base salary.

        Based on target levels for incentive compensation for fiscal 2014, the mix of pay for executive officers is shown below:

  (1)
  This chart includes amounts attributable to fiscal 2014 for the RSUs and PSUs granted to Mr. Freda on September 24, 2012, and the MSU granted to him on February 9, 2011; without these grants, his annual target pay mix for fiscal 2014 was 14% salary, 32% target bonus, and 54% LTI.

  (2)
  This chart includes all of the NEOs except William P. Lauder. For fiscal 2014, Mr. Lauder had a target pay mix of 23% base salary, 46% annual bonus, and 31% LTI.

        For fiscal 2014, the average annual target pay mix for most of the other executive officers was 27% base salary, 24% target annual incentive, and 49% LTI. Leonard A. Lauder and Ronald S. Lauder have not received LTI since fiscal 2000.

        Our intention behind our annual and long-term incentive plans is to cover a portfolio of performance measures that balance growth, profitability, and stockholder returns over both an annual and long-term period. We work to establish goals that support the long-term strategy of growing revenue at least 1% ahead of global prestige beauty, deriving more than 60% of sales from outside the United States, improving operating margin, maintaining return on invested capital, and reducing inventory days.

        Target levels of performance for a given fiscal year are determined based on our internal planning and forecasting processes and benchmarked against select peer companies. The Compensation Committee and the Subcommittee consider various factors including the expected performance of our competitors and our long-term strategy in establishing the performance required to achieve the maximum payout under each measure for both our annual cash and long-term incentive plans.

        In addition to total direct compensation described above, we also provide competitive benefits and modest perquisites. In certain circumstances, we may pay amounts necessary to attract an executive to work for us or to move to a particular location. This reflects, in part, the global nature of our business and the executives that we seek to attract and retain.

        Base Salary. We pay base salaries to provide executives with a secure base of cash compensation. In determining the amount of base salary for an executive officer, the Compensation Committee primarily considers the executive's position, current salary, tenure, and internal pay equity, as well as competitiveness of the salary level in the marketplace. The Committee also considers the impact of

Section 162(m) and recommendations from the Executive Chairman, the President and Chief Executive Officer, and the Executive Vice President – Global Human Resources. See "Tax Compliance Policy" below.

        Annual Incentive Bonus. Annual incentives provided under the EAIP are of key importance in aligning the interests of our executives with our short-term goals and rewarding them for performance. For executive officers, the level of bonus opportunities and performance targets are based on the scope of the executive's responsibilities, internal pay equity among executives with similar responsibilities, and competitive considerations. The measures in our annual incentive program are designed to foster interdependence and collaboration among brands, regions, and functions to drive the corporate strategy by ensuring alignment of business unit performance with overall corporate performance.

        Aggregate bonus opportunities for executive officers under the EAIP are set annually by the Compensation Committee. For fiscal 2014, the EAIP payout is the product of the target for each executive officer and the EAIP Payout % which is comprised of (a) the Corporate Multiplier and (b) the Business Unit Multiplier, as described below.

        Target level performance on each of the criteria would result in multipliers at 100% and payout at 100% of the executive officer's target opportunity. Provided the minimum threshold has been achieved, payouts can range from 31.25% of target up to a maximum of 150% of target. Failure to achieve the pre-established minimum threshold level of performance would result in no credit for that particular criteria and, depending upon performance in respect of other criteria, could result in no bonus being paid. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, impairment of intangibles, the impact of discontinued operations and non-recurring income/expenses, and the impact on net sales of unplanned changes in foreign currency rates. Such automatic adjustments in fiscal 2014 included the impact of accelerated orders associated with the July 2014 SMI Rollout, the Venezuela remeasurement charge, and adjustments associated with restructuring activities. For fiscal 2014, bonuses payable to Messrs. W. Lauder, Freda, Demsey, and Prouvé required that we achieve positive net operating profit and limited the aggregate amount of bonuses to such individuals to 2% of such net operating profit. In fiscal 2014, 2% of net operating profit exceeded the total bonuses paid to such executive officers.

        The target payout, business criteria, the performance levels within each multiplier, and the threshold, target, and maximum payouts associated with each criteria and performance level were set by the Compensation Committee in consultation with management and the Committee's compensation consultant during the first quarter of the fiscal year. Target payouts for executive officers are largely based on the prior year target amount and are reviewed by the Compensation Committee annually.

        Corporate Multiplier. The Corporate Multiplier is comprised of four equally weighted, Company-wide performance criteria: (1) diluted net earnings per share from continuing operations ("Diluted EPS"); (2) net operating margin percentage ("NOP Margin"); (3) net sales; and (4) return on invested capital ("ROIC"). The chart below shows the threshold, target, and maximum for each criteria making up the Corporate Multiplier as well as the results for fiscal 2014. Because performance exceeded the maximum levels for three of the four measures (Diluted EPS, NOP Margin, and ROIC), the payout factors were at 120% of target; for Net Sales the payout was 98.1%, resulting in a Corporate Multiplier of 114.5%. Each executive officer's incentive payment is subject to the Corporate Multiplier.

		Threshold		Target		Maximum		Actual Performance(1)
	Fiscal 2014 Target	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Diluted EPS	$2.78	50%	50%	100%	100%	105.1%	120%	106.1%	120.0%
NOP Margin	16.4%	50%	50%	100%	100%	102.3%	120%	103.5%	120.0%
Net Sales	$10.7 billion	85%	50%	100%	100%	101.7%	120%	99.0%	98.1%
ROIC	23.0%	50%	50%	100%	100%	103.5%	120%	103.9%	120.0%
Corporate Multiplier									114.5%

(1)
Net sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance, for each of the metrics, is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis.

        If actual performance is between the target and the maximum, or between the threshold and the target, the payout factor is calculated mathematically using the target level of performance as a base. As an example, for Net Sales performance that is between the threshold and the target, for each 1% that performance is below target, the payout will be 3 1/3% below the target payout of 100%.

        Business Unit Multiplier. The Business Unit Multiplier works similarly, but is based on various combinations of business criteria at the business unit level, including: (1) net sales; (2) NOP Margin; (3) inventory management; (4) productivity and other cost savings; and (5) other divisional goals tied to our long-term strategy ("Business Unit Strategic Objectives"). The weighting of the various measures is fixed for each executive officer depending upon position and responsibilities. As with the Corporate Multiplier, target level performance on all the applicable criteria leads to a Business Unit Multiplier of 100%. If the threshold level of performance is not achieved for any of the applicable criteria, then the Business Unit Multiplier would be zero for those criteria.

        For the Business Unit Multiplier, the Global Brands Results represent the consolidated results of all brands, and the Functions Average is a simple average of the performance against Business Unit Strategic Objectives for the six Corporate Functions (i.e. Finance; Human Resources; Legal; Global Communications; Global Research and Development, Corporate Product Innovation, Package Development; and Global Supply Chain). For Messrs. Demsey and Prouvé, the threshold, target, and maximum for each criteria making up the Business Unit Multiplier for their respective units, as well as the results for fiscal 2014, are shown in the following table:

		Threshold		Target		Maximum		Actual Performance(1)
	Fiscal 2014 Target	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Net Sales
Demsey	$6,708.3 million	85%	62.5%	100.0%	100.0%	102.4%	125%	99.2%	97.9%
Prouvé	$6,639.1 million	85%	62.5%	100.0%	100.0%	102.5%	125%	99.1%	97.8%
NOP Margin
Demsey	26.7%	85%	62.5%	100.0%	100.0%	102.0%	125%	102.2%	125.0%
Prouvé	27.0%	85%	62.5%	100.0%	100.0%	101.9%	125%	101.5%	119.9%
Inventory Management – Days to Sell
Demsey	191	85%	62.5%	100.0%	100.0%	105.0%	125%	86.8%	67.1%
Prouvé	120	85%	62.5%	100.0%	100.0%	105.0%	125%	86.5%	66.2%
Inventory Management – Weighted Forecast Accuracy
Demsey	55.5%	95%	62.5%	100.0%	100.0%	105.0%	125%	102.5%	112.7%
Prouvé	58.2%	95%	62.5%	100.0%	100.0%	105.0%	125%	98.4%	88.2%
Productivity – Employee Costs
Demsey	$418.6 million	90%	62.5%	100.0%	100.0%	103.0%	125%	101.7%	114.1%
Prouvé	$556.9 million	90%	62.5%	100.0%	100.0%	103.0%	125%	101.4%	111.6%
Productivity – Employee Costs as % of Net Sales
Demsey	6.2%	90%	62.5%	100.0%	100.0%	105.0%	125%	99.8%	99.2%
Prouvé	8.4%	90%	62.5%	100.0%	100.0%	105.0%	125%	99.5%	98.1%

(1)
Net sales and all of the income statement measures are calculated at weighted average exchange rates for the measurement period. Measurement of performance, for each of the metrics, is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis.

        When performance exceeds the maximum level, the payout factors are at 125% of target. In the case where the actual performance was between the target and the maximum, or between the threshold and the target, the payout factor was calculated mathematically using the target level of performance and associated payout as a base.

        Mr. Demsey, Mr. Prouvé, and Ms. Travis were each assigned Business Unit Strategic Objectives for fiscal 2014 that accounted for the percentages of the individual's aggregate bonus opportunity target indicated below.

        These Business Unit Strategic Objectives are aligned with high-level themes, explained below, that help focus collective efforts in areas that are important to shared success across business units and drive the corporate strategy.

  (a)
  Strategy Operationalization and Deployment – Progressing and operationalizing key action items from each Business Unit's Strategy. Continue embracing and cascading the corporate strategy and key elements throughout the organization.

  (b)
  Collaboration and Talent Development – Championing and leading collaborative behavior and the development of talent in the organization.

  (c)
  Key Business Capability Building/Business Transformation – Identifying and taking action on developing capabilities for continuous improvement related to the key operational and financial building blocks that will impact sustainable growth and profitability and the effective use of resources.

        After the end of fiscal 2014, the Executive Chairman, the President and Chief Executive Officer, and the Executive Vice President – Global Human Resources, with appropriate input from other employees, reviewed the actions taken by each Group President and the Executive Vice President and Chief Financial Officer and, based on those achievements, recommended the payout percentages shown in the table below (with a maximum of 125%). The assessment of these achievements and related payouts were confirmed by the Compensation Committee in its business judgment.

        Calculation of EAIP Payout Percentage. As noted, the weightings of the various criteria for an executive officer's Business Unit Multiplier depend upon the officer's position and responsibilities, as shown in the calculation of the Business Unit Multiplier below. The overall brand and region performance is a consolidation of the performance on the financial criteria discussed above of the relevant brands or geographies.

        For each NEO, the calculation of the individual's "EAIP Payout %," including both the Business Unit Multiplier (weighted accordingly) and the Corporate Multiplier is as follows:

	W. P. Lauder & F. Freda
			T.T. Travis		J. Demsey		C. Prouvé
	% of Oppty (at Target)
		Actual (weighted payout %)	% of Target	Actual (weighted payout %)	% of Target	Actual (weighted payout %)	% of Target	Actual (weighted payout %)
Global Brands Results	90%	97.7%	50%	97.7%	15%	97.7%	15%	97.7%
Functions Average	10%	112.8%	10%	112.8%	5%	112.8%	5%	112.8%
Business Unit Strategic Objectives			30%	115.0%	20%	121.0%	20%	108.0%
Division Net Sales(1)					20%	97.9%	20%	97.8%
Division NOP Margin(1)					20%	125.0%	20%	119.9%
Inventory Management					10%	85.2%	10%	78.8%
Productivity			10%	124.9%	10%	115.8%	10%	114.9%
Business Unit Multiplier (a)	100%	99.2%	100%	107.1%	100%	109.2%	100%	104.8%
Corporate Multiplier (b)		114.5%		114.5%		114.5%		114.5%
EAIP Payout % (a) x (b)		113.7%		122.7%		125.0%		120.0%

(1)
Net sales are calculated at weighted average exchange rates at the time of measurement. Measurement of performance, for each of the metrics, is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis.

        For more information about the potential bonus opportunities of our Named Executive Officers for fiscal 2014 and the actual payouts made in respect of fiscal 2014 performance, see "Grants of Plan-Based Awards in Fiscal 2014" and "Summary Compensation Table" below.

Long-Term Equity-Based Compensation

        General. We consider equity-based compensation awarded under our Amended and Restated Fiscal 2002 Share Incentive Plan to be of key importance in aligning executives with our long-term goals and rewarding them for performance. The awards also provide an incentive for continued employment with us. We grant certain executive officers a combination of stock options, RSUs, and PSUs. Since fiscal 2000, no grants of any equity-based compensation have been made to Leonard A. Lauder or Ronald S. Lauder. The Subcommittee typically makes equity-based compensation awards to our executive officers at its regularly scheduled meeting during the first quarter of each fiscal year. There is no relationship between the timing of the granting of equity-based awards and our release of material non-public information.

        The target and actual amounts and allocation of equity-based compensation reflect the business judgment of the Subcommittee after consultation with its executive compensation consultant and our senior management. As with each other element of compensation, and compensation overall, the Subcommittee (or the Compensation Committee for non-equity-based compensation), its executive compensation consultant, and management take into account the level of responsibility of the particular executive officer, recent performance and expected future contributions of the executive officer, internal pay equity, and competitive practice. They also consider applicable employment agreements as necessary.

        The allocation among the value of the different types of awards in fiscal 2014 is weighted equally between stock options, PSUs (at target), and RSUs – reflecting, in the business judgment of the Subcommittee, a balance among motivating the executive officers, rewarding performance, mitigating risk, and helping the executive officers increase their equity ownership. Such percentage may change depending upon any supplemental grants, such as those made to Messrs. Freda, Demsey, and Prouvé in fiscal 2013. The equity-based elements serve as a retention mechanism and to help executive officers acquire sufficient shares of Class A Common Stock to satisfy the executive stock ownership guidelines.

        No specific weightings were used to determine the amounts of the equity-based compensation. The Subcommittee applied an individual performance factor to the target equity opportunity for each executive officer. The performance factor ranged from 106% – 125% of target. As with the amount of equity-based compensation granted, the allocation among the equity-based compensation elements are compared with practices of the peer group companies (noted below) to ensure they are competitive and appropriate.

        Stock Options. In fiscal 2014, stock options represented approximately 1/3 of the grant date value of the equity-based compensation granted to executive officers. We believe that stock options are performance-based because the exercise price is equal to the closing price of the underlying Class A Common Stock on the date the option is granted. Despite the value attributed on the date of grant for accounting purposes, value is realized by the executive officer only to the extent that the stock price exceeds such price during the period in which the executive officer is entitled to exercise the options and he or she exercises them. The ability to exercise the options is limited by our "Policy on Avoidance of Insider Trading" described below. Options granted to our executive officers generally become exercisable in three equal installments approximately 16 months, 28 months, and 40 months after the date of grant, and expire ten years from the grant date.

        Performance Share Units. In fiscal 2014, PSUs represented approximately 1/3 of the grant date value of the equity-based compensation granted to executive officers. PSUs are generally rights to receive shares of our Class A Common Stock if certain company-wide performance criteria are achieved during a three-year performance period. PSUs are expressed in terms of opportunities, and each opportunity is based on a particular financial metric that is considered important in achieving our overall long-term financial goals. The Subcommittee approves the performance target for each metric during the first quarter of the three-year performance period. Each opportunity is expressed in shares to be paid out if performance equals 100% of the target. PSUs are accompanied by dividend equivalents which are accrued and paid in cash at the end of the performance period. To the extent shares are paid out on a PSU award, the cash amount paid is equal to the dividends declared per share over the performance period times the number of shares paid out.

        The aggregate amount of a PSU award represents the aggregate payout if the performance of all opportunities equal 100% of the related target performances. An above-target payout can be achieved under a particular opportunity if the performance associated with such opportunity exceeds 100% of the target, up to a maximum set by the Subcommittee. Failure to achieve the pre-established minimum threshold amount would result in no payout being made under the opportunity. Measurement of performance is subject to certain automatic adjustments, as discussed in this Compensation Discussion and Analysis.

        Fiscal 2012 PSU Grants. The PSU targets for fiscal 2012 for the three-year period ended June 30, 2014 were based on compound annual growth rates ("CAGR") in Company-wide net sales, Diluted EPS, and ROIC, weighted equally. Each 1% increase in performance over the threshold results in a 5% increase in associated payout for Net Sales and a 3 1/3% increase in associated payout for Diluted EPS and ROIC up to the target performance levels. Each 1% increase in performance above target results in 13.2%, 5.9%, and 9.6% increases in associated payouts for net sales, diluted EPS, and ROIC, respectively. Performance above maximum results in a payout of 150% of target opportunity.

        The PSUs that were paid out after the end of fiscal 2014 exceeded the level for maximum payout for EPS and ROIC, and Net Sales achieved payout of 135.9%, between target and maximum. The aggregate payout of the three measures, weighted equally, was 145.3%. The table below summarizes the measures and corresponding payouts.

	Fiscal 2012 through Fiscal 2014 Target							Actual Performance(1)
		Threshold		Target		Maximum
		% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Net Sales (CAGR)(1)	6.5%	90%	50%	100%	100%	103.8%	150%	102.7%	135.9%
Diluted EPS (CAGR)	10.5%	85%	50%	100%	100%	108.5%	150%	118.4%	150.0%
ROIC (CAGR)	(1.7%)	85%	50%	100%	100%	105.2%	150%	114.3%	150.0%
Aggregate Payout									145.3%

(1)
Net sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance, for each of the metrics, is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis. For the fiscal 2012 grants, these include the impact of accelerated orders associated with the SMI Rollout, the Venezuela remeasurement charge, and returns, charges, and adjustments associated with restructuring activities.

        Fiscal 2014 PSU Grants. The targets for the PSU opportunities and corresponding payouts for PSUs granted in fiscal 2014 for the three-year period ending June 30, 2016 are based on CAGR in Company-wide net sales, Diluted EPS, and ROIC, weighted equally, as follows:

	Fiscal 2014 Through Fiscal 2016 Target(1)
		Threshold(2)		Target		Maximum
		% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Net Sales (CAGR)(1)	6.8%	90%	50%	100%	100%	103.9%	150%
Diluted EPS (CAGR)	8.9%	85%	50%	100%	100%	108.6%	150%
ROIC (CAGR)(3)	(3.1%)	85%	50%	100%	100%	103.6%	150%

(1)
Net sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance, for each of the metrics, is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis.

(2)
Payouts for an opportunity will be made only if performance exceeds the pre-established minimum threshold for such opportunity.

(3)
Target ROIC decrease reflects increasing levels of capital investment to support growth in our businesses, particularly consumer facing investments for counter upgrades and our retail stores.

        The goals above were based on the long-term strategic plan and the conditions that existed at the start of fiscal 2014. We believe the targets when set were reasonably aggressive.

        Restricted Stock Units. RSUs are the right to receive shares of our Class A Common Stock over a period of time and typically represent approximately 1/3 of the grant date value of the equity-based compensation granted to our executive officers. RSUs are granted to executive officers to serve as a retention mechanism and to help them build their equity ownership. RSUs are also intended to help executive officers acquire sufficient shares of Class A Common Stock to satisfy the executive stock ownership guidelines. RSUs are accompanied by dividend equivalents that are paid in cash; at the time an RSU vests, the cash amount paid to the executive officer is equal to the dividends declared per share between the grant date and the vesting date times the number of shares paid out.

        The RSUs granted to executive officers in fiscal 2014 generally vest ratably in thirds on October 31, 2014, November 2, 2015, and October 31, 2016.

        Fiscal 2011 MSU Grant. The MSU award granted to Mr. Freda in fiscal 2011, in connection with the renewal of his employment agreement, vested on June 30, 2014 and resulted in the maximum payout of 320,000 shares of the Company's Class A Common Stock. This represented an increase of more than 60% in the stock price over the performance period and an increase of approximately $10.1 billion in market capitalization for stockholders over the same period. Under the terms of the grant, the number of shares payable depended upon performance of the Class A Common Stock on the New York Stock Exchange during the 20 trading days ending June 30, 2014. The 20-day average stock price of $75.83 exceeded the plan maximum stock price of $75.00 and resulted in the maximum payout to Mr. Freda on August 19, 2014. Under the terms of the grant, dividend equivalents in connection with the shares earned by Mr. Freda were paid out in cash, in the amount of $763,200.

        Equity-Based Compensation Granted in Fiscal 2014. As stated above, target award levels and actual grants of equity made to executive officers are determined by taking into account many factors,

including an assessment of recent performance and expected future contributions. For the Executive Chairman and the President and Chief Executive Officer, this determination is made by the Subcommittee; for the remaining executive officers, a recommendation is made by the executive officer's immediate manager, and the actual grant is approved by the Subcommittee. Fiscal 2014 equity grants were awarded in September 2013; the resulting equity grant percentages awarded to our NEOs in fiscal 2014 were based on target grant levels and an assessment of each officer's performance and expected future contributions. See the "Grants of Plan-Based Awards in Fiscal 2014" table below.

        For more information about the equity grants made to our NEOs for fiscal 2014, see "CEO Compensation," the "Grants of Plan-Based Awards in Fiscal 2014," and the "Summary Compensation Table" below.

CEO Compensation

        Since becoming President and Chief Executive Officer in July 2009, Mr. Freda has led the development and implementation of our long-term strategy that has resulted in total stockholder return ("TSR") of 383%, as compared to that of the S&P 500, which was 137%. In recognition of our strong and sustained performance, the Committee and the Subcommittee increased Mr. Freda's total direct annual compensation for fiscal 2014 by 4.2% to $12.5 million, consistent with the increases for the other executive officers. Mr. Freda's base salary remained the same as the prior year ($1.75 million), his target bonus opportunity was increased to $4.0 million from $3.75 million, and his equity target was increased to $6.75 million from $6.5 million.

        Mr. Freda's total compensation, as disclosed in the "Summary Compensation Table," shows significant fluctuations year-over-year due to the value and timing of equity awards he has received in the past in addition to his annual equity grants. These include the additional RSUs granted to him in fiscal 2010 valued at approximately $4.0 million, the MSU granted to him in fiscal 2011 valued at approximately $10.6 million, and the additional RSUs and PSUs granted to him in fiscal 2013 valued at approximately $6.0 million and $11.0 million, respectively. These fluctuations are attributable to applicable disclosure rules, which require that we report the total value of equity grants on the grant date rather than over the life of the award. When the additional equity awards were granted, the Subcommittee considered the impact of the compensation on an annualized basis. As such, we have included below a supplementary table showing the additional equity awards on an annualized basis, as recognized for accounting purposes, and comparing that to the amounts reported for Mr. Freda in the "Summary Compensation Table" in the Proxy Statement for fiscal 2014 and prior years. As noted below, on an annualized basis, Mr. Freda's compensation shows an upward progression including a 7.7% increase between fiscal 2013 and fiscal 2014, demonstrating strong and proven performance.

	Stock Awards ($000s)		Total Compensation ($000s)
Fiscal Year	Annualized Stock Awards(1)	Grant Date Fair Value as Reported in Summary Compensation Table	Including Annualized Stock Awards(1)	As Reported in Summary Compensation Table
2014	$13,339	$ 5,626	$23,276	$15,563
2013	11,005	21,025	21,579	31,598
2012	7,024	3,491	17,133	13,599
2011	4,925	13,080	13,311	21,467
2010	5,132	6,688	12,816	14,372

  (1)
  The additional equity awards are recognized over their respective vesting periods as follows: (i) the RSUs granted to Mr. Freda on July 1, 2009 in connection with his promotion to Chief Executive Officer have been recognized over the three-year vesting period; (ii) the MSU granted to Mr. Freda on February 9, 2011 in connection with the renewal of his employment agreement has been recognized over the approximate 41-month vesting period; and (iii) the RSUs and PSUs granted to Mr. Freda on September 24, 2012 are being recognized over their approximate three-, four-, and five-year vesting periods.

        Of the total grant date fair value of the additional grants in fiscal 2013, as disclosed in the "Summary Compensation Table," $8.5 million will be recognized in fiscal years 2015 through 2017, subject to continued employment. Additionally, it is important to note that a significant portion of Mr. Freda's compensation has not yet been earned and is subject to future financial performance, stock price appreciation, or relative TSR. Further, awards have been structured with long-term vesting to encourage Mr. Freda to remain with us through at least fiscal 2017.

        If Mr. Freda leaves voluntarily prior to the applicable vest dates, then he will forfeit any RSUs and PSUs that are unvested at that time. If he is terminated by us other than for cause, Mr. Freda's RSUs and PSUs will vest pro rata based on his months of service during the relevant period, and his stock options that are not yet exercisable will become exercisable.

        Payout of the PSUs would be made after the end of the relevant performance period, dependent upon achievement of performance conditions. See "Potential Payments upon Termination of Employment or Change of Control – Effects of Termination on Outstanding Awards Under Equity Plans" below.

        The chart immediately below illustrates that a significant percentage of Mr. Freda's stock awards, as disclosed in the "Summary Compensation Table" in fiscal 2012 through 2014, have yet to be earned and are subject to future performance conditions. The charts below are presented to show how the Subcommittee viewed its compensation actions. It differs from the "Summary Compensation Table" required by the Securities and Exchange Commission, and is not a substitute for the information presented in the "Summary Compensation Table."

Fiscal Year of Grant	Type of Stock Award	Vest Date(s)	Financial Measures	Grant Date Fair Value of Unvested Stock Awards Still Subject to Performance Conditions ($000s)	Grant Date Fair Value of Stock Awards Disclosed in Summary Compensation Table in Year of Grant ($000s)	% of Grant Date Fair Value Unvested and Subject to Performance Conditions
			Net sales (CAGR)
2014	PSU	6/30/2016	Diluted EPS (CAGR)	$ 2,813	$5,626	50%
			ROIC (CAGR)
			Net sales (CAGR)
2013	PSU	6/30/2015	Diluted EPS (CAGR)	2,031	—	—
			ROIC (CAGR)
2013	PSU	1/3 on 6/30/15 1/3 on 6/30/16	Relative TSR Performance versus S&P 500	10,962	—	—
		1/3 on 6/30/17	Companies(1)
Total (2013)				12,993	21,025	62%

Total (2013-2014)				$15,806	$26,651	59%

(1)
The PSUs based on relative TSR are divided into three tranches with the first having a three-year performance period ending June 30, 2015, the second a four-year performance period ending June 30, 2016, and the third a five-year performance period ending June 30, 2017. The payout of these PSUs depends upon the relative TSR over the relevant performance period as compared to the companies in the S&P 500 on July 1, 2012 (the "S&P 500 Companies"). The performance hurdles and associated payouts are as follows:

TSR Percentile of the Company vs. the S&P 500 Companies	Payout as a % of Target
≥ 90th Percentile	160%
60th Percentile	100%
40th Percentile	35%
< 40th Percentile	0%

Percentiles (i) between the 60th percentile and the 90th percentile shall be interpolated on a straight line basis between the Target Shares and the Maximum Shares and (ii) between the 40th percentile and the 60th percentile shall be interpolated on a straight line basis between the Threshold Shares and the Target Shares. If Mr. Freda resigns or is terminated for cause prior to the end of the relevant performance period for any of the PSUs, he will receive no shares. If he dies or becomes disabled prior to the end of the relevant performance period or is terminated without cause after July 1, 2013 and prior to the end of the performance period, then based on plan achievement the number of shares to be paid out will be multiplied by a fraction, the numerator of which will be the number of completed months of service starting with July 2012 and the denominator of which will be the applicable number of months in the full performance period. The PSUs will vest and be paid out upon a "Change in Control" (as defined in the agreement), with performance plan achievement determined by the consideration per share to be received by the holders of the Company's Class A Common Stock relative to the S&P 500 Companies. Potential payouts of the RSUs upon termination of employment or "Change in Control" (as defined in the agreement) are similar to the treatment for RSUs described in "Potential Payments Upon Termination of Employment or Change of Control" below. Dividend equivalents will be paid out in cash in connection with shares that are earned. Shares and cash paid out pursuant to the PSUs and RSUs are subject to applicable tax withholding requirements.

        For fiscal 2015, Mr. Freda's base salary increased to $1.8 million, his aggregate target incentive bonus opportunity increased to $4.5 million, and his target equity opportunity increased to $7.5 million, resulting in a target total compensation increase of 10.4%. In September 2014, he was granted equity-based compensation with an aggregate value of approximately $9.4 million, comprised of stock options in respect to 127,919 shares of Class A Common Stock with an exercise price of $76.23 per share, RSUs in respect of 40,994 shares of Class A Common Stock and PSUs with a target payout of 40,994 shares of Class A Common Stock. These equity awards will appear in the fiscal 2015 Summary Compensation Table.

Fiscal 2015 Compensation Decisions for Other NEOs

        For fiscal 2015, there were no changes to Mr. Lauder's compensation; base salary is $1.5 million, target incentive bonus opportunity is $3.0 million, and target equity opportunity is $2.0 million. In September 2014, he was granted equity-based compensation with an aggregate value of approximately $2.5 million, comprised of stock options in respect to 34,110 shares of Class A Common Stock with an exercise price of $76.23 per share, RSUs in respect of 10,932 shares of Class A Common Stock, and PSUs with a target payout of 10,932 shares of Class A Common Stock.

        For fiscal 2015, Ms. Travis' base salary increased to $850,000, her target incentive bonus opportunity increased to $910,000, and her target equity opportunity increased to $2.8 million, resulting in a target total compensation increase of 4.0%. In September 2014, she was granted equity-based compensation with an aggregate value of approximately $3.4 million, comprised of stock options in respect to 45,848 shares of Class A Common Stock with an exercise price of $76.23 per share, RSUs in respect of 14,692 shares of Class A Common Stock, and PSUs with a target payout of 14,692 shares of Class A Common Stock.

        For fiscal 2015, Mr. Demsey's base salary increased to $1.04 million, his target incentive bonus opportunity increased to $2.76 million, and his target equity opportunity increased to $4.2 million, resulting in a target total compensation increase of 8.1%. In September 2014, he was granted equity-based compensation with an aggregate value of approximately $5.1 million, comprised of stock options in respect to 69,913 shares of Class A Common Stock with an exercise price of $76.23 per share, RSUs in respect of 22,406 shares of Class A Common Stock, and PSUs with a target payout of 22,406 shares of Class A Common Stock.

        For fiscal 2015, Mr. Prouvé's base salary increased to $1.03 million, his target incentive bonus opportunity increased to $2.285 million, and his target equity opportunity increased to $3.4 million, resulting in a target total compensation increase of 3.0%. In September 2014, he was granted equity-based compensation with an aggregate value of approximately $3.7 million, comprised of stock options in respect to 50,568 shares of Class A Common Stock with an exercise price of $76.23 per share, RSUs in respect of 16,205 shares of Class A Common Stock, and PSUs with a target payout of 16,205 shares of Class A Common Stock.

Compensation Planning and the Decision Making Process

        Peer Group. We consider the compensation practices of a peer group of companies for the purpose of determining the competitiveness of our total compensation and various elements, but we do not target a specific percentile. We believe the peer group reflects the market in which we compete for executive talent. We believe that we have few direct competitors that are publicly traded in the United States. As such, the Compensation Committee has selected a mix of primarily consumer products and consumer discretionary companies to ensure the group includes companies of comparable size and business model to us. The Committee refers to the peer group data when considering compensation levels and the allocation of compensation elements for executive officers. The peer group of 14 companies used for compensation in fiscal 2014 was the same peer group used in fiscal 2013:

• Avon Products	• L Brands
• Clorox	• PepsiCo
• Colgate-Palmolive	• Ralph Lauren
• Elizabeth Arden	• Procter & Gamble
• The Gap	• Revlon
• International Flavors & Fragrances	• Starbucks
• Johnson & Johnson	• Tiffany & Co.

        Our revenues approximate the 52nd percentile relative to the peer group using each company's most recently completed fiscal year end on or prior to June 30, 3014.

        Compensation Consultant. The Compensation Committee has engaged Semler Brossy as its consultant for executive compensation. The Committee determined that Semler Brossy is free of conflicts of interest. The consultant reports directly to the Compensation Committee and works with both the Committee (including the Subcommittee) and management to, among other things, provide advice regarding compensation structures in general and competitive compensation data. The consultant also reviews information prepared by management for the Committee and/or Subcommittee. All of the decisions with respect to determining the amount or form of executive compensation under our executive compensation programs are made by the Committee or Subcommittee alone and may reflect factors and considerations other than the information and advice provided by the consultant. No other services were provided by Semler Brossy to the Compensation Committee or to management.

        The Company engaged a separate consultant, Towers Watson, to supplement its internal resources and assist with compensation matters in general and with executive compensation as well.

        Role of Executive Officers. As noted above, executive compensation is set by the Compensation Committee and Subcommittee. In performing this function, the Committee and Subcommittee rely on the Executive Chairman, the President and Chief Executive Officer, and the Executive Vice President – Global Human Resources (the "EVP HR") to provide information regarding the executive officers, the executive officers' roles and responsibilities, and the general performance of the Company and the various business units. The three executive officers providing support take directions from and bring suggestions to the Compensation Committee and Subcommittee. They suggest performance measures and targets for each of the executive officers under the EAIP and for PSUs. They also make suggestions regarding terms of employment agreements. The final decisions regarding salaries, bonuses (including measures, targets and amounts to be paid), equity grants, and other compensation matters related to executive officers are made by the Compensation Committee or Subcommittee, as the case may be. The EVP HR and the human resources staff work with the Executive Vice President and General Counsel and the legal staff to support the Committee and Subcommittee.

Other Benefits and Perquisites

        Benefits. We determine benefits for executive officers by the same criteria applicable to the general employee population in the location where the executive officer is situated except as noted below. In general, benefits are designed to provide protection to the executive and/or his or her family in the event of illness, disability, or death and to provide retirement income. The benefits are important in attracting and retaining employees and to mitigate distractions that may arise relating to health care, retirement, and similar issues. The NEOs are entitled to the following two Company-paid benefits that are not generally available to the employee population: (a) supplemental executive life insurance with a face amount of $5 million ($10 million for Mr. Freda) and (b) payment in lieu of a medical reimbursement program that was discontinued effective January 1, 2011. For costs associated with such programs, see note (8) to the "Summary Compensation Table" below.

        Perquisites. We provide limited perquisites to our executive officers. The perquisites include (a) an annual perquisite allowance of $20,000 for the Executive Chairman and the President and Chief Executive Officer and $15,000 for the other executive officers (other than the Lauders); (b) personal use of a company car (or cash in lieu of a company car); (c) financial counseling costs up to $5,000 per year; and (d) spousal or companion travel (with required approval, the executive's spouse, companion, or domestic partner may accompany the executive on up to two business trips per fiscal year). On occasion, we will provide expense reimbursements relating to relocations. We believe these perquisites help to attract and retain executive officers and are more cost-effective to us than providing additional salary to the executive officers.

Post-Termination Compensation

        Retirement Plans. We provide retirement benefits to our employees in the United States, including the NEOs, under The Estee Lauder Companies Retirement Growth Account Plan (the "RGA Plan"), the related The Estee Lauder Inc. Benefits Restoration Plan (the "Restoration Plan"), and The Estee Lauder Companies 401(k) Savings Plan. Executive officers who have worked for our subsidiaries outside the United States may also be covered under plans covering such employees. As with other benefits, the retirement plans are intended to enable us to attract and retain employees. The plans provide employees, including the executive officers, with an opportunity to plan for future financial needs during retirement. For a more detailed discussion on the retirement plans, see "Pension Benefits" below.

        In addition, certain executive officers, such as Mr. Freda, who joined us mid-career, or who forfeited certain retirement benefits from their former employers to join us, have been provided with non-qualified supplemental pension arrangements.

        Deferred Compensation. We currently allow executive officers to defer a portion of their base salary and annual bonus. Under the terms of their employment agreements and the EAIP, each of the NEOs may elect to defer all or part of the officer's incentive bonus compensation, subject to the requirements of Section 409A of the Internal Revenue Code ("Section 409A"). The ability to defer is provided to participating executive officers as a way to assist them in saving for future financial needs with relatively little cost to us. The amounts deferred are a general obligation of ours, and the cash that is not paid currently may be used by us for our general corporate purposes. For a more detailed discussion of deferred compensation, see the "Nonqualified Deferred Compensation in Fiscal 2014 and at June 30, 2014" table and the accompanying narrative below.

        Potential Payments upon Termination of Employment. As discussed in more detail under "Potential Payments upon Termination of Employment or Change of Control," the Named Executive Officers' employment agreements provide for certain payments and other benefits in the event their employment is terminated under certain circumstances, such as disability, death, termination by us without cause, termination by us for material breach and non-renewals of their employment arrangement, or termination by the executive officer for "good reason" following a "change of control."

        In view of the Lauder family's ownership of shares with over 86% of the voting power, they have the ability to determine whether our company will undergo a "change of control." In order to protect the interests of the executive officers and to keep them involved and motivated during any process that may result in a "change of control," outstanding PSUs (as well as the MSU paid out in August 2014) contain provisions that accelerate vesting upon a "change in control." Unvested RSUs and stock options contain provisions that provide for accelerated vesting or exercisability after a "change of control" only if we terminate the executive officer without cause or the executive officer terminates his or her employment for "good reason." The executive employment agreements similarly provide such a "double trigger" for other severance benefits.

        We place great value on the long-term commitment that many executive officers have made to us. In addition to recognizing the service they have provided during their tenure, we attempt to motivate them to act in a manner that will provide longer-term benefits to us even as they approach retirement. In this regard, stock options, RSUs, and PSUs granted to executive officers who are retirement-eligible contain provisions that allow the executive officers to continue to participate in the longer-term success of the business following retirement. For example, stock options become immediately exercisable upon retirement and are exercisable for the remainder of their ten-year terms. In addition, to the extent the performance is achieved, a retiree's PSUs will vest in accordance with the original vesting schedule.

        The Amended and Restated Fiscal 2002 Share Incentive Plan provides for forfeiture of awards in the event that after termination of employment, a participant (which includes individuals who are not executive officers) competes with or otherwise conducts herself or himself in a manner adversely affecting the Company.

Tax Compliance Policy

        We are aware of the limitations on deductibility for income tax purposes of certain compensation in excess of $1 million per year paid to our most highly compensated executive officers under Section 162(m). While significant portions of the compensation program as it applied to such persons in fiscal 2014 were generally designed to take advantage of exceptions to Section 162(m), such as the "performance-based" exception for annual bonuses, PSUs, MSUs, and stock options, certain non-deductible compensation elements, such as the RSUs and the portion of base salaries that exceeded $1 million, were authorized. We consider tax deductibility to be important, but not the sole or primary consideration in setting executive compensation. Accordingly, the Committee has the authority to approve, and in specific situations has approved, the payment of compensation that may not be deductible when it believes such payments are in the best interests of stockholders.

Tax and Accounting Implications of Each Form of Compensation

        Salary is expensed when earned. Amounts are tax deductible, except for certain annual payments over $1 million to the President and Chief Executive Officer and the three highest paid executive officers other than the Chief Financial Officer (collectively, the "Covered Executives").

        Annual bonuses under the EAIP are expensed during the year in which performance is being measured. Bonuses paid out under the EAIP are tax deductible.

        Stock options are expensed at grant date fair value over the requisite service period. Outstanding options have been granted pursuant to stockholder-approved plans, and should therefore be deductible for tax purposes under Section 162(m). The deduction is taken by us in the tax year in which the option is exercised and the deductible amount per share is equal to the spread between the option exercise price and the price of the stock at the time of exercise.

        PSUs are expensed at grant date fair value over the applicable performance period. Outstanding PSUs have been granted pursuant to a stockholder-approved plan, and should therefore be deductible for income tax purposes under Section 162(m). Tax deductions for PSUs are taken in the fiscal year in which the PSUs are paid out. The deductible amount equals the aggregate value of the shares and dividend equivalents paid on the day of payout.

        RSUs are expensed at grant date fair value over the requisite service period. RSUs are tax deductible in the tax year when the shares are paid out except when payouts are made to a person who is a Covered Executive at the time of payout to the extent such Covered Executive's compensation exceeds the Section 162(m) limitations. Non-deductible RSUs were paid out in fiscal 2014. For RSUs that are deductible, the deductible amount equals the aggregate value of the shares and dividend equivalents paid on the day of payout, subject to the 162(m) limitations.

        The MSU granted to Mr. Freda in February 2011 was expensed at grant date fair value over the applicable performance period. The MSU was granted pursuant to a stockholder-approved plan, and therefore may be deductible for income tax purposes under Section 162(m). The deductible amount equals the aggregate value of the shares and dividend equivalents paid on the day of payout.

Executive Stock Ownership Guidelines and Holding Requirement

        The Company has stock ownership guidelines for executive officers to further align their interests with those of our stockholders. Each executive officer in office prior to January 1, 2012 has three years to meet his or her target set forth below. A person who became, or who becomes, an executive officer on or after January 1, 2012, has five years after he or she reaches that level to meet the targets. Targets are tiered depending on an executive officer's position and are expressed as multiples of annual salary: 5 times for the Executive Chairman and the President and Chief Executive Officer; 3 times for Group Presidents and Executive Vice President and Chief Financial Officer; and 2 times for all other executive officers. As of June 30, 2014, all executive officers owned shares (including unvested RSUs) that exceed the guidelines applicable to them. Shares held directly by the executive officer or by his or her family members or in controlled entities and unvested RSUs are included in determining the value of the shares held.

        If an executive officer receives an increase in base salary, then he or she has until the third anniversary of the effective date of the salary increase to comply with the incremental change in ownership requirements. In the unlikely event that an executive officer fails to comply with the guidelines by the required deadline, then until such time as the ownership guidelines are met, such officer: (i) may not sell any Common Stock (including shares issued from any share unit vesting); and (ii) must hold any net after-tax value of any stock option exercise. If an executive officer satisfies the guidelines but, due to a drop in the stock price, ownership falls below the required threshold, then he or she is deemed to satisfy the guideline for one year. After one year, if the guidelines are not met, the officer: (i) must hold at least 50% of the net after-tax shares of Common Stock received from any share unit vesting; and (ii) must hold 50% of the net after-tax value of any stock option exercise.

Policy on Avoidance of Insider Trading

        Our executive officers, as well as members of our Board of Directors, and employees at senior levels and in sensitive areas throughout our organization are subject to our policy on avoidance of insider trading. Under this policy, such people are generally prohibited from buying or selling shares of our stock during regular and special blackout periods. This also applies to the exercise of stock options and sale of the underlying shares. Moreover, prior to any trade, executive officers, directors, and such employees must obtain preclearance from our Legal Department.

Pledging Policy

        We do not restrict pledges of securities but require that pledges of securities be precleared by our Legal Department. While shares of our stock held in brokerage margin accounts can be considered to be "pledged," we do not consider margin accounts to be subject to our preclearance policy. As of June 30, 2014, none of our executive officers held shares of our stock in margin accounts.

Hedging Policy

        We do not restrict transactions in the Company's securities involving hedging or the use of derivative securities but require that such transactions be precleared by our Legal Department.

Recoupment Policy

        Annual and long-term incentive compensation (whether in the form of stock options or paid or payable in cash or equity) awarded to executive officers are subject to an executive compensation recoupment policy, also known as a "clawback." Under the policy, recoupment would apply in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the applicable securities laws. Recoupment would apply to any current or former executive officer who received incentive compensation within the three-year period prior to the restatement, and the amount to be recouped would be the amount in excess of what the executive officer would have been paid under the restatement.

Compensation Committee and Stock Plan Subcommittee Report

        The Compensation Committee and the Stock Plan Subcommittee have reviewed and discussed with management the foregoing Compensation Discussion and Analysis in this Proxy Statement on Schedule 14A. Based on such review and discussions, the Compensation Committee and the Stock Plan Subcommittee have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended June 30, 2014.

Compensation Committee	Stock Plan Subcommittee
Richard D. Parsons (Chair)	Rose Marie Bravo
Rose Marie Bravo	Paul J. Fribourg
Paul J. Fribourg	Richard F. Zannino
Richard F. Zannino

Summary Compensation Table

        The following table, footnotes, and narratives describe the compensation during the past three fiscal years for (a) our Chief Executive Officer, (b) our Chief Financial Officer, and (c) our three other most highly compensated executive officers serving at the end of our fiscal year ended June 30, 2014 ("fiscal 2014"). The fiscal year ended June 30, 2013 is referred to as "fiscal 2013" and the fiscal year ended June 30, 2012 is referred to as "fiscal 2012." See "Compensation Discussion and Analysis" above and other disclosures under "Executive Compensation" for a description of the material factors necessary to an understanding of the information disclosed below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
William P. Lauder	2014	$1,500,000	$0	$1,666,865	$867,433	$3,409,750	$653,479	$98,215	$8,195,742
Executive Chairman	2013	1,500,000	0	1,250,000	1,225,677	3,346,850	244,547	50,734	7,617,808
	2012	1,500,000	0	1,615,780	1,249,924	4,174,150	863,831	181,014	9,584,699
Fabrizio Freda(1)	2014	1,750,000	0	5,625,770	2,927,458	4,546,300	580,888	132,298	15,562,714
President and Chief	2013	1,750,000	0	21,024,945	3,983,423	4,183,550	529,031	127,730	31,598,679
Executive Officer	2012	1,750,000	0	3,490,631	3,125,033	4,522,000	561,546	150,027	13,599,237
Tracey T. Travis(2)	2014	825,000	0	2,062,782	1,073,460	1,055,250	12,436	47,700	5,076,628
Executive Vice	2013	825,000	0	2,449,964	2,402,380	968,550	0	54,094	6,699,988
President and
Chief Financial
Officer
John Demsey(3)	2014	1,000,000	0	3,024,642	1,573,834	3,251,050	398,181	74,630	9,322,337
Group President	2013	1,000,000	0	3,620,392	2,079,150	2,928,300	213,677	48,006	9,889,525
	2012	1,000,000	0	2,007,478	1,772,850	3,378,200	478,630	51,595	8,688,753
Cedric Prouvé(3)	2014	1,000,000	0	2,266,328	1,179,283	2,665,050	350,329	102,892	7,563,882
Group President –	2013	1,000,000	0	2,575,560	1,790,115	2,406,400	166,760	52,958	7,991,793
International	2012	1,000,000	0	1,825,177	1,674,096	2,903,850	396,740	49,833	7,849,696

(1)
As described in detail below, stock awards for Mr. Freda in each year reflect annual grants of RSUs and PSUs as well as additional grants in fiscal 2013. The Summary Compensation Table shows the grant date fair value of all stock awards; however, much of the value to be realized by Mr. Freda will depend upon performance of the Company in future periods. In contrast, the table below shows the allocation of the amounts expensed for accounting purposes, subject to continued employment, for those same awards attributable to each fiscal year represented in the Summary Compensation Table (including allocations from awards granted prior to fiscal 2012 and disclosed in previous proxy statements). In such case, the amount of "Stock Awards" and "Total Compensation" for Mr. Freda would be as shown below.

Year	Stock Awards ($)	Total Compensation ($)
2014	$13,338,607	$23,275,550
2013	11,005,052	21,578,787
2012	7,023,969	17,132,575

Of the total grant date fair value of the additional grants in fiscal 2013, $8,484,437 will be recognized in fiscal years 2015 through 2017, subject to continued employment.

On September 24, 2012, the Subcommittee granted Mr. Freda additional RSUs valued at $6,000,000 based on the closing price of our Class A Common Stock on the NYSE on such date

  (i.e. $61.44). In addition, on such date, we granted Mr. Freda PSUs based on total stockholder return over three performance periods ending June 30, 2015, 2016, and 2017 as compared to total stockholder return of companies in the S&P 500 on July 1, 2012. Such PSUs were valued at $10,962,430 at the time of grant using a lattice model with a Monte Carlo simulation with the following assumptions for each performance period, respectively: contractual life of 33, 45, and 57 months; average risk-free interest rate of 0.3%, 0.5%, and 0.7%; and a dividend yield of 1.0%. On February 9, 2011, we granted Mr. Freda an MSU, valued at $10,553,722 at the time of grant, in connection with the renewal of his employment agreement that day. The grant date fair value was calculated using a lattice model with a Monte Carlo simulation with the following assumptions: contractual life of 41 months, a weighted-average expected volatility of 29%, a weighted-average risk-free interest rate of 1.6%, and a weighted-average dividend yield of 1.0%. The expected stock price volatility assumption is a combination of both current and historical implied volatilities from options on the underlying stock at the time of grant. The implied volatilities were obtained from publicly available data sources. The expected life is equal to the contractual term of the grant. The average risk-free interest rate is based on the U.S. Treasury strip rates over the contractual term of the grant, and the average dividend yield is based on historical experience. Each of these additional grants (as well as other RSUs and PSUs described in note (4)) is structured to be earned by Mr. Freda over multiple fiscal years. The payout of the PSUs based on total stockholder return could be as low as zero depending upon performance during the applicable periods, and the value of any payout will depend upon the stock price at the time of payout. See "Compensation Discussion and Analysis – CEO Compensation" above.

(2)
Ms. Travis became Executive Vice President and Chief Financial Officer when she joined the Company in August 2012. Amounts for fiscal 2013 include a $2.3 million supplemental award in recognition of equity forfeited from her prior employer. This award was split equally between RSUs and stock options.

(3)
"Stock Awards" and "Total" in fiscal 2013 for Mr. Demsey and Mr. Prouvé include supplemental grants of RSUs made during that year valued at $1.5 million and $750,000, respectively.

(4)
Amounts represent the aggregate grant date fair value of RSUs and PSUs granted in the respective fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation – Stock Compensation ("FASB ASC Topic 718"). In addition, amounts shown for Mr. Freda for fiscal 2013 include an additional PSU award based on total stockholder returns further discussed in note (1). Amounts shown disregard estimates of forfeitures related to service-based vesting conditions and were calculated generally based on the closing price of our Class A Common Stock on the NYSE on the dates of grant, which were $49.085 on September 1, 2011, $59.78 on September 4, 2012, and $67.31 on September 4, 2013. Mr. Demsey's and Mr. Prouvé's amounts for fiscal 2013 include additional RSU awards. For PSUs, the amount included was calculated based on the probable (i.e. likely) outcome with respect to satisfaction of the performance conditions at the date of grant, which is the target payout, consistent with the recognition criteria in FASB ASC Topic 718 (excluding the effect of estimated forfeitures). The maximum potential values of PSUs (assuming the grant date stock price) awarded at the date of grant for fiscal 2014, 2013, and 2012, respectively, were as follows: Mr. Lauder $1,250,149, $937,500, and $937,573; Mr. Freda $4,219,327, $3,046,897, and $2,343,711; Ms. Travis $1,547,120 and $974,982 for fiscal 2014 and 2013; Mr. Demsey $2,268,482, $1,590,297, and $1,329,565; and Mr. Prouvé $1,699,779, $1,369,171, and $1,255,643. The payout of PSUs to all executives could be as low as zero depending on performance over the relevant period, and the value of any payout will depend on the stock price at the time of payout. For a description of the performance criteria applicable to the PSUs, see "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Long-Term Equity-Based Compensation –

  Performance Share Units" above, and for details on the MSU and PSUs based on total stockholder return granted to Mr. Freda, see "Compensation Discussion and Analysis – CEO Compensation" above.

(5)
Amounts represent aggregate grant date fair value of stock options granted in the respective fiscal year to the Named Executive Officers computed in accordance with FASB ASC Topic 718. Amounts shown disregard estimates of forfeitures related to service-based vesting conditions. The fair values of stock options granted were calculated using the Black-Scholes options pricing model based on the following assumptions:

Date of Grant	Expected Volatility	Expected Term to Exercise	Dividend Yield	Risk-Free Interest Rate
September 4, 2013	33%	8	1.1%	2.8%
September 4, 2012	34%	9	1.0%	1.4%
September 1, 2011	34%	9	1.0%	2.0%

The expected volatility assumption is a combination of both current and historical implied volatilities of the underlying stock. The implied volatilities were obtained from publicly available data sources. See "Grants of Plan-Based Awards in Fiscal 2014" below for information about option awards granted in fiscal 2014 and "Outstanding Equity Awards at June 30, 2014" below for information with respect to options outstanding at June 30, 2014. The actual value, if any, realized by an executive officer from any option will depend on the extent to which the market value of our Class A Common Stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by an executive officer will be at or near the amounts set forth in the table. These amounts should not be used to predict stock performance.

(6)
The amounts represent incentive payments made in respect of each fiscal year under our EAIP. See "Grants of Plan-Based Awards in Fiscal 2014" below for the potential payouts to which the executive was entitled depending on the outcome of the performance criteria. For a description of the performance criteria, see "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Annual Incentive Bonuses" above.

(7)
The amounts represent the aggregate change in each fiscal year in the actuarial present value of each Named Executive Officer's accumulated pension benefits under the RGA Plan and the Restoration Plan, to the extent the Named Executive Officer participates, and any above market portion of interest earned during each fiscal year on deferred compensation balances. Mr. Lauder is the only Named Executive Officer with a deferred compensation balance. The above market portions of interest earned during fiscal 2013 and fiscal 2012, respectively, were as follows: $19,234 and $7,384. There was no above market interest for fiscal 2014. See "Nonqualified Deferred Compensation in Fiscal 2014 and at June 30, 2014" and the related discussion below for a description of our deferred compensation arrangements applicable to executive officers. For Mr. Freda, the amount also represents a supplemental deferral intended to replicate pension benefits foregone at his former employer plus earnings on such deferral. See "Pension Benefits" below.

(8)
Amounts reported for fiscal 2014, fiscal 2013, and fiscal 2012, respectively, are as follows.

Name	Year	Matching 401(k) Savings Plan Contributions Made on Behalf of the Executives	Company-Paid Premiums for Executive Life Insurance	Company-Paid Medical Reimbursement Payment	Perquisite Allowance(a)	Financial Counseling(a)	Personal Use of Company Leased Auto or Auto Allowance	Companion Travel
Mr. Lauder	2014	$15,250	$18,598	$10,288	$40,000	$ 5,000	$ 9,079	$ 0
	2013	10,000	18,598	7,479	0	5,000	9,657	0
	2012	10,000	18,598	8,795	40,000	10,000	19,154	6,579
Mr. Freda	2014	14,408	35,735	10,288	2,280	5,000	5,540	59,047
	2013	10,200	55,570	7,479	25,400	5,000	5,689	18,392
	2012	10,000	35,735	8,795	34,600	10,000	16,876	34,021
Ms. Travis	2014	10,107	7,644	0	16,750	0	13,200	0
	2013	0	7,644	0	28,250	5,000	13,200	0
Mr. Demsey	2014	15,250	14,300	10,288	20,000	3,500	11,292	0
	2013	10,000	14,300	7,479	10,000	3,500	2,726	0
	2012	10,000	14,300	8,795	15,000	3,500	0	0
Mr. Prouvé	2014	14,417	44,190	9,274	15,000	3,500	6,875	9,636
	2013	10,000	3,600	6,929	15,000	3,500	6,188	7,741
	2012	9,800	3,600	8,043	15,000	3,500	3,116	6,774

(a)
The perquisite allowance and financial counseling plans are administered on a calendar basis, which accounts for the variation in amounts for a particular fiscal year.

        The Company's flight safety policy provides that our Chairman Emeritus, our Executive Chairman, and our Chief Executive Officer should not fly together for any reason, which has resulted in increased costs for certain non-business trips for Mr. W. Lauder. In order to remedy this, we allow him to use the Company-provided aircraft for non-business trips where it is necessary to comply with the flight safety policy. In fiscal 2012, Mr. W. Lauder used the Company-provided aircraft at an incremental cost of $67,888. In fiscal 2013 and fiscal 2014, Mr. W. Lauder did not make such use of the Company-provided aircraft. We also make available to our employees, including the Named Executive Officers, the ability to obtain a limited amount of our products for free or at a discount. The incremental cost of the free product program did not exceed $1,000 in any fiscal year for any of the Named Executive Officers. The sales of product to employees at a discount are profitable for us.

Employment Agreements

        The material terms of each Named Executive Officer's employment agreement are described below:

        William P. Lauder.    Under his employment agreement effective July 1, 2010, Mr. Lauder is an employee-at-will, and he will continue as Executive Chairman until his retirement or other termination of his employment. The agreement provides that his base salary and bonus opportunities will be set by the Compensation Committee and that his equity grants are to be determined by the Subcommittee. In addition to benefits generally available to senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $20,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $75,000), we pay annual premiums for additional executive term life insurance with a face amount of $5 million for Mr. Lauder.

        Fabrizio Freda.    Under his employment agreement effective July 1, 2011, Mr. Freda is an employee-at-will, and he will continue as President and Chief Executive Officer until his retirement or other termination of his employment. The agreement provides that his base salary and bonus opportunities will be set by the Compensation Committee and that his equity grants will be determined by the Subcommittee. In addition to benefits generally available to senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan of up to $20,000, financial counseling services up to $5,000, and participation in the Company's Executive Automobile Program with an automobile having an acquisition value of $75,000), we pay annual premiums for additional executive term life insurance with a face amount of $10 million for Mr. Freda. We also pay travel expenses for his spouse to accompany him on up to two business-related travel itineraries per fiscal year. In addition, Mr. Freda is entitled to an annual supplemental deferral computed by taking the difference between $485,000 and the actual vested annual accruals and contributions made to the Company's qualified and non-qualified pension and qualified retirement savings plans on his behalf. Such deferrals are credited with interest annually at a rate per annum equal to the Citibank base rate but in no event more than 9%. Mr. Freda will also be reimbursed for relocation costs of his family from New York to Italy in the event of his termination.

        Tracey T. Travis.    Under her employment agreement effective August 20, 2012, Ms. Travis is an employee-at-will, and she will continue as Executive Vice President and Chief Financial Officer until her retirement or other termination of her employment. The agreement provides for a base salary and bonus opportunities to be set by the Compensation Committee and for equity grants as determined by the Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we pay annual premiums for additional executive term life insurance with a face amount of $5 million for Ms. Travis.

        John Demsey.    Under his employment agreement effective July 1, 2010, Mr. Demsey is an employee-at-will, and he will continue as Group President until his retirement or other termination of his employment. The agreement provides for his base salary and bonus opportunities to be set by the Compensation Committee and that his equity grants will be determined by the Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we pay annual premiums for additional executive term life insurance with a face amount of $5 million for Mr. Demsey.

        Cedric Prouvé.    Under his employment agreement effective July 1, 2011, Mr. Prouvé is an employee-at-will, and he will continue as Group President, International until his retirement or other termination of his employment. The agreement provides for his base salary and bonus opportunities to be set by the Compensation Committee and for equity grants as determined by the Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we pay annual premiums for additional executive term life insurance with a face amount of $5 million for Mr. Prouvé.

        Each agreement described above also (a) contains provisions relating to termination of employment and payments relating to termination, which are discussed in "Potential Payments upon Termination of Employment or Change of Control" below, (b) provides that the executive must abide by restrictive covenants relating to non-competition and non-solicitation during employment and, under certain circumstances, for two years following termination of employment, (c) provides that the executive must abide by restrictive covenants regarding non-disclosure of our confidential information, (d) provides that the executive may elect to defer all or part of his or her annual incentive bonus compensation in compliance with Section 409A, and (e) provides that benefits under the agreement may be modified by the Compensation Committee at any time other than in contemplation of a "Change of Control" (as defined in the agreement) or after a Change of Control, provided that any such modification shall not be effective until at least two years after such modification is approved by the Compensation Committee.

Grants of Plan-Based Awards in Fiscal 2014

        The following table sets forth information with respect to each award in fiscal 2014 to each Named Executive Officer of plan-based compensation, including bonus opportunities under the EAIP, PSUs, RSUs, and stock options to purchase shares of our Class A Common Stock under the Amended and Restated Fiscal 2002 Share Incentive Plan. The material terms of the bonus opportunities are described in "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Annual Incentive Bonuses" above, and the material terms of the equity awards are described in "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Long-Term Equity-Based Compensation" above. See the "Compensation Discussion and Analysis" above and other disclosures under "Executive Compensation" for a description of the material factors necessary to an understanding of the information disclosed below.

									All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William P. Lauder	EAIP	N/A	$937,500	$3,000,000	$4,500,000
	PSU	9/4/13				6,191	12,382	18,573				$833,432
	RSU	9/4/13							12,382			833,432
	Options	9/4/13								34,739	$67.31	867,433
Fabrizio Freda	EAIP	N/A	1,250,000	4,000,000	6,000,000
	PSU	9/4/13				20,895	41,790	62,685				2,812,885
	RSU	9/4/13							41,790			2,812,885
	Options	9/4/13								117,239	67.31	2,927,458
Tracey T. Travis	EAIP	N/A	268,750	860,000	1,290,000
	PSU	9/4/13				7,662	15,323	22,985				1,031,391
	RSU	9/4/13							15,323			1,031,391
	Options	9/4/13								42,990	67.31	1,073,460
John Demsey	EAIP	N/A	812,500	2,600,000	3,900,000
	PSU	9/4/13				11,234	22,468	33,702				1,512,321
	RSU	9/4/13							22,468			1,512,321
	Options	9/4/13								63,029	67.31	1,573,834
Cedric Prouvé	EAIP	N/A	693,750	2,220,000	3,330,000
	PSU	9/4/13				8,418	16,835	25,253				1,133,164
	RSU	9/4/13							16,835			1,133,164
	Options	9/4/13								47,228	67.31	1,179,283

(1)
The amounts shown represent the possible aggregate payouts in respect of fiscal 2014 under the EAIP at the "threshold," "target," and "maximum" levels. Actual payouts for fiscal 2014 are disclosed in the Summary Compensation Table in the column "Non-Equity Incentive Plan Compensation." No future payout will be made under this award. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, the impact of discontinued operations, and non-recurring income/expenses. For a discussion of the EAIP and the fiscal 2014 payouts, see "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Annual Incentive Bonuses" above.

(2)
The amounts shown represent the number of shares of Class A Common Stock underlying threshold, target, and maximum payout of PSUs granted under the Amended and Restated Fiscal 2002 Share Incentive Plan in fiscal 2014. Future payout of such PSUs is generally subject to the achievement of our Net Sales, Diluted EPS, and ROIC cumulative annual growth rate goals for the three-year period ending June 30, 2016. These goals were set in September 2013. Payout generally assumes continued employment and is subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control – Effect of Termination on Outstanding Awards Under Equity Plans" below. For each executive officer, no payout will be made pursuant to the Net Sales, Diluted EPS, or ROIC cumulative annual growth rate opportunities unless the threshold for such opportunity is achieved, and additional shares shall be paid out if performance exceeds the targeted performance goals. PSUs are subject to restrictions on transfer and forfeiture prior to vesting. Upon payout, shares will be withheld to cover minimum statutory tax obligations. PSUs are accompanied by dividend equivalent rights that will be payable in cash at the time of payout of the related shares. PSUs do not have any voting rights with respect to the shares of Class A Common Stock underlying the award. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, the impact of discontinued operations, and non-recurring income/expenses. See "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Performance Share Units" above.

(3)
The amounts shown represent the number of shares of Class A Common Stock subject to RSUs granted under the Amended and Restated Fiscal 2002 Share Incentive Plan in fiscal 2014. RSUs granted on September 4, 2013 generally vest ratably in thirds on October 31, 2014, November 2, 2015, and October 31, 2016. The vesting of RSUs is subject to continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control – Effect of Termination on Outstanding Awards Under Equity Plans." RSUs are subject to restrictions on transfer and forfeiture prior to vesting. Upon payout, shares will be withheld to cover minimum statutory tax obligations. RSUs are accompanied by dividend equivalent rights that will be payable in cash at the time of payout. RSUs do not have any voting rights with respect to the shares of Class A Common Stock underlying the award. See "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Restricted Stock Units" above.

(4)
The amounts shown represent the number of shares of Class A Common Stock underlying stock options granted under the Amended and Restated Fiscal 2002 Share Incentive Plan in fiscal 2014. The exercise price of the stock options is equal to the closing price of our Class A Common Stock on the date of grant (and under our plan, the exercise price cannot be lower than such closing price). The stock options (i) become exercisable or vest in thirds beginning with the January 1 following the first anniversary of the date of grant and the next two January 1 thereafter, assuming continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control – Effect of Termination on Outstanding Awards Under Equity Plans" and (ii) expire 10 years from the grant date. Stock options do not have dividend equivalent rights or any voting rights with respect to the shares of Class A Common Stock underlying the options. See "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Stock Options" above.

(5)
The amounts shown are the total FASB ASC Topic 718 values, calculated using assumptions previously described in notes (1) and (4) of the Summary Compensation Table. The grant date fair values of PSU awards were calculated assuming the target payout.

Outstanding Equity Awards at June 30, 2014

        The following table sets forth information with respect to stock options, RSUs, PSUs and the MSU outstanding on June 30, 2014 under our plans existing at the time of grant for each Named Executive Officer.

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Award Type	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Award Type		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
William P. Lauder	9/21/07	300,000	0	$21.290	9/21/17
	9/11/08	300,000	0	26.415	9/11/18
	9/2/09	177,304	0	17.000	9/2/19
	9/1/10	124,132	0	29.040	9/1/20
	9/1/11	44,704	22,352	49.085	9/1/21	RSU	6,728		$515,668	PSU		18,592	$1,424,956
	9/4/12	18,853	37,708	59.780	9/4/22	RSU	6,970		530,556	PSU		15,683	1,193,752
	9/4/13	0	34,739	67.310	9/4/23	RSU	12,382		926,917	PSU		18,573	1,390,375
Fabrizio Freda	9/11/08	150,000	0	26.415	9/11/18
	9/2/09	354,610	0	17.000	9/2/19
	9/1/10	248,262	0	29.040	9/1/20
	2/9/11									MSU	(6)	320,000	24,526,400
	9/1/11	111,768	55,884	49.085	9/1/21	RSU	13,094		1,003,590	PSU		46,475	3,562,055
	9/4/12	61,274	122,548	59.780	9/4/22	RSU	22,653		1,724,346	PSU		50,969	3,906,481
	9/24/12					RSU	97,656	(7)	7,433,575	PSU	(8)	56,967	4,336,328
	9/4/13	0	117,239	67.310	9/4/23	RSU	41,790		3,128,399	PSU		62,685	4,692,599
Tracey T. Travis	9/4/12	36,954	73,908	59.780	9/4/22	RSU	20,074		1,528,033	PSU		16,310	1,241,479
	9/4/13	0	42,990	67.310	9/4/23	RSU	15,323		1,147,080	PSU		22,985	1,720,620
John Demsey	9/1/11	0	31,704	49.085	9/1/21	RSU	7,614		583,575	PSU		26,365	2,020,721
	9/4/12	0	63,964	59.780	9/4/22	RSU	11,824		900,043	PSU		26,603	2,024,982
	11/14/12					RSU	26,624	(7)	2,026,619
	9/4/13	0	63,029	67.310	9/4/23	RSU	22,468		1,681,954	PSU		33,702	2,565,396
Cedric Prouvé	9/1/10	100,000	0	29.040	9/1/20
	9/1/11	59,874	29,938	49.085	9/1/21	RSU	6,710		514,288	PSU		24,899	1,908,372
	9/4/12	27,536	55,072	59.780	9/4/22	RSU	10,180		774,902	PSU		22,904	1,743,414
	11/14/12					RSU	13,312	(7)	1,013,309
	9/4/13	0	47,228	67.310	9/4/23	RSU	16,835		1,260,268	PSU		25,253	1,890,402

(1)
Stock options become exercisable or vest in thirds beginning with the January 1 following the first anniversary of the date of grant and the next two January 1 thereafter, assuming continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control – Effect of Termination on Outstanding Awards Under Equity Plans" below, and stock options expire ten years from the grant date.

(2)
Restricted Stock Units generally vest ratably in thirds from date of grant: first tranche 13 months; second tranche 25 months; and third tranche 37 months. Vesting of RSUs assumes continued

  employment and is subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control - Effect of Termination on Outstanding Awards Under Equity Plans" below.

(3)
The amounts represent the sum of (a) the product of (i) $74.26 (which was the closing price of the Class A Common Stock on June 30, 2014, the last trading day of fiscal 2014) and (ii) the number of shares of Class A Common Stock underlying the RSUs and (b) the dividend equivalents. As of June 30, 2014, the Named Executive Officers had earned dividend equivalents on outstanding unvested RSUs with dollar values as follows: Mr. W. Lauder, $36,473; Mr. Freda, $32,834; Ms. Travis $46,531; Mr. Demsey, $53,671; and Mr. Prouvé, $45,073.

(4)
The amount of shares represents the maximum level of payout of shares of Class A Common Stock underlying the outstanding PSUs granted on September 4, 2012 (the "fiscal 2013 PSUs") and September 4, 2013 (the "fiscal 2014 PSUs"). The amount of shares underlying the outstanding PSU granted on September 1, 2011 (the "fiscal 2012 PSUs") represents payouts in September 2014 at an aggregate payout of 145.3%, reflecting achievement between target and maximum. Each Named Executive Officer who received the fiscal 2012 PSUs also received a cash payment reflecting dividend equivalents on such shares as follows: Mr. W. Lauder, $44,222; Mr. Freda, $110,542; Mr. Demsey, $62,709; and Mr. Prouvé, $59,222. Payouts, if any, under the fiscal 2013 PSUs will be made in early fiscal 2016, assuming the performance criteria are achieved. Payouts, if any, under the fiscal 2014 PSUs will be made in early fiscal 2017, assuming the performance criteria are achieved.

(5)
The amounts represent the sum of (a) the product of (i) $74.26 (which was the closing price of the Class A Common Stock on June 30, 2014, the last trading day of fiscal 2014) and (ii) the number of shares of Class A Common Stock underlying the PSUs or the MSU as described below and (b) dividend equivalents in respect of such PSUs and the MSU. As of June 30, 2014, the Named Executive Officers had dividend equivalents on outstanding fiscal 2013 PSUs and fiscal 2014 PSUs, and for Mr. Freda, the underlying PSUs awarded on September 24, 2012, with dollar values as follows: Mr. W. Lauder $40,313; Mr. Freda $238,369; Ms. Travis $44,126; Mr. Demsey $69,702; and Mr. Prouvé $57,752.

(6)
The MSU granted to Mr. Freda in fiscal 2011 vested on June 30, 2014 and resulted in the maximum payout of 320,000 shares of the Company's Class A Common Stock. Under the terms of the grant, the number of shares payable depended upon performance of the Class A Common Stock on the New York Stock Exchange during the 20 trading days ending June 30, 2014. The 20-day average stock price of $75.83 exceeded the maximum threshold of $75.00 and resulted in the maximum payout to Mr. Freda on August 19, 2014. Mr. Freda also received a cash payment reflecting dividend equivalents of $763,200 in connection with the payout of the MSU award.

(7)
For Mr. Freda, represents RSUs that vest ratably in thirds on June 30, 2015, June 30, 2016, and June 30, 2017. For Mr. Demsey and Mr. Prouvé, represents RSUs that vest on November 16, 2015. As of June 30, 2014, these awards have earned dividend equivalents on outstanding unvested RSUs with dollar values as follows: Mr. Freda, $181,640; Mr. Demsey, $53,671; and Mr. Prouvé, $24,760.

(8)
Represent PSUs with a performance period divided into three tranches, with the first having a three-year performance period ending June 30, 2015, the second a four-year performance period ending June 30, 2016, and the third a five-year performance period ending June 30, 2017. The payout of these PSUs depends upon the relative TSR over the relevant performance period as compared to the S&P 500 Companies. The number of shares underlying these PSUs represents payout at threshold, and dividend equivalents would amount to $105,957.

 Option Exercises and Stock Vested in Fiscal 2014

        The following table sets forth information on exercises of stock options and vesting of RSUs and PSUs for each NEO during fiscal 2014, including: (i) the number of shares of Class A Common Stock underlying options exercised in fiscal 2014; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the number of shares of Class A Common Stock received from the vesting of RSUs during fiscal 2014 and payout of PSUs on September 4, 2013; and (iv) the aggregate dollar value realized upon the vesting of RSUs during fiscal 2014 and payout of PSUs on September 4, 2013.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(3)
William P. Lauder	—		—	49,670	(4)	$3,502,567	(4)
Fabrizio Freda	—		—	103,334	(5)	7,293,391	(5)
Tracey T. Travis	—		—	10,036	(6)	724,800	(6)
John Demsey	118,172	(7)	$2,808,090	65,483	(8)	4,617,129	(8)
Cedric Prouvé	51,032	(9)	2,278,579	59,808	(10)	4,215,626	(10)

(1)
Represents the difference between the closing price of the Class A Common Stock on the exercise date and the exercise price multiplied by the number of shares underlying each option exercised.

(2)
Represents the vesting and payout of a portion of the RSUs granted in September 2010, September 2011, and September 2012, and the payout of the PSU granted in September 2010.

(3)
Represents the product of the number of shares vested and the closing price of the Class A Common Stock on the vesting date plus the amount of the dividend equivalent rights for the RSUs and PSUs that were payable in cash at the time of the payout of the shares.

(4)
Includes 25,558 shares withheld from Mr. W. Lauder to satisfy taxes at a value of $1,755,740.

(5)
Includes 55,518 shares withheld from Mr. Freda to satisfy taxes at a value of $3,815,914.

(6)
Includes 5,176 shares withheld from Ms. Travis to satisfy taxes at a value of $367,289.

(7)
The options exercised by Mr. Demsey had exercise prices ranging from $29.04 to $59.78 per share and were granted on September 1, 2010, September 11, 2011, and September 4, 2012.

(8)
Includes 36,555 shares withheld from Mr. Demsey to satisfy taxes at a value of $2,507,328.

(9)
The options exercised by Mr. Prouvé had an exercise price of $29.04 per share and were granted on September 1, 2010.

(10)
Includes 30,846 shares withheld from Mr. Prouvé to satisfy taxes at a value of $2,114,894.

 Pension Benefits

        We provide retirement benefits to our employees in the United States, including the Named Executive Officers, through qualified and non-qualified defined benefit pension plans. These plans include The Estee Lauder Companies Retirement Growth Account Plan ("RGA Plan"), which is a qualified plan, and The Estee Lauder Inc. Benefits Restoration Plan (the "Restoration Plan"), which is a non-qualified plan. The Restoration Plan provides for pension benefit payments that employees would have received under the RGA Plan if eligible compensation (including deferred salary and bonuses, where the RGA Plan allows) had not been subject to certain compensation limits as dictated by tax laws under ERISA that apply to qualified retirement plans.

        Retirement benefits under the plans are the aggregate amount of annual credits (defined as 3, 4, or 5% of total annual compensation, including bonus, with certain items excluded) plus annual interest credits thereon, based on a government index of not less than 4%. The aggregate amount is payable as a one-time lump sum under both plans or converted to monthly lifetime payments under the RGA Plan.

        Executive officers who have worked for our subsidiaries outside the United States may also be covered under Company-sponsored pension plans covering such employees. None of the Named Executive Officers are covered under such plans.

        We do not have any policies with respect to granting additional years of credited service except as provided in certain termination provisions as reflected in executive officer employment agreements. Benefits attributable to the additional years of credited service are payable by us pursuant to the terms of applicable employment agreements and are not payable under either the RGA Plan or the Restoration Plan.

        In connection with his agreement to join the Company in November 2007, and continued in his current agreement, Mr. Freda is entitled to an annual supplemental deferral computed by taking the difference between $485,000 and the actual vested annual accruals and contributions made to the Company's qualified and non-qualified pension and qualified retirement savings plans on his behalf. Such deferrals are credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event more than 9%.

        Set forth in the table below is each Named Executive Officer's years of credited service and the present value of the accumulated benefit under each of the pension plans and executive employment agreements pursuant to which he or she would be entitled to a retirement benefit, computed in each case as of the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended June 30, 2014.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William P. Lauder	RGA Plan	28	$ 411,333	$0
	Restoration Plan		3,489,142	0
Fabrizio Freda	RGA Plan	6	49,112	0
	Restoration Plan		823,708	0
	Employment Agreement		2,448,800	0
Tracey T. Travis	RGA Plan	1	7,624	0
	Restoration Plan		4,812	0
John Demsey	RGA Plan	23	355,616	0
	Restoration Plan		2,128,410	0
Cedric Prouvé	RGA Plan	21	228,523	0
	Restoration Plan		1,530,096	0

(1)
Service shown is allocation service as of June 30, 2014 and is used to determine the level of annual credits for calendar 2014.

        The present values of accumulated benefits reflected in the table above were calculated based on the assumption that the benefits under the pension plans would be payable at the earliest retirement age at which unreduced benefits are payable (age 65). The present values for the RGA Plan also reflect the assumption that 85% of benefits are payable as a one-time lump sum, and 15% are payable as lifetime monthly payments. Amounts calculated under the pension formula based on compensation that exceeds IRS limits will be paid under the Restoration Plan and are included in the present values shown in the table above. The present values for the Restoration Plan also reflect the assumption that 100% of the benefits are payable as a one-time lump sum. The present values of accumulated benefits under the RGA Plan were calculated using a 4.3% discount rate and, for annuities, the RP 2000 mortality table projected generationally using scale BB, and the Restoration Plans were calculated using a 3.6% discount rate. These assumptions are consistent with the assumptions used in the calculation of our benefit obligations as of June 30, 2014, as disclosed in Note 12 to our audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

Nonqualified Deferred Compensation in Fiscal 2014 and at June 30, 2014

        Set forth in the table below is information about contributions and earnings, if any, credited to the accounts maintained by the Named Executive Officers under nonqualified deferred compensation arrangements and the account balances on June 30, 2014. Mr. Lauder is the only NEO who has deferred a portion of his compensation.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
William P. Lauder	—	—	$102,860	—	$6,381,064
Fabrizio Freda	—	—	—	—	—
Tracey T. Travis	—	—	—	—	—
John Demsey	—	—	—	—	—
Cedric Prouvé	—	—	—	—	—

(1)
Pursuant to their employment agreements, deferred compensation accounts of the NEOs who elect to (or were in the past required to) defer compensation are credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event more than 9%. As of June 30, 2014, the interest rate used for crediting purposes was 3.25% as compared with 120% of the applicable federal rate of 3.77%.

(2)
The "Aggregate Balance at Last FYE" for Mr. Lauder includes: salary deferrals from fiscal 2003 through fiscal 2011 as reported in the Summary Compensation Table contained in prior proxy statements in the amount of $3,894,000, and interest thereon of $1,332,466; and the deferral of 50% of his fiscal 2003 bonus as reported in the Summary Compensation Tables contained in prior proxy statements in the amount of $763,500, and interest thereon of $493,938.

Potential Payments upon Termination of Employment or Change of Control

Events of Termination under the Employment Agreements

        We have entered into employment agreements with each of our Named Executive Officers. See "Employment Agreements" above. These agreements provide for certain payments and other benefits if a Named Executive Officer's employment is terminated under circumstances specified in his or her employment agreement, including after a "change of control" (as defined below) of our Company. The descriptions below of the termination provisions of the employment agreements are based on the employment agreements as in effect on June 30, 2014.

        Termination of Employment Upon Permanent Disability. We may terminate a Named Executive Officer's employment at any time by reason of a "permanent disability" (as defined below), in which event the executive will be entitled to receive:

  •
  any accrued but unpaid salary and other amounts to which the executive is otherwise entitled prior to the date of termination;

  •
  bonus compensation earned but not paid that relates to any Contract Year (as defined below) ended prior to the date of termination;

  •
  unpaid bonus compensation otherwise payable for the Contract Year in which such disability occurred pro-rated to the date of termination;

  •
  base salary in effect at the time of termination (less disability payments) for a period of one year from the date of termination (the "Disability Continuation Period"); and

  •
  reimbursement for financial counseling services in the amount of $5,000 for a period of one year from the date of termination.

        In addition, the executive will be entitled to continue to participate, to the extent permitted by applicable law and the applicable plan, in our health care, life insurance, and accidental death and dismemberment insurance benefit plans during the Disability Continuation Period (disregarding any required delay in payments pursuant to Section 409A of the Internal Revenue Code ("Section 409A")). Since continued participation in the 401(k) Savings Plan and the RGA Plan is not permitted under law during the Disability Continuation Period, the executive will be entitled to receive cash payments equivalent in value to the executive's continued participation in all qualified and non-qualified pension plans and the maximum matching contribution allowable under the 401(k) Savings Plan (the "Pension Replacement Payment") during the Disability Continuation Period. See "Effect of Certain Tax Regulations on Payments" below.

        For purposes of the employment agreements, "Contract Year" means the twelve-month period beginning July 1 during the term of the employment agreement. "Permanent Disability" means a disability as defined under our applicable insurance policy, or, in the absence of an applicable policy, a physical or mental disability or incapacity that prevents the executive from discharging responsibilities under his or her employment agreement for a period of six consecutive months or an aggregate of six months out of any twelve-month period.

        Termination of Employment Upon Death. In the event of an executive officer's death during the term of employment, the executive's beneficiary or legal representative will be entitled to receive:

  •
  any accrued but unpaid salary and other amounts to which the executive otherwise was entitled prior to the date of death;

  •
  bonus compensation earned but not paid that relates to any Contract Year ended prior to death;

  •
  unpaid bonus compensation otherwise payable for the Contract Year in which the death occurred pro-rated to the date of death;

  •
  reimbursement for financial counseling services in the amount of $5,000 for a period of one year from the date of death; and

  •
  base salary in effect at the time of death for a period of one year from the date of death.

        Termination of Employment Other than for Cause, Death, or Disability; Termination for Material Breach. We may terminate the executive's employment for any reason (other than for "cause" as defined in the employment agreement) upon 90 days' prior written notice. In the event of our termination of the executive's employment (other than for cause, disability, or death) or a termination by the executive for an uncured "material breach" (as defined below), the executive will be entitled to:

  •
  any accrued but unpaid salary and other amounts to which the executive is otherwise entitled prior to the date of termination;

  •
  bonus compensation earned but not paid that relates to any Contract Year ended prior to the date of termination;

  •
  unpaid bonus compensation otherwise payable for the Contract Year in which termination occurred pro-rated to the date of termination;

  •
  base salary in effect at the time of termination for a period ending on a date two years from the date of termination;

  •
  bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to the executive under the EAIP during the past two completed fiscal years;

  •
  reimbursement for financial counseling services in the amount of $10,000 for a period of two years from the date of termination; and

  •
  participation, for a period ending on a date two years from the date of termination, to the extent permitted by applicable law, in our benefit plans and receipt of cash payments equivalent in value to his Pension Replacement Payment during such period.

        For purposes of the agreements, "material breach" is a material reduction in the executive's authority, functions, duties, or responsibilities, a material reduction in the executive's target compensation (unless such reduction is similar to other officers and/or employees generally), or our failure to pay any award to which the executive is entitled under his or her employment agreement.

        Termination of Employment Following a Change of Control. In the event the executive terminates employment for "good reason" (as defined below) within two years of a "change of control" (as defined below) of our Company, the executive is entitled to receive payments and benefits as if employment were terminated by us without cause. In the event of a termination by us, or by the executive for good reason, after a change of control, the executive will also be entitled to reimbursement for outside legal counsel up to $20,000.

        For purposes of the agreements, "good reason" means that the executive is assigned duties that are materially inconsistent with his or her position, the executive's position is materially diminished, we breach the compensation arrangements of the employment agreement (and fail to timely cure the breach), the executive is required to relocate to any location more than 50 miles from the location at which the executive performed his or her services prior to the change of control, or we fail to have any successor company assume the executive's employment agreement.

        For purposes of the employment agreements, a "change of control" is deemed to have occurred upon any of the following events:

  •
  during any period of two consecutive years, the individuals who at the beginning of such period constituted our board of directors or any individuals who would be "continuing directors" (as defined below) cease for any reason to constitute a majority of the board of directors;

  •
  our Class A Common Stock ceases to be publicly traded;

  •
  our board of directors approves any merger, exchange, consolidation, or similar business combination or reorganization, the consummation of which would result in the occurrence of an event described in the bullet points above, and such transaction is consummated;

  •
  our board of directors approves a sale of all or substantially all of our assets, and such transaction is consummated; or

  •
  a change of control of a nature that would be required to be reported under the SEC's proxy rules.

        However, changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities would not, by themselves, constitute a change of control, and any spin-off of one of our divisions or subsidiaries to our stockholders would not constitute a change of control.

        "Continuing directors" mean the directors in office on the effective date of the executive officer's employment agreement and any successor to those directors and any additional director who was nominated or selected by a majority of the continuing directors in office at the time of his/her nomination or selection.

        Termination for Cause. In the case of termination by us for "cause" (as defined below), the executive will be entitled to receive accrued but unpaid salary and any benefit under our employee benefit programs and plans as determined under such programs and plans upon and as of such termination.

        For purpose of the agreements, "cause" means that the executive has engaged in any of a list of specified activities, including material breach of, or willful refusal to perform duties under the agreements (other than because of disability or death), failure to follow a lawful directive of the Chief Executive Officer (or Executive Chairman) or the Board of Directors that is within the scope of the executive's duties, willful misconduct unrelated to us that could reasonably be anticipated to have a material adverse effect on us, gross negligence that could reasonably be anticipated to have a material adverse effect on us, violation of our Code of Conduct, drug or alcohol abuse that materially affects performance, or conviction of, entry of a guilty plea or no contest for, a felony.

        Voluntary Termination. The executive may terminate employment for any reason at any time upon 90 days' prior written notice, in which event we will have no further obligations after termination other than to pay the executive's accrued but unpaid salary, bonus compensation, if any, earned but not paid that relates to any Contract Year ended prior to the date of termination, and benefits under our employee benefit plans and programs as determined by such plans and programs upon and as of such termination.

Condition Precedent to Receipt of Payments upon Termination

        The employment agreements require, as a precondition to the receipt of the payments described above, that the Named Executive Officer execute a general release of claims against us and our subsidiaries and affiliates. The release does not apply to rights that the executive may otherwise have to any payment of benefit provided for in the executive's employment agreement or any vested benefit the executive may have in any of our benefit plans. The agreements also include provisions relating to nondisclosure of our confidential information and non-competition with us.

Modification of Severance Payments and Benefits

        The employment agreements provide that changes to severance payments and benefits may be made by the Compensation Committee (or the Subcommittee for changes related to matters under its authority), except at such time the Company is contemplating one or more transactions that will result in a Change of Control or after a Change of Control. Moreover, any changes made to severance payments or benefits without the consent of the executive will not be effective until two years after such change is approved by the Compensation Committee or Subcommittee.

Effect of Certain Tax Regulations on Payments

        Effect of Excise Tax on Parachute Payments. Under the employment agreements of the Named Executive Officers, if any amount or benefit paid under their respective agreements, taken together with any amounts or benefits otherwise paid to the executive by us or any of our affiliated companies, are parachute payments subject to excise tax under Section 4999 of the Internal Revenue Code, the executive may elect to pay the excise tax on such payments or scale back the amounts paid to the executive (but not below zero) to the extent necessary to eliminate the excise tax.

        Effect of Section 409A on Timing of Payments. Under the employment agreements, any amounts that are not exempt from Section 409A will be subject to the required six-month delay in payment after termination of service provided that the executive is a "specified employee" for purposes of Section 409A at the time of termination of service. Amounts that otherwise would have been paid during this six-month delay will be paid in a lump sum on the first day after such period expires.

Effect of Termination on Outstanding Awards under Equity Plans

        Under our Amended and Restated Fiscal 2002 Share Incentive Plan, executives may be awarded stock options, stock appreciation rights, stock awards, RSUs, PSUs, or MSUs.

        The exercise of stock options or stock appreciation rights after termination of employment and the payment of RSUs or PSUs are subject to the executive neither competing with, nor taking employment nor rendering service to one of our competitors, nor conducting himself or herself in a manner adversely affecting us.

        Permanent Disability. Upon the executive's total and permanent disability (as determined under our long-term disability program), stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of one year after the last day of salary continuation or the expiration of the option term, subject to the non-competition and good conduct provisions of the executive's employment agreement. RSUs will vest pro rata for the number of full months the executive was employed or receiving salary continuation payments during the applicable vesting period and will be paid in accordance with the award's vesting schedule. The executive will be entitled to a pro rata payment of PSUs for the number of full months the executive was employed or receiving salary continuation payments during the award period, with the payment to be made at the same time payments for the award period are paid to active executives. If the executive is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions relating to "permanent disability."

        Termination of Employment Upon Death. Upon the executive's death, stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of one year after death or the expiration of the option term. For stock options granted before 2007, the ability to exercise one year after death is not limited by the option term. RSUs will vest pro rata for the number of full months the executive was employed or was receiving salary continuation payments during the applicable period. The executive will also be entitled to a pro rata payment of PSUs for the number of full months the executive was employed or receiving salary continuation payments during the award period. RSUs and PSUs will be paid as soon as practicable after the executive's death. If the executive is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions relating to death.

        Termination of Employment Upon Retirement. Upon an executive's meeting the eligibility conditions for retirement under the terms of our RGA Plan, stock options that are not yet exercisable become immediately exercisable and may be exercised until the end of the option term. RSUs will continue to vest and be paid in accordance with the vesting schedule, except for the RSUs granted to Mr. Demsey and Mr. Prouvé in November 2012 (which are not eligible for continued vesting and therefore would be forfeited). In order to be retirement eligible, the executive must be at least 55 years old and have been employed by the Company for approximately ten years. The executive will be entitled to payment of PSUs as if the executive had been employed throughout the entire award period, with payment to be made at the same time such awards are paid to active executives. As of June 30, 2014, Mr. Demsey was the only NEO who was retirement eligible.

        Termination of Employment by Us Other than for Cause, Death, or Disability. Upon termination of an executive's employment by us without "cause" (as defined in the Amended and Restated Fiscal 2002 Share Incentive Plan), stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of one year after the last day of salary continuation or the end of the option term, subject to the non-competition and good conduct provisions of the executive's employment agreement. For Mr. Freda, upon termination of employment by us without "cause" (as defined in the Option Award Agreement), stock options will be exercisable until the close of business on the date of the tenth anniversary of the award date. RSUs will vest pro rata for the number of full months receiving salary continuation payments during the vesting period of the award and be paid in accordance with the vesting schedule. PSUs are forfeited if such termination occurs before the end of the first year of the award period. However, if termination occurs after the end of the first year of the award period, the executive will be entitled to a pro rata payout for the number of full months the executive was receiving salary continuation payments during the award period, with the payment to be made at the same time such awards are paid to active executives. If the executive is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions described in this paragraph.

        Voluntary Termination; Termination of Employment for Cause. For executives who are not retirement eligible, upon termination of employment by the executive without cause, stock options that are exercisable may be exercised until the earlier of one year after termination or the end of the option term. Stock options not yet exercisable as of the termination date are forfeited. Upon termination of employment by the executive or termination of employment for cause during the applicable employment period, RSUs and PSUs are forfeited.

        Effect of Change in Control. Upon a "change in control" (as defined in the Amended and Restated Fiscal 2002 Share Incentive Plan), the Subcommittee, which administers the plan, may accelerate the exercisability or vesting of stock options granted prior to fiscal 2011. Each RSU will vest and become payable in shares as soon as practicable, but not later than two weeks after the change of control. Each PSU will become payable in shares equal to the target award amount as soon as practicable but not later than two weeks after the change of control. If the executive is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions described in this paragraph. Beginning in fiscal 2011, if stock options are assumed by an acquirer, then exercisability will be accelerated after a change in control if the executive is terminated without "cause" or the executive terminates for "good reason." Similarly, if RSUs are assumed by the acquirer, vesting will be accelerated after a change in control if the executive is terminated without "cause" or the executive terminates for "good reason." PSUs in respect of the performance period that has not ended will become payable after a change in control in shares equal to the greater of the target award or what the payout would be based on performance as if the performance period ended on the date of the change in control.

        Effect of Section 409A on Equity Awards. Payment of amounts subject to Section 409A is permitted only upon certain defined events including a change of control that satisfies the definition under Section 409A and related regulations. In September 2007, we amended the definition of "change of control" in the Amended and Restated Fiscal 2002 Share Incentive Plan to comply with Section 409A. In addition, if any payment under any equity award is subject to Section 409A, the required six-month delay after termination of service will apply to that payment.

Potential Payments in the Event of Termination at the End of Our Last Fiscal Year

        The following tables describe potential payments and other benefits that would have been received or receivable by each Named Executive Officer or such officer's estate under the officer's employment agreement or related plans and agreements if employment had been terminated under various circumstances on June 30, 2014, the last day of our most recent fiscal year. For equity awards, we used the closing stock price on June 30, 2014, the last trading day of our most recent fiscal year.

        The following assumptions and general principles apply with respect to the following tables:

  •
  The tables reflect estimates of amounts that would be paid to the Named Executive Officer upon the occurrence of a termination. The actual amounts to be paid to a Named Executive Officer can only be determined at the time of the actual termination.

  •
  A Named Executive Officer is entitled to receive amounts earned during the term of employment regardless of the manner in which the Named Executive Officer's employment is terminated. These amounts include accrued but unpaid salary and bonus compensation earned but not paid that relate to any Contract Year ended prior to termination, and in all circumstances but termination for cause, unpaid bonus compensation otherwise payable for the Contract Year in which termination occurred pro-rated to the date of termination. These amounts are not shown in the tables.

  •
  The amounts of equity-based awards reflect unvested awards as of the date of the termination event or change of control for which vesting continues post termination or change of control or is accelerated as a result of the event. All such awards held by the Named Executive Officers at June 30, 2014 that would have become vested and/or exercisable upon a terminating event are shown at a value using the closing stock price on June 30, 2014 of $74.26. The value of PSUs was computed at target in the event of death and at maximum in the event of all other applicable termination events.

  •
  A Named Executive Officer will be entitled to receive all amounts accrued and vested under our 401(k) Savings Plan, the RGA Plan, the Restoration Plan, and any other pension plans and deferred compensation plans in which the Named Executive Officer participates. These amounts will be determined and paid in accordance with the applicable plans and are not included in the tables because they are not termination payments.

  •
  The change in control provisions for stock options and RSUs made under the Amended and Restated Fiscal 2002 Share Incentive Plan provide for "double trigger" payment events (i.e. payment is triggered as a result of a change of control and the executive's discontinued employment). Based upon the unvested stock options and RSUs held by each of the Named Executive Officers as of June 30, 2014, if a change of control had occurred on that date, and such Named Executive Officer's employment had been discontinued, other than voluntarily by such person, the Named Executive Officers would have been entitled to the following amounts: Mr. Lauder $3,323,334; Mr. Freda $17,286,161; Ms. Travis $4,044,081; Mr. Demsey $7,354,628; and Mr. Prouvé $5,442,167. The change in control provisions for PSUs and the MSU made under the Amended and Restated Fiscal 2002 Share Incentive Plan provide for "single trigger" payment events (i.e. payment is triggered as a result of the change of control itself, regardless of the executive's continued employment). Based upon the unvested PSUs and MSU with a "single trigger" held by each of the Named Executive Officers as of June 30, 2014, if a change of control had occurred on that date, the Named Executive Officers would have been entitled to the following amounts: Mr. Lauder $4,048,256; Mr. Freda $41,096,572; Ms. Travis $2,962,174; Mr. Demsey $6,624,171; and Mr. Prouvé $5,594,676.

	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause or by Executive for Material Breach ($)	Termination without Cause or for Good Reason After Change of Control ($)
William P. Lauder
Base Salary	$0	$0	$1,500,000	$1,500,000	$3,000,000	$3,000,000
Bonus	0	0	0	0	1,689,150	1,689,150
Options	0	0	1,350,159	1,350,159	1,350,159	1,350,159
PSUs	0	0	2,389,840	3,584,798	4,048,256	4,048,256
RSUs	0	0	1,494,467	1,494,467	1,875,604	1,973,174
Continued Health Care Benefits(1)	0	0	0	29,478	58,956	58,956
Continued Participation in Pension and Retirement Plans(2)	0	0	0	87,354	260,118	260,118
Other Benefits and Perquisites(3)	0	0	5,000	36,798	73,596	93,596
Reduction to Eliminate Excise Tax	0	0	0	0	0	0

Total	$0	$0	$6,739,467	$8,083,055	$12,355,840	$12,473,410

Fabrizio Freda
Base Salary	$0	$0	$1,750,000	$1,750,000	$3,500,000	$3,500,000
Bonus	0	0	0	0	2,182,463	2,182,463
Options	0	0	3,996,186	3,996,186	3,996,186	3,996,186
PSUs	0	0	9,376,531	12,932,571	15,629,034	16,568,572
RSUs	0	0	8,555,438	8,555,438	11,395,707	13,289,976
MSU	0	0	24,528,000	24,528,000	24,528,000	24,528,000
Continued Health Care Benefits(1)	0	0	0	29,478	58,956	58,956
Continued Participation in Pension and Retirement Plans(2)	0	0	0	485,000	970,000	970,000
Other Benefits and Perquisites(3)	0	0	5,000	53,935	107,870	127,870
Reduction to Eliminate Excise Tax	0	0	0	0	0	0

Total	$0	$0	$48,211,154	$52,330,607	$62,368,215	$65,222,021

	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause or by Executive for Material Breach ($)	Termination without Cause or for Good Reason After Change of Control ($)
Tracey T. Travis
Base Salary	$0	$0	$825,000	$825,000	$1,650,000	$1,650,000
Bonus	0	0	0	0	505,950	505,950
Options	0	0	1,368,968	1,368,968	1,368,968	1,368,968
PSUs	0	0	1,316,488	1,974,783	2,962,174	2,962,174
RSUs	0	0	1,468,327	1,468,327	2,393,522	2,675,113
Continued Health Care Benefits(1)	0	0	0	17,057	34,115	34,115
Continued Participation in Pension and Retirement Plans(2)	0	0	0	37,473	90,648	90,648
Other Benefits and Perquisites(3)	0	0	5,000	25,844	51,688	71,688
Reduction to Eliminate Excise Tax	0	0	0	0	0	0

Total	$0	$0	$4,983,783	$5,717,452	$9,057,065	$9,358,656

John Demsey
Base Salary	$0	$0	$1,000,000	$1,000,000	$2,000,000	$2,000,000
Bonus	0	0	0	0	1,544,838	1,544,838
Options	2,162,398	2,162,398	2,162,398	2,162,398	2,162,398	2,162,398
PSUs	6,624,171	6,624,171	6,624,171	6,624,171	6,624,171	6,624,171
RSUs	3,165,610	3,165,610	5,192,229	5,192,229	5,192,229	5,192,229
Continued Health Care Benefits(1)	0	0	0	22,472	44,944	44,944
Continued Participation in Pension and Retirement Plans(2)	0	0	0	61,859	202,224	202,224
Other Benefits and Perquisites(3)	0	0	5,000	32,500	65,000	85,000
Reduction to Eliminate Excise Tax	0	0	0	0	0	0

Total	$11,952,180	$11,952,180	$14,983,798	$15,095,629	$17,835,804	$17,855,804

Cedric Prouvé
Base Salary	$0	$0	$1,000,000	$1,000,000	$2,000,000	$2,000,000
Bonus	0	0	0	0	1,267,863	1,267,863
Options	0	0	1,879,366	1,879,366	1,879,366	1,879,366
PSUs	0	0	3,309,644	4,964,529	5,594,676	5,594,676
RSUs	0	0	2,716,349	2,716,349	3,430,141	3,562,801
Continued Health Care Benefits(1)	0	0	0	28,464	56,928	56,928
Continued Participation in Pension and Retirement Plans(2)	0	0	0	62,261	189,297	189,297
Other Benefits and Perquisites(3)	0	0	5,000	62,390	124,780	144,780
Reduction to Eliminate Excise Tax	0	0	0	0	0	0

Total	$0	$0	$8,910,359	$10,713,359	$14,543,050	$14,695,710

(1)
Includes payments under the medical, health, and accident and disability plans and programs maintained by the Company from time to time for senior executives at a level commensurate with the executive officer's position.

(2)
Represents cash equivalent of continued participation in the RGA Plan and the Restoration Plan and maximum match for 401(k) Savings Plan for one year, in the case of disability, and two years, in the case of termination without cause, termination for material breach, or good reason.

(3)
Includes executive term life insurance premiums and auto allowance in all events other than termination for cause and death and reimbursement for financial consulting services in all events other than termination for cause; also includes up to $20,000 in legal fees upon termination for good reason after a change of control.

 Audit Committee Report

        The Audit Committee of the Board of Directors, consisting solely of "independent directors" as defined by the Board and consistent with the rules of the New York Stock Exchange, has:

1.
reviewed and discussed the Company's audited financial statements for the fiscal year ended June 30, 2014 with management;

2.
discussed with KPMG LLP the matters required by PCAOB Auditing Standard No. 16; and

3.
received the written disclosures and letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Audit Committee concerning independence, and has discussed KPMG LLP's independence with representatives of KPMG LLP.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2014 be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014 filed with the Securities and Exchange Commission.

    Audit Committee
    Irvine O. Hockaday, Jr. (Chair)
    Paul J. Fribourg
    Mellody Hobson
    Richard F. Zannino

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Item 2)

        As set forth in its charter, the Audit Committee of the Board of Directors has sole authority to appoint, retain, or terminate the Company's independent auditors and to approve the compensation for the independent auditors. The Audit Committee has appointed the firm of KPMG LLP, a registered public accounting firm, to serve as independent auditors of the Company for the fiscal year ending June 30, 2015, subject to ratification of this appointment by the stockholders of the Company. KPMG LLP was first appointed in April 2002. KPMG LLP audited the Company's financial statements as of, and for the year ended, June 30 of each year since the initial appointment. KPMG LLP also audited the effectiveness of internal control over financial reporting as of June 30, 2014 and provided an opinion thereon.

        The Audit Committee and management consider KPMG LLP to be well qualified, and believe that the continued retention of KPMG LLP is in the best interest of the Company and its stockholders. The firm has advised the Company that neither it nor any of its members has any direct or material indirect financial interest in the Company.

        For the fiscal years ended June 30, 2014 and 2013, the Company paid (or will pay) the following fees to KPMG LLP (and its affiliates) for services rendered during the year or for the audit in respect of those years:

Fee Type	Fiscal 2014	Fiscal 2013
	(in thousands)
Audit Fees(1)	$6,496	$6,599
Audit-Related Fees(2)	191	351
Tax Fees(3)	2,139	1,414
All Other Fees	—	—

Total	$8,826	$8,364

    (1)
    Fees paid for professional services rendered in connection with the audit of the annual financial statements and the effectiveness of internal control over financial reporting and related opinions, statutory audits of international subsidiaries, consents for registration statements, and review of the quarterly financial statements for each fiscal year.

    (2)
    Represents fees paid for professional services rendered in connection with the audits of certain Company employee benefit plans and other audit-related services.

    (3)
    Represents fees paid for tax compliance services, tax planning, and related tax services.

        The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining auditor independence. In 2002, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by KPMG LLP. The policy requires that all services KPMG LLP may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Chair of the Audit Committee may approve certain permitted non-audit services in between Committee meetings, which services are subsequently reported to and approved by the Committee. In addition, for particular permitted services, the Chief Financial Officer may approve the engagement of KPMG LLP provided such engagements will amount to fees of less than an aggregate of $50,000 per fiscal quarter and such engagement is reported to the Chair of the Committee and reported to and ratified by the Committee at its next meeting. All audit and non-audit services described herein were approved pursuant to this policy for fiscal 2014, and none of the services were approved by the Audit Committee pursuant to a waiver of pre-approval, as contemplated by Regulation S-X Rule 2-01(c)(7)(i)(C).

        One or more representatives of KPMG LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

        Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting in person or by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the appointment.

        The Board recommends a vote FOR the proposal to ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending June 30, 2015. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
(Item 3)

        As we discussed in the "Compensation Discussion and Analysis" above, the Board believes that the Company's compensation program for executive officers is designed to attract and retain high quality people and to motivate them to achieve both our long-term and short-term goals. Our overall goals are to continue sustainable growth of net sales and profitability on an annual and long-term basis.

        As required by Section 14A of the Securities Exchange Act of 1934, this proposal, commonly referred to as the "say-on-pay" resolution, seeks a stockholder advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

        "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narratives."

        Because this is an advisory vote, it will not be binding upon the Board. However, the Compensation Committee and Stock Plan Subcommittee value the opinions expressed by stockholders. The Company currently intends to hold an advisory vote to approve executive compensation annually, consistent with the advisory vote of the stockholders at the Company's 2011 Annual Meeting of Stockholders.

        The Board recommends a vote FOR the proposed resolution. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

 Proxy Procedure and Expenses of Solicitation

        The Company will hold the votes of all stockholders in confidence from the Company, its directors, officers and employees, except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

        All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

        Solicitation may be undertaken by mail, telephone, electronic means, and personal contact by directors, officers, and employees of the Company without additional compensation.

Stockholder Proposals and Director Nominations for the 2015 Annual Meeting

        If a stockholder intends to present a proposal for action at the 2015 Annual Meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company by June 2, 2015. Such proposal also must meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

        The Company's bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors, outside the process of Rule 14a-8. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the bylaws. To be timely for the 2015 Annual Meeting, the notice must be received by the Company on any date beginning no earlier than July 2, 2015 and ending on August 1, 2015. If the chairman at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination. In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2015 Annual Meeting and the proposal fails to comply with the advance notice procedure prescribed by the bylaws, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

        Proposals and nominations should be addressed to Spencer G. Smul, Senior Vice President, Deputy General Counsel and Secretary, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153.

 Other Information

        Management of the Company does not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, proxies will be voted in accordance with the discretion of the proxy holders.

SPENCER G. SMUL Senior Vice President, Deputy General Counsel and Secretary New York, New York September 24, 2014

        The Annual Report to Stockholders of the Company for the fiscal year ended June 30, 2014, which includes financial statements, is available, together with this Proxy Statement, at www.envisionreports.com/EL. The Annual Report does not form any part of the material for the solicitations of proxies.

Annex A – Reconciliation of Non-GAAP Financial Measures

        In the "Proxy Statement Summary" and in the "Compensation Discussion and Analysis," the Company presents certain non-GAAP financial information. We use these non-GAAP financial measures, among other financial measures, to evaluate our operating performance; these measures represent the manner in which we conduct and view our business. Management believes that excluding certain items that are not comparable from period to period helps investors and others compare operating performance between periods. While we consider these non-GAAP measures useful in analyzing our results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP.

        The following table presents Net Sales, Operating Margin, and Diluted EPS adjusted to exclude the impact of accelerated orders associated with the July 2014 SMI rollout, the Venezuela fiscal 2014 remeasurement charge, returns and charges (adjustments) associated with restructuring activities, and the fiscal 2013 interest expense on debt extinguishment. The table below provides reconciliations between these non-GAAP financial measures and the most directly comparable U.S. GAAP measures.

Financial Metric	Fiscal 2014	Fiscal 2013	Change over Prior Year	Fiscal 2011	3-Year Compound Annual Growth Rate (or Basis Point Improvement)	Fiscal 2009	5-Year Compound Annual Growth Rate (or Basis Point Improvement)
	($ in millions, except per share data)

Net Sales as reported	$10,968.8	$10,181.7	7.7%	$8,810.0	7.6%	$7,323.8	8.4%
Accelerated orders associated with SMI rollout	(178.3)	—		—		—
Returns (adjustments) associated with restructuring activities	(0.1)	1.5		4.6		8.1

Net Sales as adjusted	$10,790.4	$10,183.2	6.0%	$8,814.6	7.0%	$7,331.9	8.0%

Operating Margin as reported	16.7%	15.0%	+170bp	12.4%	+430bp	5.7%	+1,100bp
Accelerated orders associated with SMI rollout	(1.2)	—		—		—
Venezuela fiscal 2014 remeasurement charge	0.4	—		—		—
Returns (adjustments) associated with restructuring activities	(0.0)	0.2		0.7		1.3

Operating Margin as adjusted	16.1%	15.2%	+90bp	13.0%	+310bp	7.0%	+910bp

Diluted EPS as reported	$3.06	$2.58	18.6%	$1.74	20.7%	$.55	40.9%
Accelerated orders associated with SMI rollout	(.21)	—		—		—
Venezuela fiscal 2014 remeasurement charge	.10	—		—		—
Returns (adjustments) associated with restructuring activities	(.00)	.03		.10		.16
Interest expense on debt extinguishment	—	.03		—		—

Diluted EPS as adjusted	$2.95	$2.64	11.5%	$1.85	16.9%	$.71	33.0%

Certain amounts do not sum due to rounding

A-1

Recyclable

Vote by Internet • Go to www.envisionreports.com/EL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Stockholder Meeting Notice 01W4JB + + Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before November 3, 2014 to facilitate timely delivery. . IMPORTANT ANNUAL MEETING INFORMATION Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of The Estée Lauder Companies Inc. to be Held on Friday, November 14, 2014 This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement, Annual Report and other proxy materials are available at www.envisionreports.com/EL. The proxy materials for the Annual Meeting of Stockholders are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the Annual Meeting are on the reverse side. Your vote is important. HOW TO VOTE BY INTERNET This is not a proxy card. You cannot use this notice to vote your shares. We encourage you to review the proxy materials online before voting. Use the Internet to vote your shares. Have this notice in hand when you access the website. Follow the instructions below to access the electronic proxy card and vote your shares. You will need to reference the 15-digit control number located in the shaded bar above. Step 1: Go to www.envisionreports.com/EL to view the materials. Step 2: Click on “Cast Your Vote or Request Materials.” Step 3: Follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select your delivery preferences and vote. You can help the environment by consenting to receive electronic delivery of future materials. 1234 5678 9012 345 NNNNNNNNNNNN NNNNNNNNN NNNNNN C 1234567890 C O Y 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________

Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper delivery: Current and future paper delivery requests can be submitted via the Internet, telephone or email options below. Email delivery: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the 15-digit control number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.envisionreports.com/EL. Click “Cast Your Vote or Request Materials.” Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. g Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. g Email – Send email to investorvote@computershare.com with “Proxy Materials Estee Lauder” in the subject line. Include in the message your full name and address, plus the 15-digit control number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current proxy materials. You can also state your preference for email or paper delivery for future meeting materials. To facilitate timely delivery, all requests for a paper copy of the current proxy materials must be received by November 3, 2014. Meeting Location: JW Marriott Essex House New York Grand Salon 160 Central Park South New York, New York The following materials are available for you to review online: • the Company’s 2014 Proxy Statement (including all attachments thereto); • the Company’s 2014 Annual Report (which is not deemed to be part of the official proxy soliciting materials); and • any amendments to the foregoing materials that are required to be furnished to stockholders. . Stockholder Meeting Notice Dear Stockholder of The Estée Lauder Companies Inc.: The 2014 Annual Meeting of Stockholders of The Estée Lauder Companies Inc. (the “Company”) will be held at the JW Marriott Essex House New York, Grand Salon, 160 Central Park South, New York, New York, on Friday, November 14, 2014, at 10:00 a.m. (local time). Voting Items for the Annual Meeting: 1. to elect five Class III Directors to serve until the 2017 Annual Meeting of Stockholders of the Company; 2. to ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending June 30, 2015; and 3. to provide an advisory vote to approve executive compensation. The Board of Directors recommends a vote “FOR” each nominee in Item 1 and “FOR” Items 2 and 3. The Board of Directors has fixed the close of business on September 15, 2014 as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Stockholders of record as of the Record Date are cordially invited to attend the Annual Meeting. 01W4JB

Annual Meeting Proxy Card Sign and Date on Reverse Side 1 U PX + 003SSP002E 01W4GC A The Board of Directors recommends a vote “FOR” each nominee in Item 1 and “FOR” Items 2 and 3. For Against Abstain Item 2 - Ratification of appointment of KPMG LLP as independent auditors for the 2015 fiscal year 01 - Charlene Barshefsky 02 - Wei Sun Christianson Item 1 - Election of five (5) Class III Directors Nominees For Withhold IMPORTANT ANNUAL MEETING INFORMATION qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on November 13, 2014. Vote by Internet • Go to www.envisionreports.com/EL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 03 - Fabrizio Freda 04 - Jane Lauder 05 - Leonard A. Lauder Item 3 - Advisory vote to approve executive compensation This proxy, when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors and, in the discretion of the proxy holders, upon such other business as may properly come before the meeting or any adjournment thereof. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND C ON BOTH SIDES OF THIS CARD. +

. Proxy The Estée Lauder Companies Inc. Annual Meeting of Stockholders November 14, 2014, 10:00 a.m. (local time) JW Marriott Essex House New York Grand Salon 160 Central Park South New York, New York Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2014 Annual Report to Stockholders are available at: www.envisionreports.com/EL qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q THE ESTÉE LAUDER COMPANIES INC. CLASS A COMMON STOCK ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby constitutes and appoints Fabrizio Freda, Sara E. Moss and Spencer G. Smul, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of The Estée Lauder Companies Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 14, 2014, at the JW Marriott Essex House New York, Grand Salon, 160 Central Park South, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion. This section must be completed for your vote to be counted. Sign and date below. C Please sign exactly as your name appears hereon, date, and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign. Signature(s) of Stockholder(s) ____________________________________________________ Title _________________________________ Date __________________________, 2014 B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND C ON BOTH SIDES OF THIS CARD. + +

003SSP002F 01W4IB Electronic Voting Instructions Available 24 hours a day, 7 days a week If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on November 13, 2014. IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 1UP + X qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q A The Board of Directors recommends a vote “FOR” each nominee in Item 1 and “FOR” Items 2 and 3. For Against Abstain Item 2 - Ratification of appointment of KPMG LLP as independent auditors for the 2015 fiscal year For Withhold Item 3 - Advisory vote to approve executive compensation This proxy, when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors and, in the discretion of the proxy holders, upon such other business as may properly come before the meeting or any adjournment thereof. Annual Meeting Proxy Card Sign and Date on Reverse Side Item 1 - Election of five (5) Class III Directors Nominees IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND C ON BOTH SIDES OF THIS CARD. Vote by Internet • Go to www.envisionreports.com/EL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada on a touch tone telephone • Follow the instructions provided by the recorded message + 01 - Charlene Barshefsky 02 - Wei Sun Christianson 03 - Fabrizio Freda 04 - Jane Lauder 05 - Leonard A. Lauder

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proxy THE ESTÉE LAUDER COMPANIES INC. CLASS B COMMON STOCK ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby constitutes and appoints Fabrizio Freda, Sara E. Moss and Spencer G. Smul, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class B Common Stock of The Estée Lauder Companies Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 14, 2014, at the JW Marriott Essex House New York, Grand Salon, 160 Central Park South, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion. This section must be completed for your vote to be counted. Sign and date below. C Please sign exactly as your name appears hereon, date, and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign. Signature(s) of Stockholder(s) ____________________________________________________ Title _________________________________ Date __________________________, 2014 B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND C ON BOTH SIDES OF THIS CARD. + + The Estée Lauder Companies Inc. Annual Meeting of Stockholders November 14, 2014, 10:00 a.m. (local time) JW Marriott Essex House New York Grand Salon 160 Central Park South New York, New York Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2014 Annual Report to Stockholders are available at: www.envisionreports.com/EL